Exhibit 10.2

AMENDED AND RESTATED CREDIT AGREEMENT
by and among
SKYLAND GRAIN, L.L.C.,
THE GUARANTORS PARTY HERETO,
THE LENDERS PARTY HERETO
and
COBANK, ACB, as Administrative Agent, Issuing Lender and Swing Line Lender
COBANK, ACB
and
FARM CREDIT MID-AMERICA, PCA,
as Joint Lead Arrangers and Joint Bookrunners
$300,000,000.00 REVOLVING CREDIT FACILITY
$15,000,000.00 REVOLVING TERM CREDIT FACILITY
$67,000,000.00 VARIABLE RATE TERM LOAN FACILITY
$11,192,740.00 FIXED RATE TERM LOAN FACILITY
Dated as of November 1, 2024
Exhibits to the agreement below have been redacted as they are both not material and confidential.

TABLE OF CONTENTS
Page
Page
1.1    Certain Definitions    1
1.2    Construction    38
1.3    Accounting Principles    38
1.4    Rounding    39
1.5    Letter of Credit Amounts    39
1.6    Covenant Compliance Generally    39
1.7    Holidays    39
1.8    Divisions    39
II.    CREDIT FACILITIES    40
2.1    Revolving Credit Facility    40
2.2    Seasonal Term Loans    43
2.3    Swing Line Loans    45
2.4    Revolving Term Credit Facility    49
2.5    Variable Rate Term Loan    50
2.6    Fixed Rate Term Loan    50
2.7    Interest Rate Provisions    51
2.8    Interest Periods    52
2.9    Making of Loans    53
2.10    Fees    54
2.11    Notes    54
2.12    Letter of Credit Subfacility    55
2.13    Payments    61
2.14    Interest Payment Dates    61
2.15    Voluntary Prepayments and Reduction of Commitments    61
2.16    Mandatory Prepayments    63
2.17    Sharing of Payments by Lenders    65
2.18    Defaulting Lenders    66
2.19    Cash Collateral    68
III.    INCREASED COSTS; TAXES; ILLEGALITY; INDEMNITY    69
3.1    Increased Costs    69
3.2    Taxes    70
3.3    Illegality    73
3.4    Inability to Determine Rate; Cost; Interest After Default    74
3.5    Indemnity    75
3.6    Mitigation Obligations; Replacement of Lenders    75
3.7    Benchmark Replacement Setting    76
3.8    Survival    77
IV.    CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT    77
4.1    First Loans and Letters of Credit    77
4.2    Each Loan or Letter of Credit    81
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V.    REPRESENTATIONS AND WARRANTIES    81
5.1    Organization and Qualification    81
5.2    Compliance With Laws    81
5.3    Title to Properties    82
5.4    Investment Company Act    82
5.5    Event of Default    82
5.6    Subsidiaries and Owners    82
5.7    Power and Authority; Validity and Binding Effect    82
5.8    No Conflict; Material Agreements; Consents    82
5.9    Litigation    83
5.10    Financial Statements    83
5.11    Margin Stock    84
5.12    Full Disclosure    84
5.13    Taxes    84
5.14    Intellectual Property; Other Rights    84
5.15    Liens in the Collateral    85
5.16    Insurance    85
5.17    Employee Benefits Compliance    85
5.18    Environmental Matters    86
5.19    Solvency    87
5.20    Qualified ECP Guarantor    87
5.21    Transactions with Affiliates    87
5.22    Labor Matters    87
5.23    Anti-Corruption; Anti-Terrorism and Sanctions    87
5.24    Material Owned Property and Material Leased Property    88
VI.    AFFIRMATIVE COVENANTS    88
6.1    Reporting Requirements    88
6.2    Preservation of Existence, Etc    91
6.3    [RESERVED]    91
6.4    Payment of Liabilities, Including Taxes, Etc    91
6.5    Maintenance of Insurance    91
6.6    Maintenance of Properties and Leases    92
6.7    Visitation Rights    92
6.8    Keeping of Records and Books of Account    92
6.9    Compliance with Laws    92
6.10    Further Assurances    93
6.11    Farm Credit Equity and Securities    94
6.12    Use of Proceeds    95
6.13    Updates to Schedules and Annexes    96
6.14    Material Agreements    96
6.15    Benefit Plan Compliance    96
6.16    Post-Closing Deliverables.    96
VII.    NEGATIVE COVENANTS    96
7.1    Indebtedness    96
7.2    Liens    98

7.3    Affiliate Transactions    98
7.4    Contingent Obligations    98
7.5    Loans and Investments    98
7.6    Dividends and Related Distributions    99
7.7    Liquidations, Mergers, Consolidations, Acquisitions    100
7.8    Dispositions of Assets    100
7.9    Use of Proceeds    101
7.10    Subsidiaries, Partnerships and Joint Ventures    101
7.11    Continuation of or Change in Business    101
7.12    Fiscal Year    102
7.13    Issuance of Equity Interests    102
7.14    Changes in Organizational Documents    102
7.15    Negative Pledges; Other Inconsistent Agreements    102
7.16    Material Agreements; Payments on other Indebtedness    102
7.17    Employee Plans    103
7.18    Management Fees    103
7.19    Capital Expenditures    103
7.20    Anti-Corruption; Anti-Terrorism; Sanctions    103
VIII.    FINANCIAL COVENANTS    104
8.1    Minimum Debt Service Coverage Ratio    104
8.2    Minimum Working Capital    104
8.3    Minimum Consolidated Net Worth    104
IX.    EVENTS OF DEFAULT    104
9.1    Events of Default    104
9.2    Consequences of Event of Default    106
X.    THE ADMINISTRATIVE AGENT    109
10.1    Appointment and Authority    109
10.2    Rights as a Lender    109
10.3    No Fiduciary Duty    109
10.4    Exculpation    109
10.5    Reliance by the Administrative Agent    110
10.6    Delegation of Duties    110
10.7    Filing Proofs of Claim    110
10.8    Resignation of the Administrative Agent    111
10.9    Resignation of Swing Line Lender or Issuing Lender    112
10.10    Non-Reliance on the Administrative Agent, Arranger and Other Lenders    113
10.11    Enforcement    113
10.12    No Other Duties, etc    113
10.13    Authorization to Release Collateral and Loan Parties    114
10.14    Compliance with Flood Laws    114
10.15    No Reliance on the Administrative Agent's Customer Identification Program    114
10.16    Affiliates as Secured Parties    115
10.17    Certain ERISA Matters    115

10.18    Rate Disclaimer    116
XI.    MISCELLANEOUS    116
11.1    Modifications, Amendments or Waivers    116
11.2    No Implied Waivers; Cumulative Remedies    118
11.3    Expenses; Indemnity; Damage Waiver    119
11.4    Notices; Effectiveness; Electronic Communication    120
11.5    Severability    121
11.6    Duration; Survival    122
11.7    Successors and Assigns    122
11.8    Confidentiality    126
11.9    Counterparts; Integration; Effectiveness    127
11.10    Choice of Law; Submission to Jurisdiction; Waiver of Venue; Service of Process; Waiver of Jury Trial    128
11.11    USA Patriot Act Notice    129
11.12    Payments Set Aside    129
11.13    Secured Bank Products and Secured Hedge Agreements    130
11.14    Interest Rate Limitation    130
11.15    [RESERVED]    130
11.16    Keepwell    130
11.17    No Advisory or Fiduciary Responsibility    131
11.18    Recovery of Erroneous Payments    131
11.19    Acknowledgment and Consent to Bail-In of Affected Financial Institutions 131
XII.    GUARANTY    132
12.1    Guaranty    132
12.2    Payment    132
12.3    Absolute Rights and Obligations    133
12.4    Maximum Liability    135
12.5    Contribution Agreement    136
12.6    Currency and Funds of Payment    136
12.7    Subordination    136
12.8    Enforcement    137
12.9    Set-Off and Waiver    137
12.10    Waiver of Notice; Subrogation    137
12.11    No Stay    138
12.12    Additional Guarantors    138
12.13    Reliance    138
12.14    Receipt of Credit Agreement, Other Loan Documents, Benefits    139
12.15    Joinder    139

LIST OF SCHEDULES AND EXHIBITS
SCHEDULES
SCHEDULE 1.1(B)    -    COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES
SCHEDULE 1.1(P)    -    EXISTING LIENS
SCHEDULE 2.5    -    VARIABLE RATE TERM LOAN AMORTIZATION
SCHEDULE 2.6    -    FIXED RATE TERM LOANS
SCHEDULE 5.1    -    QUALIFICATIONS TO DO BUSINESS AND JURISDICTION OF ORGANIZATION
SCHEDULE 5.6    -    SUBSIDIARIES
SCHEDULE 5.18    -    ENVIRONMENTAL DISCLOSURES
SCHEDULE 5.21    -    TRANSACTIONS WITH AFFILIATES
SCHEDULE 5.24    -    MATERIAL OWNED PROPERTY AND MATERIAL LEASED PROPERTY
SCHEDULE 6.16    -    POST-CLOSING DELIVERABLES
SCHEDULE 7.1    -    EXISTING INDEBTEDNESS
SCHEDULE 7.5    -    EXISTING INVESTMENTS
SCHEDULE 11.7    -    VOTING PARTICIPANTS

EXHIBITS
EXHIBIT A    -    ASSIGNMENT AND ASSUMPTION
EXHIBIT B    -    COMPLIANCE CERTIFICATE
EXHIBIT C    -    GUARANTOR JOINDER
EXHIBIT D    -    LOAN REQUEST
EXHIBIT E    -    PERFECTION AND DILIGENCE CERTIFICATE
EXHIBIT F-1    -    REVOLVING/REVOLVING TERM NOTE
EXHIBIT F-2    -    SWING LINE NOTE
EXHIBIT F-3    -    FIXED RATE TERM/SEASONAL TERM/VARIABLE RATE TERM LOAN NOTE
EXHIBIT G    -    SOLVENCY CERTIFICATE
EXHIBIT H    -    TAX COMPLIANCE CERTIFICATES
EXHIBIT I    -    CONVERSION OR CONTINUATION NOTICE
EXHIBIT J-1    -    NOTICE OF SEASONAL TERM LOAN BORROWING
EXHIBIT J-2    -    NOTICE OF REVOLVING FACILITY INCREASE
EXHIBIT J-3    -    REVOLVING LENDER JOINDER
EXHIBIT K    -    ENVIRONMENTAL INDEMNITY
EXHIBIT L    -    BORROWING BASE CERTIFICATE

"[***]"

Schedules and Exhibits to the agreement have been redacted as they are both not material and confidential.

v

AMENDED AND RESTATED CREDIT AGREEMENT
THIS AMENDED AND RESTATED CREDIT AGREEMENT (this "Agreement"), dated as of November 1, 2024, is entered into by and among SKYLAND GRAIN, L.L.C., a Kansas limited liability company, as Borrower (as hereinafter defined), each of the Guarantors (as hereinafter defined), the Lenders (as hereinafter defined), and COBANK, ACB, in its capacity as Administrative Agent for the Secured Parties and as the Issuing Lender and Swing Line Lender (each as hereinafter defined).
RECITALS
WHEREAS, the Borrower, the guarantors from time to time party thereto, the lenders from time to time party thereto, and CoBank, as Administrative Agent, previously entered into that certain Credit Agreement dated as of September 29, 2022 (as amended by that certain Forbearance Agreement and First Amendment to Credit Agreement dated as of September 1, 2023, that certain Second Forbearance Agreement and Second Amendment to Credit Agreement dated as of November 15, 2023, that certain Third Forbearance and Third Amendment to Credit Agreement dated as of March 19, 2024, that certain Fourth Forbearance Agreement and Fourth Amendment to Credit Agreement dated as of June 17, 2024, that certain Fifth Forbearance Agreement and Fifth Amendment to Credit Agreement dated as of September 16, 2024 and that certain Sixth Forbearance Agreement and Sixth Amendment to Credit Agreement dated as of October 11, 2024, and as may be further, modified, supplemented, increased and extended in writing from time to time prior to the Closing Date, the “Existing Credit Agreement”).
WHEREAS, the parties hereto hereby agree to amend and restate the Existing Credit Agreement to make certain amendments and modifications, all as more fully set forth herein.
WHEREAS, the Borrower has requested that the Lenders provide to the Borrower (a) commitments to fund a revolving credit facility in an aggregate principal amount at any time outstanding not to exceed $300,000,000.00 (as such aggregate commitment amount may be increased or reduced from time to time in accordance herewith), (b)  an uncommitted seasonal term credit facility in an aggregate principal amount at any time outstanding not to exceed $100,000,000.00, (c) commitments to fund a revolving term credit facility in an aggregate principal amount at any time outstanding not to exceed $15,000,000.00, (d) a term loan facility in an aggregate principal amount not to exceed $67,000,000.00, and (e) a term loan facility in an aggregate principal amount not to exceed $11,192,740.00, all as more particularly set forth in, and subject to the terms and conditions of, this Agreement. In consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto covenant and agree as follows:
I.CERTAIN DEFINITIONS
I.1Certain Definitions. In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:
"Actual Knowledge" means, with respect to any Person and any fact or matter, the earlier of actually becoming aware of the fact or matter, or receipt of written notice by, such Person, if an individual, or a responsible officer of such Person, if an entity, of such fact or matter.
"ADM" means Archer-Daniels-Midland Company, a Delaware corporation.

"ADM Interest Redemption Agreement" means that certain Interest Redemption Agreement dated as of November 1, 2024 by and among ADM, Skyland Co-op and the Borrower, as may be amended prior to the Closing Date with the prior written consent of the Administrative Agent.
"Administrative Agent" means CoBank, in its capacity as administrative agent and collateral agent under the Loan Documents.
"Administrative Questionnaire" means an administrative questionnaire in a form supplied by the Administrative Agent.
"Affected Financial Institution" means (a) any EEA Financial Institution or (b) any UK Financial Institution.
"Affiliate" means, with respect to any specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the Person specified.
"Agent Parties" has the meaning set forth in Section 11.4(d)(ii).
"Alternate Base Rate" means a rate per annum determined by the Administrative Agent on the first Business Day of each week, which shall be the Prime Rate; provided that, in no event shall the Alternate Base Rate be less than the Floor. Any change in the Alternate Base Rate due to a change in the calculation thereof shall be effective at the opening of business on the first Business Day of each week or, if determined more frequently, at the opening of business on the first Business Day immediately following the date of such determination and without necessity of notice being provided to the Borrower or any other Person.
"Alternate Base Rate Loans" means any Loan converted to and bearing interest at the Alternate Base Rate.
"Andersons Buyer" means The Andersons Inc., an Ohio corporation.
"Andersons Interest Purchase Agreement" means that certain Interest Purchase Agreement dated as of November 1, 2024 by and among the Andersons Buyer, Skyland Co-op and the Borrower, as may be amended prior to the Closing Date with the prior written consent of the Administrative Agent.
"Andersons Transaction" means the Borrower’s purchase of 25.59% of the Equity Interests of the Borrower from ADM pursuant to the ADM Interest Redemption Agreement and the Andersons Buyer’s purchase of Equity Interests of the Borrower pursuant to the Andersons Interest Purchase Agreement, immediately after which (a) the Andersons Buyer shall own 65.00% of the Equity Interests of the Borrower and (b) Skyland Co-op shall own 35.00% of the Equity Interests of the Borrower.
"Anti-Corruption Laws" means any Laws of any Governmental Authority concerning or relating to bribery or corruption.
"Anti-Terrorism Laws" means any Laws of any Governmental Authority concerning or relating to financing terrorism, "know your customer" or money laundering.

"Applicable Letter of Credit Fee Rate" means the percentage rate per annum based on the Gross Cash Flow then in effect according to the Pricing Grid below the heading "Applicable Margin for Loans under Revolving Credit Facility and Letter of Credit Fee".
"Applicable Margin" means, as applicable:
(a)the percentage spread to be added to the Daily Simple SOFR Rate applicable to Daily Simple SOFR Rate Loans based on the Gross Cash Flow then in effect according to the Pricing Grid below the heading (i) with respect to Daily Simple SOFR Rate Loans that are Revolving Facility Loans, "Applicable Margin for Loans under Revolving Credit Facility and Letter of Credit Fee", (ii) with respect to Daily Simple SOFR Rate Loans that are Revolving Term Loans, "Applicable Margin for Revolving Term Loans" and (iii) with respect to Daily Simple SOFR Rate Loans that are Variable Rate Term Loans, "Applicable Margin for Variable Rate Term Loans", or
(b)the percentage spread to be added to the Term SOFR Rate applicable to Term SOFR Rate Loans based on the Gross Cash Flow then in effect according to the Pricing Grid below the heading (i) with respect to Term SOFR Rate Loans that are Revolving Facility Loans, "Applicable Margin for Loans under Revolving Credit Facility and Letter of Credit Fee", (ii) with respect to Term SOFR Rate Loans that are Revolving Term Loans, "Applicable Margin for Revolving Term Loans" and (iii) with respect to Term SOFR Rate Loans that are Variable Rate Term Loans, "Applicable Margin for Variable Rate Term Loans".
Notwithstanding the foregoing, the Applicable Margin for any Seasonal Term Loan shall be the interest rate margin per annum governing such Tranche of Seasonal Term Loan as set forth in the related Seasonal Term Loan Funding Agreement, subject to Section 2.2.
"Applicable Unused Commitment Fee Rate" means the percentage rate per annum set forth in the Pricing Grid (a) with respect to Revolving Facility Unused Commitment Fees, below the heading "Unused Commitment Fee ", and (b) with respect to Revolving Term Facility Unused Commitment Fees, below the heading "Unused Commitment Fee ".
"Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
"Arranger" means each of CoBank and FCMA, in their capacities as joint lead arrangers and joint bookrunners.
"Assignment and Assumption" means an assignment and assumption agreement entered into by a Lender and an assignee permitted under Section 11.7, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.
"Authorized Officer" means, with respect to any Loan Party, the Chief Executive Officer, President, or Chief Financial Officer (or in the case of a Loan Party that is a limited liability company, a manager or member authorized under such Loan Party's Organizational Documents) of such Loan Party or such other individuals, designated by written notice to the Administrative Agent from the Borrower, authorized to execute notices, reports and other documents on behalf of the Loan Parties required hereunder. The Borrower may amend such list of individuals from time to time by giving written notice of such amendment to the Administrative Agent.

"Available Revolving Facility Commitment" means, with respect to any Revolving Facility Lender, an amount equal to such Lender's Revolving Facility Commitment minus the outstanding principal amount of its Revolving Facility Loans, minus such Lender's Pro Rata Share of the aggregate outstanding amount of Swing Line Loans, if any, minus such Lender's Pro Rata Share of Letter of Credit Obligations, if any.
"Available Revolving Term Facility Commitment" means, with respect to any Revolving Term Facility Lender, an amount equal to such Lender's Revolving Term Facility Commitment minus the outstanding principal amount of its Revolving Term Loans.
"Available Tenor" means, as of any date of determination and with respect to the applicable then-current Benchmark, as applicable, (a) if the applicable then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (b) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.
"Avoidance Provisions" has the meaning specified in Section 12.4(a)(i)(C).
"Bail-In Action" means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
"Bail-In Legislation" means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
"Bankruptcy Code" means title 11 of the United States Code.
"Benchmark" means, initially, the Daily Simple SOFR Rate and the Term SOFR Rate, as applicable; provided that if a Benchmark Transition Event has occurred with respect to any initial Benchmark or any then-current Benchmark, then "Benchmark" means the applicable Benchmark Replacement for such initial or then-current Benchmark to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.7(a). Any reference to a "Benchmark" shall include, as applicable, the published component used in the calculation thereof.
"Benchmark Replacement" means, for any Available Tenor:
(a)for the Term SOFR Rate, the first alternative set forth below that can be determined by the Administrative Agent:
i.the sum of (a) Daily Simple SOFR Rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Borrower as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the

Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time, or
ii.the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Borrower as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time; and
(c)for all other Benchmarks, the sum of (i) the alternate benchmark rate and (ii) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Borrower as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time;
provided that, if the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
"Benchmark Replacement Conforming Changes" means, with respect to either the use or administration of any initial Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of "Business Day," the definition of "U.S. Government Securities Business Day," the definition of "Interest Period" or any similar or analogous definition (or the addition of a concept of "interest period"), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.5 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
"Benchmark Transition Event" means, with respect to any then-current Benchmark, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark or (b) all

Available Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.
"Beneficial Ownership Certification" means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulations.
"Beneficial Ownership Regulation" means 31 C.F.R. § 1010.230.
"Benefit Plan" means any of (a) an "employee benefit plan" (as defined in ERISA) that is subject to Title I of ERISA, (b) a "plan" as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such "employee benefit plan" or "plan".
"Board" means the Board of Governors of the Federal Reserve System of the United States of America.
"Board of Directors" means, collectively, the Directors of the Borrower.
"Borrower" means Skyland Grain, L.L.C., a limited liability company organized and existing under the laws of the State of Kansas.
"Borrower Equity Interests" has the meaning specified in Section 5.6.
"Borrowing" means as of any date of determination (a) with respect to Term SOFR Rate Loans outstanding as of such date, a borrowing consisting of Loans of the same Class and having the same Interest Period, and (b) with respect to Daily Simple SOFR Rate Loans, all Daily Simple SOFR Rate Loans outstanding as of such date regardless of Class.
"Borrowing Base" means the "Borrowing Base" set forth in the applicable Borrowing Base Certificate.
"Borrowing Base Certificate" shall have the meaning specified in Section 6.1(d).
"Borrowing Base Deficit" means a "Deficit" as indicated in the applicable Borrowing Base Certificate.
"Borrowing Date" means, with respect to any Loan, the date for the making thereof or the renewal or conversion thereof at or to the same or a different Interest Rate Option, which shall be a Business Day.
"Budget" means, for the Borrower and its Subsidiaries on a Consolidated basis, forecasted: (a) balance sheets, (b) cash flow statements, (c) operating budget, and (d) capital budget, all prepared on a consistent basis with the Borrower's and the Subsidiaries' historical financial statements. The Budget represents and will represent as of the date thereof the good faith estimate of the Borrower and its senior management concerning the probable course of its and its Subsidiaries' business.
"Business" has the meaning set forth in Section 5.18(d).

"Business Day" means any day that is not a Saturday, Sunday or other day that is a legal holiday under the laws of the State of New York or Colorado or is a day on which banking institutions in such state are authorized or required by Law to close.
"Capital Expenditures" means, with respect to any Person, the aggregate costs incurred by such Person during any measuring period for the acquisition of any fixed assets or improvements or replacements of, substitutions for or additions to any existing fixed asset resulting in a future economic benefit to such Person, and that are required to be capitalized in accordance with GAAP.
"Capital Lease" means any lease of real or personal property that is required to be capitalized under GAAP or that is treated as an operating lease under regulations applicable to the Borrower and its Subsidiaries but that otherwise would be required to be capitalized under GAAP.
"Cash Collateralize" means (a) with respect to the Obligations, to deposit in a Controlled Account or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Lender or Lenders, as collateral for Letter of Credit Obligations or obligations of Lenders to fund participations in respect of Letter of Credit Obligations, cash or deposit account balances or, if the Administrative Agent and the Issuing Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Lender, and (b) with respect to Other Liabilities, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of each Lender (or its Affiliate) that is the provider of a Secured Bank Product or Secured Hedge, as the case may be, as collateral for the Other Liabilities, cash or deposit account balances, or, if the Administrative Agent and such Lender (or its Affiliate) shall agree in their respective sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and each applicable Lender (or its Affiliate). "Cash Collateral" shall have meanings correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
"Cash Equivalents" means:
(a)direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America maturing in twelve (12) months or less from the date of acquisition;
(d)commercial paper maturing in 180 days or less rated not lower than A-1, by Standard & Poor's or P-1 by Moody's on the date of acquisition;
(e)demand deposits, time deposits or certificates of deposit maturing within one year in commercial banks that are organized under the laws of the United States or any state thereof or that is a foreign bank or branch or agency thereof acceptable to the Administrative Agent and, in any case, having combined capital, surplus and undivided profits in an amount equal to at least $1,000,000,000.00; and
(f)money market or mutual funds whose investments are limited to those types of investments described in clauses (a) through (c) above.
"Casualty Event" means, with respect to any property of any Person, any loss of or damage to, or any condemnation or other taking of, such property for which such Person or any of its Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.

"Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Official Body or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Official Body; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (ii) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.
"Change of Control" means (a) the Andersons Buyer shall cease to own and control legally and beneficially a majority of the Equity Interests of the Borrower; (b) Skyland Co-op shall cease to own and control legally and beneficially 20% or more of the Equity Interests of the Borrower; (c) Skyland Co-op and the Andersons Buyer, individually or collectively, shall cease to own and control legally and beneficially 100% of the Equity Interests of the Borrower; (d) no Director shall be an individual appointed or elected by Skyland Co-op; or (e) within a period of twelve (12) consecutive calendar months, individuals who were Directors of the Borrower on the first day of such period (or Directors who have replaced such individuals as provided in the Borrower’s Organizational Documents) shall cease to constitute a majority of the Board of Directors of the Borrower; provided, however, for the avoidance of doubt, nothing in this definition shall relieve Borrower of its obligations under Section 6.11(a); and provided, further, that the appointment of new Directors of Borrower occurring simultaneously or immediately following the closing of the Andersons Transaction shall not be deemed to be a “Change of Control” under this Agreement.
"Class" means, when used in reference to any Loan, whether such Loan is a Revolving Facility Loan, Seasonal Term Loan, Swing Line Loan, Revolving Term Loan, Variable Rate Term Loan or Fixed Rate Term Loan and, when used in reference to any Commitment, whether such Commitment is a Revolving Facility Commitment, Seasonal Term Loan Commitment, Revolving Term Facility Commitment, Variable Rate Term Loan Commitment or Fixed Rate Term Loan Commitment.
"Closing Date" means November 1, 2024.
"CoBank" means CoBank, ACB, a federally-chartered instrumentality of the United States.
"CoBank Cash Management Agreement" means any mutually acceptable Master Agreement for Cash Management and Transaction Services between CoBank and the Borrower, including all exhibits, schedules and annexes thereto and including all related forms delivered by the Borrower to CoBank in connection therewith; provided that, the Borrower shall have elected pursuant to its rule set instructions or similar document to have its accounts that are subject to the CoBank Cash Management Agreement settle against the Swing Line Loan and such election shall not have been modified.
"Code" means the Internal Revenue Code of 1986.
"Collateral" means the collateral subject to any of the Collateral Documents or any other real or personal property of the Loan Parties, in each case pledged to the Administrative Agent for the benefit of the Secured Parties as security for the Secured Obligations.

"Collateral Assignment" means any collateral assignment of a Material Agreement, in form and substance approved by the Administrative Agent, executed by the applicable Loan Party or Loan Parties and the counterparty to such Material Agreement in favor of the Administrative Agent, for the benefit of itself and the other Secured Parties.
"Collateral Documents" means the Security Agreement, the Pledge Agreement, the Collateral Assignment (if any), the Mortgages, the account control agreements and any other document pursuant to which the Borrower or any other Loan Party has granted a Lien to the Administrative Agent for the benefit of the Secured Parties to secure all or a portion of the Secured Obligations.
"Commitment" means as to any Lender the aggregate of its Revolving Facility Commitment (including any Swing Line Commitment of the Swing Line Lender), Seasonal Term Loan Commitment, Revolving Term Facility Commitment, Variable Rate Term Loan Commitment or Fixed Rate Term Loan Commitment, as applicable, and "Commitments" means the aggregate of the Revolving Facility Commitments (including any Swing Line Commitment of the Swing Line Lender), Seasonal Term Loan Commitments, Revolving Term Facility Commitments, Variable Rate Term Loan Commitments and Fixed Rate Term Loan Commitments of all of the Lenders.
"Commodity Exchange Act" means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).
"Communications" means this Agreement, any Loan Document and any document, any amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.
"Compliance Certificate" means a certificate of the Borrower, signed by a Compliance Officer of the Borrower, substantially in the form of Exhibit B hereto.
"Compliance Officer" means the Chief Executive Officer, President or Chief Financial Officer (or in the case of a Loan Party that is a limited liability company, a manager or member authorized under such Loan Party's Organizational Documents) of the Borrower or any other Loan Party, as the case may be.
"Connection Income Taxes" means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
"Consolidated" means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.
"Consolidated Net Worth" means, as of any date of determination, in accordance with GAAP, (a) total stockholders' equity as of such date determined on a Consolidated basis plus (b) the amount, if any, of any negative purchase price accounting adjustments made in connection with the Andersons Transaction or minus (c) the amount of any positive purchase price accounting adjustments made in connection with the Andersons Transaction).
"Contingent Obligations" means, as applied to any Person, any direct or indirect liability of that Person: (a) with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid, performed or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; or (c) under any foreign exchange contract, currency swap agreement, interest rate swap agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates. Contingent Obligations should also include (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligations of another (ii) obligations to make take-or-pay or similar payments if required regardless of the nonperformance by any other party or parties to any agreement to purchase, repurchase or otherwise acquire such obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another and (iii) obligations under any revenue sharing agreement with vendors. The amount of any Contingent Obligation shall be equal at all times to the amount of the obligations so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed.
"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. Without limiting the generality of the foregoing, a Person shall be deemed to be "controlled by" a Person if such Person holds, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors of such other Person. "Controlling" and "Controlled" have meanings correlative thereto.
"Controlled Account" means each deposit account and securities account that is subject to an account control agreement in form and substance satisfactory to the Administrative Agent and the Issuing Lender.
"Conversion or Continuation Notice" has the meaning specified in Section 2.8.
"Credit Extension" means the making, conversion or continuation of any Borrowing, Loan or Swing Line Loan or the issuing, extending, amending, renewing or increasing of any Letter of Credit.
"Credit Party" has the meaning specified in Section 11.9(b).
"Current Portion of Consolidated Long-Term Debt" means the sum, without duplication, of the current portion of all long-term Indebtedness, whether issued, assumed or guaranteed, and whether the Borrower, or any of its Subsidiaries that are included in the Borrower’s consolidated financial statements, is otherwise obligated to, or customarily pays, the principal or interest thereof or thereon; provided, that, for the avoidance of doubt, the Current Portion of Consolidated Long-Term Debt shall in no event include any Indebtedness permitted pursuant to Section 7.1(i).
"Daily Simple SOFR Rate" means, for any day (a "Daily Simple SOFR Rate Day"), a rate per annum equal to the greater of (a) SOFR for the day (such day "Daily Simple SOFR Determination Date") that is five U.S. Government Securities Business Days prior to (i) if such Daily Simple SOFR Rate Day is a U.S. Government Securities Business Day, such Daily Simple SOFR Rate Day or (ii) if such Daily Simple SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such Daily Simple SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator's Website, and (b) the Floor. If by 3:00 pm on the second U.S. Government Securities Business Day immediately following any Daily Simple SOFR Determination Date SOFR in respect of such Daily Simple SOFR Rate Day has not been published on the SOFR Administrator's Website and a Benchmark Transition Event with respect to the Daily Simple SOFR Rate has not occurred, then the SOFR for such Daily Simple SOFR Determination Date will be the SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator's Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR Rate for no more than three consecutive Daily Simple SOFR Rate Days. Any change in the Daily Simple SOFR Rate due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.
"Daily Simple SOFR Rate Loan" means a Loan bearing interest at the Daily Simple SOFR Rate Option. A Daily Simple SOFR Rate Loan is a Loan not subject to an Interest Period.
"Daily Simple SOFR Rate Option" means the option of the Borrower to have Loans bear interest at the rate and under the terms set forth in Section 2.7(a)(i).
"Debt Incurrence" means the incurrence by the Borrower or any of its Subsidiaries on or after the Closing Date of any Indebtedness other than the Obligations.
"Debt Service Coverage Ratio" means, for the period of twelve consecutive (12) months most recently ended as of the date of determination, the quotient derived by dividing (a) the sum of (in each case for such period and without duplication), (i) Gross Cash Flow, minus (ii) to the extent not included in Gross Cash Flow, the amount of Restricted Payments permitted and actually made during such period under Section 7.6(d) and the amount of payments of Indebtedness permitted and actually made during such period under Section 7.16(b)(ii) by (b) the Current Portion of Consolidated Long-Term Debt of the Borrower and its Subsidiaries that are included in the Borrower’s Consolidated financial statements for such period.
"Debtor Relief Laws" means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect.
"Default" means any event or condition that with notice or passage of time, or both, would constitute an Event of Default.
"Default Rate" means, as of any date of determination, the following: (a) for Daily Simple SOFR Rate Loans, the rate determined in accordance with the Daily Simple SOFR Rate Option as of such date plus an additional margin of 2.00% per annum, (b) for Term SOFR Rate Loans, the rate determined in accordance with the Term SOFR Rate Option as of such date plus an additional margin of 2.00% per annum, (c) for Fixed Rate Term Loans, the rate applicable to each such Loan plus an additional margin of 2.00% per annum, (d) for Letter of Credit Fees, the Applicable Letter of Credit Fee Rate as of such date plus an additional margin of 2.00% per annum and (e) for all other Obligations, the rate for loans under Revolving Credit Facility bearing interest based upon the Daily Simple SOFR Rate (inclusive of the Applicable Margin) plus an additional margin of 2.00% per annum.
"Defaulting Lender" means, subject to Section 2.18(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender's determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Lender, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or the Issuing Lender or Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender's obligation to fund a Loan hereunder and states that such position is based on such Lender's determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (x) become the subject of a proceeding under any Debtor Relief Law, (y) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority or other Governmental Authority acting in such a capacity or (z) becomes the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and, subject to any cure rights expressly provided above, such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.18) upon delivery of written notice of such determination to the Borrower, the Issuing Lender, the Swing Line Lender and each Lender.
"Directors" means the individuals designated by the Members pursuant to the Borrower’s Organizational Documents to serve on the board of Directors. Each Director is a “manager” as defined in the Kansas Revised Limited Liability Company Act, K.S.A. 17-7662, et seq.
"Disposition" or "Dispose" means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property or asset by any Person.
"Division" means, in reference to any Person which is an entity, the division of such Person into two (2) or more separate Persons with the dividing Person either continuing or terminating its existence as part of the division including as contemplated under Section 18-217 of the Delaware Limited Liability Act for limited liability companies formed under Delaware Law or any analogous action taken pursuant to any applicable Law with respect to any corporation, limited liability company, partnership or other entity. The word "Divide", when capitalized shall have correlative meaning.
"Dollar," "Dollars," "U.S. Dollars" and the symbol "$" means lawful money of the United States of America.

"Domestic Subsidiary" means any Subsidiary that is organized and existing under the Laws of the United States of America or any state, commonwealth or territory thereof or under the Laws of the District of Columbia.
"Drawing Date" has the meaning specified in Section 2.12(c)(i).
"EEA Financial Institution" means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
"EEA Member Country" means any of the member states of the European Union, United Kingdom, Iceland, Liechtenstein, and Norway.
"EEA Resolution Authority" means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
"Electronic Copy" has the meaning specified in Section 11.9(c).
"Eligible Assignee" means any Person that meets the requirements to be an assignee under Sections 11.7(b)(iii), 11.7(b)(v) and 11.7(b)(vi) (subject to such consents, if any, as may be required under Section 11.7(b)(iii)).
"Environmental Indemnity" means the Environmental Indemnity Agreement substantially in the form of Exhibit K hereto and as supplemented pursuant to Section 6.10(c).
"Environmental Laws" means any and all applicable current and future federal, state, local and foreign Laws and any consent decrees, concessions, permits, grants, franchises, licenses, agreements or other restrictions of a Governmental Authority or common Law causes of action relating to: (a) protection of the environment or natural resources from, or emissions, discharges, releases or threatened releases of, any materials, including Hazardous Materials, in the environment including ambient air, surface and subsurface soils and materials, surface water, ground water, wetlands or land, (b) the generation, storage, handling, use, labeling, disposal, transportation, reclamation and remediation of Hazardous Materials; (c) human health or safety; (d) the protection of endangered or threatened species; and (e) the protection of environmentally sensitive areas.
"Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party or any Subsidiary of any Loan Party resulting from or based upon (a) violation of any Environmental Law; (b) the generation, use, handling, transportation, storage, treatment, disposal or permitting or arranging for the disposal of any Hazardous Materials; (c) exposure to any Hazardous Materials; (d) the release or threatened release of any Hazardous Materials; or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
"Equity Interests" means, with respect to any Person, all of the shares of capital stock of, or other ownership interests, in such Person (including partnership, member or trust interests therein),

whether voting or nonvoting and all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of, or other ownership interests in, such Person.
"Equity Issuance" means (a) any issuance or sale by the Borrower or any of its Subsidiaries of any Equity Interests, or (b) any equity contribution or capital contribution in respect of any Equity Interests of the Borrower or any of its Subsidiaries, in each case at any time after the Closing Date.
"ERISA" means the Employee Retirement Income Security Act of 1974.
"ERISA Affiliate" means, at any time, any trade or business (whether or not incorporated) under common control with any Loan Party such that such trade or business, together with such Loan Party and all other ERISA Affiliates, are treated as a single employer under Section 414 of the Code or Section 4001(b)(1) of ERISA.
"ERISA Event" means (a) a "reportable event" (under Section 4043 of ERISA and regulations thereunder) with respect to a Pension Plan; (b) a withdrawal by a Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of an amendment to a Pension Plan or a Multiemployer Plan as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition that constitutes grounds or that could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) an event or condition that results or could reasonably expected to result in any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, to a Loan Party or any ERISA Affiliate; (g) with respect to any Pension Plan, the failure to satisfy the minimum funding standards under the Plan Funding Rules (whether or not waived); (h) with respect to any Pension Plan, the occurrence of any event that would result in the imposition of any limitation under Section 436 of the Code or Section 206(g) of ERISA, determined without regard to any contribution made or the provision of security under Section 436 of the Code or Section 206(g) of ERISA to avoid the imposition of the limitation; (i) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of the Plan Funding Rules; (j) the occurrence of an aggregate Unfunded Liability for all Plans exceeding $2,000,000.00; (k) any transaction that could subject any Loan Party or any ERISA Affiliate to liability under Section 4069 or 4212 of ERISA; (l) a prohibited transaction with respect to a Plan within the meaning of Section 4975 of the Code or Section 406 of ERISA or a violation of the fiduciary responsibility rules of Section 404 of ERISA; and (m) an event or condition that results, or could reasonably be expected to result, in any liability under Section 4980H(a) of the Code, without qualifying for the reduced assessment under Section 49980H(b) of the Code, to any Loan Party or any ERISA Affiliate.
"EU Bail-In Legislation Schedule" means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
"Event of Default" means any of the events described in Section 9.1 and referred to therein as an "Event of Default."

"Excluded Swap Obligation" means, with respect to any Loan Party providing a Guaranty of or granting a security interest to secure any Swap Obligation of another Loan Party, if, and to the extent that, all or a portion of the Guaranty of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party's failure for any reason not to constitute an "eligible contract participant" as defined in the Commodity Exchange Act (determined after giving effect to Section 11.16 and any other "keepwell, support or other agreements" for the benefit of such Guarantor) at the time the Guaranty of, or the grant of such security interest by, such Loan Party becomes effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or grant of security interest is or becomes illegal.
"Excluded Taxes" means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (x) such Lender acquires such interest in such Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 3.6) or (y) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.2, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient's failure to comply with Section 3.2 and (d) any U.S. federal withholding Taxes imposed under FATCA.
"Existing Credit Agreement" has the meaning set forth in the recitals hereto.
"Existing Fixed Rate Term Loan Facility" has the meaning set forth in Section 2.6(a).
"Facilities Management Agreements" means (a) the Second Amended and Restated Facilities Management Agreement by and between the Borrower and Skyland Co-op dated as of November 1, 2024, and (b) the Facilities Management Agreement(s) delivered pursuant to Section 6.16 or any other provision of this Agreement, in each case including all exhibits, schedules and annexes thereto and each as altered, amended, changed, modified, restated or amended and restated from time to time.
"Facility" means, collectively, the Revolving Credit Facility, any Seasonal Term Loan Facility, the Swing Line Facility, the Revolving Term Credit Facility, the Variable Rate Term Loan Facility, the Fixed Rate Term Loan Facility and the Letter of Credit Facility.
"Farm Credit Equities" means any of the Borrower’s stock, patronage refunds issued in the form of stock or otherwise constituting allocated units, patronage surplus (including any such surplus accrued by a Farm Credit Lender for the account of the Borrower) and other equities in each Farm Credit Lender acquired in connection with, or because of the existence of, the Borrower’s patronage loan from such Farm Credit Lender (or its affiliate), and the proceeds of any of the foregoing.

"Farm Credit Lender" means a federally-chartered Farm Credit System lending institution organized under the Farm Credit Act of 1971.
"FATCA" means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.
"Federal Funds Effective Rate" means, for any day, the greater of (a) the rate of interest per annum (rounded upward, if necessary, to the nearest whole multiple of 1/100th of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on such date, or if no such rate is so published on such day, on the most recent day preceding such day on which such rate is so published and (b) 0%.
"Fee Letter" means that certain fee letter dated as of September 19, 2024 between the Borrower and the Administrative Agent, together with any other fee letters entered into between the Borrower and the Administrative Agent from time to time in connection with any Revolving Facility Increase or any Tranche of Seasonal Term Loans.
"FCMA" means Farm Credit Mid-America, PCA.
"Fiscal Quarter" means (a) for any period ending on or before January 31, 2024, the three-month periods beginning each February 1, May 1, August 1 and November 1, (b) the stub period from February 1, 2024 to March 31, 2024, and (c) for any period beginning April 1, 2024 or thereafter, the three-month periods beginning each January 1, April 1, July 1 and October 1.
"Fixed Rate Term Lender" means each Lender having a Fixed Rate Term Loan Commitment or who has funded or purchased all or a portion of a Fixed Rate Term Loan in accordance with the terms hereof.
"Fixed Rate Term Loan" has the meaning specified in Section 2.6(a) and "Fixed Rate Term Loans" means collectively all of the Fixed Rate Term Loans.
"Fixed Rate Term Loan Commitment" means, as to any Lender at any time, the amount initially set forth opposite its name on Schedule 1.1(b), as such Commitment is thereafter assigned or modified, and "Fixed Rate Term Loan Commitments" means the aggregate Fixed Rate Term Loan Commitments of all of the Lenders. As of the Closing Date, the aggregate amount of the Fixed Rate Term Loan Commitments of the Lenders is $11,192,740.00.
"Fixed Rate Term Loan Facility" means the term loan facility established pursuant to Section 2.6.
"Fixed Rate Term Loan Notes" means the promissory notes of the Borrower substantially in the form of Exhibit F-3 hereto evidencing the Fixed Rate Term Loans.
"Fixed Rate Term Loan Overadvance" has the meaning specified in Section 2.16(a)(v).

"Flood Laws" means, collectively, (a) the National Flood Insurance Act of 1968, (b) the Flood Disaster Protection Act of 1973, (c) the National Flood Insurance Reform Act of 1994 and (d) the Flood Insurance Reform Act of 2004, and all other applicable Laws related thereto.
"Floor" means a rate of interest equal to 0.00%.
"Foreign Lender" means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
"Fronting Exposure" means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender's Pro Rata Share of the outstanding Letter of Credit Obligations with respect to Letters of Credit issued by the Issuing Lender other than Letter of Credit Obligations as to which such Defaulting Lender's participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender's Pro Rata Share of outstanding Swing Line Loans made by the Swing Line Lender other than Swing Line Loans as to which such Defaulting Lender's participation obligation has been reallocated to other Lenders.
"Fund" means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
"GAAP" means generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.3, and applied on a consistent basis both as to classification of items and amounts.
"Governmental Authority" means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
"Gross Cash Flow" means, for the period of twelve consecutive (12) months most recently ended as of the date of determination, the sum of (a) the net income (or loss) before taxes of the Borrower, determined on a Consolidated basis, in accordance with GAAP minus (b) non-cash income from subsidiaries and joint ventures minus (c) non-cash patronage income minus (d) gain (plus loss) on asset sales minus (e) extraordinary income (plus loss) minus (f) non-cash mark-to-market inventory adjustments, if positive (or plus such adjustments, if negative) plus (g) depreciation plus (h) amortization, in each case without duplication.
"Guaranteed Liabilities" means (a) the prompt Payment In Full, when due or declared due and at all such times, of all Secured Obligations and all other amounts pursuant to the terms of this Agreement, the Notes, and all other Loan Documents heretofore, now or at any time or times hereafter owing, arising, due or payable from the Borrower or any other Loan Party to any one or more of the Secured Parties, including principal, interest, premiums and fees (including all reasonable fees and expenses of counsel); (b) the prompt, full and faithful performance, observance and discharge of each and every agreement, undertaking, covenant and provision to be performed, observed or discharged by the

Borrower and each other Loan Party under this Agreement, the Notes and all other Loan Documents to which it is a party; and (c) the prompt Payment In Full by the Borrower and each other Loan Party, when due or declared due and at all such times, of obligations and liabilities now or hereafter arising with respect to any Secured Bank Product or Secured Hedge. Notwithstanding the foregoing, the "Guaranteed Liabilities", with respect to any Loan Party providing a Guaranty, shall not include the Excluded Swap Obligations.
"Guarantor" means each of the parties to this Agreement that is designated as a "Guarantor" on the signature page hereof and each other Person that joins this Agreement as a Guarantor after the date hereof pursuant to a Guarantor Joinder.
"Guarantor Joinder" means a joinder agreement joining a Person as a Guarantor under the Loan Documents in the form of Exhibit C.
"Guarantors' Obligations" means the obligations of the Guarantors to the Secured Parties under Article XII.
"Guaranty" or "Guarantee" means, with respect to any Person, without duplication, any obligation, contingent or otherwise, of such Person pursuant to which such Person has directly or indirectly guaranteed or had the economic effect of guaranteeing any Indebtedness or other obligation or liability of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or liability (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise), (b) to purchase or lease property or services for the purpose of assuring another Person's payment or performance of any Indebtedness or other obligations or liabilities, (c) to maintain the working capital of such Person to permit such Person to pay such Indebtedness or other obligations or liabilities or (d) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation or liability of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty/Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. Unless otherwise specified, the amount of any Guaranty shall be deemed to be the lesser of the principal amount of the Indebtedness or other obligations or liabilities guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guaranty.
"Hazardous Materials" means (a) any explosive or radioactive substances, materials or wastes, (b) any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under, or that could reasonably be expected to give rise to liability under, any applicable Environmental Law, including, asbestos or asbestos containing materials, infectious or medical waste, polychlorinated biphenyls, radon gas, urea-formaldehyde insulation, per- and poly-fluoroalkyl substances, carbon tetrachloride, gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products and (c) all other substances, materials or wastes of any nature regulated under or with respect to which liability or standards of conduct are imposed pursuant to any Environmental Law.
"Hedge Agreement" means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement.
"Hedge Bank" means any Person that, at the time it enters into a Hedge Agreement with a Loan Party for an Interest Rate Hedge with respect to interest on the Obligations, is a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent.
"Hedge Termination Value" means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).
"Indebtedness" means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(g)all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers' acceptances, bank guaranties, surety bonds and similar instruments;
(h)all net obligations of such Person under each Hedge Agreement to which it is a party (provided, that the amount of any net obligation under any Hedge Agreement on any date shall be deemed to be the Hedge Termination Value thereof as of such date);
(i)all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 30 days after the date on which such trade account payable was created);
(j)obligations (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such obligations shall have been assumed by such Person or is limited in recourse;
(k)all obligations of such Person under Capital Leases and all its Synthetic Lease Obligations;
(l)all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and
(m)all fixed payment obligations of any Person under any Guarantee of such Person in respect of any of the foregoing.
"Indemnified Taxes" means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document and (b) to the extent not otherwise described in the preceding clause (a), Other Taxes.
"Indemnitee" has the meaning specified in Section 11.3.
"Information" has the meaning specified in Section 11.8.
"Insolvency Proceeding" means, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Governmental Authority under any Debtor Relief Law or other similar law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person's creditors generally or any substantial portion of its creditors; undertaken under any Law.
"Intellectual Property" shall mean any and all worldwide industrial, proprietary, and intellectual property rights (including all common law and statutory rights, registrations and applications therefor, and renewals, extensions, and restorations thereof, as applicable), of every kind and nature, whether existing now or in the future, including but not limited to all of the following: (i) all Copyrights, Domain Names, Patents, Trademarks and IP Licenses (in each case as defined in the Security Agreement), (ii) all confidential or proprietary information trade secrets, designs, and social media accounts and content thereon; (iii) any and all royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and (iv) any and all claims and causes of action with respect to any of the foregoing, including all rights to and claims for damages, restitution and injunctive and other legal and equitable relief for past, present, and future infringement, dilution, misappropriation, violation, misuse, breach or default, with the right to sue for such legal and equitable relief and to collect, or otherwise recover, any such damages.
"Interest Payment Date" means, with respect to (a) Daily Simple SOFR Rate Loans, December 1, 2024, the first day of each calendar month thereafter and the applicable Maturity Date and (b) Alternate Base Rate Loans, January 1, 2025, the first day of each Fiscal Quarter thereafter and the applicable Maturity Date.
"Interest Period" means the period of time selected by the Borrower in connection with (and to apply to) any election permitted hereunder by the Borrower to have Loans bear interest under the Term SOFR Rate Option. Subject to the last sentence of this definition, such period shall be one, three, six and twelve months. Such Interest Period shall commence on the effective date of such Term SOFR Rate Loan, which shall be (a) the Borrowing Date if the Borrower is requesting new Loans, or (b) the date of renewal of or conversion to a Term SOFR Rate Loan if the Borrower is renewing or converting an existing Loan. Notwithstanding the second sentence hereof: (i) any Interest Period that would otherwise end on a date that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) the Borrower shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the applicable Maturity Date and (iii) if any Interest Period begins on the last Business Day of a month or on a day of a month for which there is no numerically corresponding day in the month in which such Interest Period is to end, such Interest Period shall be deemed to end on the last Business Day of the final month of such Interest Period.
"Interest Rate Hedge" means a Hedge Agreement entered into by the Loan Parties or their Subsidiaries in order to provide protection to, or minimize the impact upon, the Borrower, the Guarantor and/or their Subsidiaries of increasing floating rates of interest applicable to Indebtedness.
"Interest Rate Option" means any (a) Daily Simple SOFR Rate Option or (b) Term SOFR Rate Option.
"Investment" means, with respect to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
"IRS" means the United States Internal Revenue Service.
"ISP" has the meaning specified in Section 2.12(k).
"Issuing Lender" means CoBank, in its individual capacity as issuer of Letters of Credit hereunder.
"Joint Venture" means a corporation, partnership, limited liability company or other entity in which any Person other than the Loan Parties and their Subsidiaries holds, directly or indirectly, an equity interest.
"Knowledge of the Authorized Officer" means the Actual Knowledge of any Authorized Officer after reasonable inquiry of the senior management level Person(s) with oversight responsibility for the matter that is the subject of the inquiry. “Knowledge of an Authorized Officer”, “Knowledge of any Authorized Officer”, and “Known by any Authorized Officer” shall have corollary meanings.
"Landlord Agreement" means any landlord's waiver or other lien waiver or subordination agreement executed and delivered by a lessor, warehouse operator or other applicable Person with respect to a leased location of any Loan Party to the Administrative Agent for the benefit of the Lenders.
"Law" means any law (including common law), constitution, statute, codes, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree, bond, judgment, authorization or approval, or award by or settlement agreement with any Governmental Authority applicable to any Person or the properties of any Person, including all Environmental Laws.

"Lenders" means each of the financial institutions from time to time party hereto as a lender (including the Swing Line Lender, any New Seasonal Term Lender, any New Variable Rate Term Lender and any New Revolving Facility Lender) and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Lender. For the purpose of any Loan Document that provides for the granting of a security interest or other Lien to the Lenders or to the Administrative Agent for the benefit of the Lenders as security for the Obligations, "Lenders" shall include any Affiliate of a Lender to the extent such Affiliate is a Secured Party.
"Letter of Credit" has the meaning specified in Section 2.12(a).
"Letter of Credit Borrowing" has the meaning specified in Section 2.12(c)(iii).
"Letter of Credit Expiration Date" means the day that occurs thirty (30) days prior to the Maturity Date for the Revolving Credit Facility.
"Letter of Credit Facility" means the Letter of Credit facility established pursuant to Section 2.12.
"Letter of Credit Fee" has the meaning specified in Section 2.12(b).
"Letter of Credit Obligations" means, as of any date of determination, (a) the aggregate amount available to be drawn under all outstanding Letters of Credit on such date (if any Letter of Credit shall increase in amount automatically in the future, such aggregate amount available to be drawn shall currently give effect to any such future increase) plus (b) the aggregate Reimbursement Obligations and Letter of Credit Borrowings on such date.
"Letter of Credit Request" has the meaning specified in Section 2.12(a).
"Letter of Credit Sublimit" means $5,000,000.00.
"Lien" means any mortgage, deed of trust, pledge, hypothecation, collateral assignment, lien (statutory or otherwise), security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).
"Loan Documents" means this Agreement, the Fee Letter, the Environmental Indemnity, the Collateral Documents, the Solvency Certificates, the Perfection and Diligence Certificate, the Landlord Agreements (if any), the Notices of Seasonal Term Loan Borrowing (if any), the Seasonal Term Loan Funding Agreements (if any), the Notices of Revolving Facility Increase (if any), the Notes, Secured Bank Products, Hedge Agreements and any other instruments, certificates or documents delivered in connection herewith or therewith, all as amended, restated, reaffirmed, reconfirmed, replaced, substituted or otherwise modified from time to time.
"Loan Parties" means the Borrower and the Guarantors.
"Loan Request" means a request for any of a Revolving Facility Loan, a Seasonal Term Loan, a Swing Line Loan, a Revolving Term Loan, a Variable Rate Term Loan or a Fixed Rate Term Loan, in each case substantially in the form of Exhibit D hereto.

"Loans" means collectively all Revolving Facility Loans, Seasonal Term Loans, Swing Line Loans, Revolving Term Loans, Variable Rate Term Loans and Fixed Rate Term Loans or any Revolving Facility Loan, Seasonal Term Loan, Swing Line Loan, Revolving Term Loan, Variable Rate Term Loan or Fixed Rate Term Loan, and "Loan" means the reference to any of the foregoing.
"Material Account" means all deposit, securities or other investment accounts in the name of any Loan Party to the extent the average daily balance of any such account determined after giving effect to any daily sweeps thereof (or market value of such account), for the most recently completed six calendar months, individually, exceeds $2,000,000.00 or, in the aggregate, exceeds $4,000,000.00.
"Material Adverse Change" means any circumstance or event, or series of circumstances or events, that has or could reasonably be expected to have any material adverse effect whatsoever upon (a) the business, properties, assets, condition (financial or otherwise), operations, liabilities (actual or contingent) or prospects of the Borrower individually or the Loan Parties, taken as a whole, (b) the legality, binding effect, validity or enforceability of this Agreement or any other Loan Document, (c) the ability of the Borrower individually or the Loan Parties, taken as a whole, to duly and punctually pay or perform any of the Secured Obligations, or (d) the ability of the Administrative Agent or any other Secured Party to enforce their legal remedies pursuant to this Agreement or any other Loan Document.
"Material Agreement" means any (a) agreement, contract, note, bond, debenture or other instrument evidencing Material Indebtedness or (b) any agreement, contract or other instrument to which any Loan Party or any Subsidiary of any Loan Party is a party or that is binding upon any Loan Party or any Subsidiary of any Loan Party or its respective property the revocation, suspension or termination (prior to the stated termination date therefor) of which could reasonably be expected to result in a Material Adverse Change. For the avoidance of doubt, the Facilities Management Agreements shall constitute Material Agreements.
"Material Indebtedness" means Indebtedness (other than the Obligations) in an aggregate principal amount exceeding $5,000,000.00.
"Material Leased Property" means any real property leased or licensed by any Loan Party that (a) is the headquarters or principal place of business of any Loan Party or (b) is a headend site, switch site or such other location, in each case, the loss of which would reasonably be expected to have a Material Adverse Change.
"Material Owned Property" means any real property owned by any Loan Party in fee simple (a) that has a book value in excess of $2,000,000.00, (b) that is the headquarters or principal place of business of any Loan Party, or (c) as to which the loss thereof would have a Material Adverse Change.
"Material Subsidiary" means a Subsidiary of the Borrower which, as of the last day of any period of four consecutive Fiscal Quarters for which financial statements were required to be delivered pursuant to Section 6.1(a) or (b), either (i) owns assets at least equal to five percent (5%) of the total assets (as calculated in accordance with GAAP) of the Borrower and its Subsidiaries on a consolidated basis, or (ii) has earnings before interest expense, tax, depreciation and amortization (as calculated in accordance with GAAP) at least equal to five percent (5%) of earnings before interest expense, tax, depreciation and amortization (as calculated in accordance with GAAP) of the Borrower and its Subsidiaries on a consolidated basis. For the avoidance of doubt, once a Subsidiary becomes a Material Subsidiary, it shall thereafter be treated as a Material Subsidiary for all purposes under this Agreement, unless the Administrative Agent otherwise agrees.

"Maturity Date" means: (a) with respect to the Revolving Credit Facility and the Swing Line Facility, the earlier of (i) the date of acceleration of the Obligations in accordance with Section 9.2 and (ii) November 1, 2027; (b) with respect to the Revolving Term Credit Facility, the earlier of (i) the date of acceleration of the Obligations in accordance with Section 9.2 and (ii) November 1, 2029; (c) with respect to the Variable Rate Term Loan Facility, the earlier of (i) the date of acceleration of the Obligations in accordance with Section 9.2 and (ii) November 1, 2029; (d) with respect to each Fixed Rate Term Loan, the earlier of (i) the date of acceleration of the Obligations in accordance with Section 9.2 and (ii) June 20, 2029; and (e) with respect to any Seasonal Term Loan, the earlier of (i) the date of acceleration of the Obligations in accordance with Section 9.2 and (ii) the date set forth in the applicable Seasonal Term Loan Funding Agreement.
"Maximum Aggregate Seasonal Term Loan Amount" means $100,000,000.00.
"Maximum Guarantor Liability" has the meaning specified in Section 12.4.
"Maximum Rate" has the meaning specified in Section 11.14.
"Maximum Revolving Facility Aggregate Increase Amount" means with respect to the Revolving Credit Facility, an aggregate principal amount of all increases to the Revolving Facility Commitments made pursuant to Section 2.1(e)(i) not to exceed $150,000,000.00.
"Minimum Collateral Amount" means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 105% of the Fronting Exposure of the Issuing Lender with respect to Letters of Credit issued and outstanding at such time and (b) otherwise, such lesser amount determined by the Administrative Agent and the Issuing Lender in their sole discretion.
"Moody's" means Moody's Investors Service, Inc., or any successor or assignee thereof in the business of rating securities and debt.
"Mortgage" means each mortgage or deed of trust (as applicable) in a form acceptable to the Administrative Agent in its reasonable discretion executed and delivered by a Loan Party to the Administrative Agent for the benefit of the Lenders with respect to certain of the real estate owned or leased by such Loan Party.
"Multiemployer Plan" means any employee benefit plan that is a "multiemployer plan" within the meaning of Section 3(37) of the Code or Section 4001(a)(3) of ERISA and to which any Loan Party or any ERISA Affiliate is then making or accruing an obligation to make contributions or, within the preceding five (5) plan years of such Multiemployer Plan, has made or had an obligation to make such contributions or with respect to which otherwise has any obligation or liability (including a contingent liability).
"Net Cash Proceeds" means:
(a)in the case of any Debt Incurrence, an amount equal to (i) the aggregate amount of all cash and Cash Equivalents received by any Loan Party or any of its Subsidiaries in respect of such Debt Incurrence, minus (ii) customary, bona fide, out-of-pocket direct costs incurred by such Loan Party and its Subsidiaries in connection with such issuance;

(n)in the case of any Equity Issuance, an amount equal to (i) the aggregate amount of all cash and Cash Equivalents received by any Loan Party or any of its Subsidiaries in respect of such Equity Issuance, minus (ii) customary, bona fide, out-of-pocket direct costs incurred by such Loan Party and its Subsidiaries in connection with such issuance;
(o)in the case of any Casualty Event, an amount equal to (i) the aggregate amount of all cash and Cash Equivalents received by any Loan Party or any of its Subsidiaries from such Casualty Event, minus (ii) the sum of all customary, bona fide, out-of-pocket direct costs incurred by such Loan Party and its Subsidiaries in connection with collecting such cash and Cash Equivalents; and
(p)in the case of any Disposition, an amount equal to (i) the aggregate amount of all cash and Cash Equivalents received by any Loan Party or any of its Subsidiaries from such Disposition (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or return of funds held in escrow or otherwise, but only as and when received), minus (ii) the sum of (x) all income taxes and other taxes assessed by a Governmental Authority as a result of such transaction, (y) all customary, bona fide, out-of-pocket direct transaction costs incurred by such Loan Party and its Subsidiaries in connection with such Disposition, and (z) amounts applied to repayment of permitted Indebtedness (other than the Obligations) secured by a Permitted Lien on the asset or property disposed of having priority over the Lien of the Administrative Agent on the Collateral;
provided that, so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, Net Cash Proceeds shall not include any amounts (1) with respect to clause (c) above to the extent that such amounts are applied to reimburse the Borrower for repairs to or replacements of the property subject to such Casualty Event, used for repairs to or replacements of the property subject to such Casualty Event; or reinvested in productive assets (other than inventory unless such Net Cash Proceeds result from a Casualty Event with respect to inventory) of a kind then used or usable in the business of such Loan Party, within 180 days after the receipt thereof or (2) with respect to clause (d) above to the extent that such amounts are reinvested in productive assets (other than inventory) of a kind then used or usable in the business of such Loan Party, within 180 days after the receipt thereof. To the extent reinvestment is permitted, such Net Cash Proceeds must be deposited and held in a deposit account of which the Administrative Agent has "control" (as defined in Article 9 of the UCC) until reinvested and must be reinvested in assets subject to the Lien of the Administrative Agent under the Collateral Documents, subject only to Permitted Liens.
"New Revolving Facility Lender" has the meaning specified in Section 2.1(e)(iv).
"New Seasonal Term Lender" has the meaning set forth in Section 2.2(d).
"Non-Consenting Lender" has the meaning specified in Section 11.1.
"Non-Defaulting Lender" means, at any time, each Lender that is not a Defaulting Lender at such time.
"Notes" means, collectively, the Revolving Facility Notes, any Seasonal Term Loan Notes, the Swing Line Note, the Revolving Term Facility Notes, the Variable Rate Term Loan Notes and the Fixed Rate Term Loan Notes.
"Notice of Revolving Facility Increase" means a facility increase notice meeting the requirements of Section 2.1(e)(i) and substantially in the form of Exhibit J-2 hereto.

"Notice of Seasonal Term Loan Borrowing" means a notice of a Tranche of Seasonal Term Loans meeting the requirements of Section 2.2(a) and substantially in the form of Exhibit J-1 hereto.
"Obligation" means any obligation or liability of any of the Loan Parties (other than Excluded Swap Obligations), howsoever created, arising or evidenced, whether direct or indirect, joint or several, absolute or contingent, for payment or performance, now or hereafter existing (and including obligations or liabilities arising or accruing after the commencement of any Insolvency Proceeding with respect to any Loan Party or which would have arisen or accrued but for the commencement of such Insolvency Proceeding, even if the claim for such obligation or liability is not enforceable or allowable in such proceeding), or due or to become due, under or in connection with this Agreement, the Notes, the Letters of Credit, the Fee Letter or any other Loan Document (regardless of whether any Credit Extension is in excess of the amount committed under or contemplated by the Loan Documents or are made in circumstances in which any condition to any Credit Extension is not satisfied) whether to the Administrative Agent, any of the Lenders or their Affiliates or other persons provided for under such Loan Documents.
"Official Body" means (a) any Governmental Authority and (b) any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
"Order" has the meaning specified in Section 2.12.
"Organizational Documents" means the certificate or articles of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of any Person.
"Other Connection Taxes" means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
"Other Information" has the meaning specified in Section 12.13.
"Other Liabilities" means any obligation of any Loan Party arising under any document or agreement relating to or on account of (a) any Secured Bank Product and/or (b) any Secured Hedge (other than any Excluded Swap Obligations).
"Other Taxes" means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.6).
"Overadvance" means any Revolving Facility Overadvance, any Revolving Term Facility Overadvance, any Seasonal Term Loan Overadvance, any Variable Rate Term Loan Overadvance and any Fixed Rate Term Loan Overadvance.

"Participant" has the meaning specified in Section 11.7(d).
"Participant Register" has the meaning specified in Section 11.7(d).
"Participation Advance" has the meaning specified in Section 2.12(c)(ii).
"Payment In Full" means (a) with respect to the Obligations, the payment in full in cash of the Loans and other Obligations (other than contingent indemnification obligations as to which no claim has been made) hereunder, the termination of the Commitments and the expiration, termination or Cash Collateralization of all Letters of Credit and (b) with respect to the Other Liabilities, the payment in full in cash or Cash Collateralization of such Other Liabilities.
"PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.
"Pension Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code, and that any Loan Party or any ERISA Affiliate sponsors, maintains, or contributes to or is required to contribute to or with respect to which any Loan Party or any ERISA Affiliate otherwise has any obligation or liability (including any contingent liability).
"Perfection and Diligence Certificate" means a certificate in substantially the form of Exhibit E hereto, executed and delivered by an Authorized Officer of each Loan Party to the Administrative Agent.
"Permitted Liens" means:
(a)Liens for taxes, assessments, or similar charges and levies of any Governmental Authority not yet due or which are being diligently contested in good faith by appropriate and lawful proceedings that suspend enforcement of such Liens and for which adequate reserves or other appropriate provisions in accordance with GAAP have been set aside on such Loan Party's books;
(b)pledges or deposits made in the ordinary course of business to secure payment of worker's compensation, or to participate in any fund in connection with worker's compensation, unemployment insurance, old-age pensions or other social security programs, other than any Lien imposed by ERISA, provided that the aggregate amount of such pledges and deposits is less than $2,000,000.00;
(c)Liens of mechanics, repairmen , materialmen, warehousemen, carriers, suppliers, landlords or other like Liens that are incurred in the ordinary course of business and either (i) secure obligations that are not overdue by more than thirty (30) days or (ii) are being diligently contested in good faith by appropriate and lawful proceedings that suspend enforcement of such Liens and for which adequate reserves or other appropriate provisions in accordance with GAAP have been set aside on such Loan Party's books, provided that the aggregate amount of such liabilities secured by such Liens is less than $2,000,000.00;
(d)good-faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, trade contracts (other than Indebtedness but including margin deposits for futures trading accounts) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, performance or other similar bonds required in the ordinary course of business;
(e)encumbrances consisting of zoning restrictions, easements, right-of-way or other encumbrances, title defects and restrictions on the use of real property that (i) are set forth in any ALTA title insurance policy or policies insuring the Administrative Agent, for the benefit of the Secured Parties, provided to, and accepted by, the Administrative Agent pursuant to Section 4.1(a)(xix)(B) of this Agreement and any updates to such ALTA title insurance policy or policies provided to, and accepted by, the Administrative Agent from time to time or (ii) in the aggregate are not substantial in amount and none of which materially impairs the use of such property or the value thereof, none of which is violated in any material respect by existing or proposed structures or land use and which do not interfere with the ordinary conduct of the business of the applicable Loan Party;
(f)Liens, security interests and mortgages in favor of the Administrative Agent for the benefit of the Secured Parties;
(g)any Lien existing on the date of this Agreement and described on Schedule 1.1(P), provided that (i) the principal amount secured thereby is not hereafter increased, (ii) no additional assets become subject to such Lien, (iii) the direct or contingent obligor with respect thereto is not changed and (iv) any renewal or extension of the Indebtedness secured or benefitted thereby is permitted by Section 7.1(b);
(h)each Farm Credit Lender’s Lien (including the right of setoff) in the Farm Credit Equities and in any cash patronage;
(i)Liens resulting from judgments or orders not constituting an Event of Default under Section 9.1(f);
(j)Liens securing Indebtedness permitted under Section 7.1(c), provided, that (i) such Liens do not at any time encumber any property other than the property purchased, leased or otherwise acquired with the proceeds of such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being so purchased, leased or otherwise acquired on the date of its purchase, lease or other acquisition; and
(k)Liens in the form of cash collateral securing Hedge Agreements permitted under Section 7.1(j) in an aggregate amount not to exceed $5,000,000.00 at any time.
"Person" means any natural person, corporation, company, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, Official Body, or any other entity.
"Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA (including any Pension Plan) that any Loan Party or any ERISA Affiliate sponsors, maintains, or contributes to or is required to contribute to or with respect to which any Loan Party or any ERISA Affiliate otherwise has any obligation or liability.
"Plan Funding Rules" means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and Multiemployer Plans and set forth in, Sections 412, 430, 431, 432 and 436 of the Code and Sections 206, 302, 303, 304 and 305 of ERISA.

"Plan Qualification Event" means with respect to any Plan that is intended to be a qualified plan under Section 401(a) of the Code, or exempt from tax under Section 501(a) or 501(c)(9) of the Code, any occurrence or event that results or could reasonably be expected to result in the loss of the Plan's qualified or tax-exempt status or for which the cost of correction under or related to the IRS employee plans compliance resolution system or any successor program (including the cost of computing the correction, making a submission to the IRS, making any payment to the IRS, the Plan or participants and any other related cost of correction) could reasonably be expected to exceed $2,000,000.00.
"Platform" has the meaning specified in Section 11.4.
"Platform Communications" has the meaning specified in Section 11.4.
"Pledge Agreement" means the Amended and Restated Pledge Agreement, dated as of the date hereof, by each of the Loan Parties in favor of the Administrative Agent.
"Pricing Grid" means the table and text set forth below:

Level	Gross Cash Flow	Applicable Margin for Loans under Revolving Credit Facility and Letter of Credit Fee	Applicable Margin for Revolving Term Loans	Applicable Margin for Variable Rate Term Loan	Unused Commitment Fee
Level I	> $30,000,000	2.25%	2.75%	2.50%	0.20%
Level II	> $25,000,000 but < $30,000,000	2.50%	3.00%	2.75%	0.25%
Level III	> $20,000,000 but < $25,000,000	2.75%	3.25%	3.00%	0.30%
Level IV	< $20,000,000	3.00%	3.50%	3.25%	0.35%
For purposes of determining the Applicable Margin, the Applicable Unused Commitment Fee Rate and the Applicable Letter of Credit Fee Rate:

(a)The Applicable Margin, the Applicable Unused Commitment Fee Rate and the Applicable Letter of Credit Fee Rate shall be set at Level IV until receipt of the Compliance Certificate for the fiscal year ending December 31, 2024.
(b)The Applicable Margin, the Applicable Unused Commitment Fee Rate and the Applicable Letter of Credit Fee Rate shall be recomputed as of the end of each Fiscal Quarter ending on and after the fiscal year ending December 31, 2024 based on the Gross Cash Flow for the four consecutive Fiscal Quarters most recently ended. Any increase or decrease in the Applicable Margin, the Applicable Unused Commitment Fee Rate or the Applicable Letter of Credit Fee Rate computed as of a Fiscal Quarter end shall be effective no later than five (5) Business Days following the date on which the Compliance Certificate evidencing such computation is delivered under Section 6.1(c). If a Compliance Certificate is not delivered when due in accordance with such Section 6.1(c), then the rates in Level IV shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.
(c)If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) Gross Cash Flow as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of Gross Cash Flow would have resulted in higher pricing for such period, then the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code, automatically and without further action by the Administrative Agent, any Lender or the Issuing Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This clause (c) shall not limit the rights of the Administrative Agent, any Lender or the Issuing Lender, as the case may be, under Section 2.12, Section 3.5, or Article IX.
"Prime Rate" means the rate of interest per annum last quoted by The Wall Street Journal as the "Prime Rate" in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the "bank prime loan" rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Any change in the Prime Rate shall take effect at the opening of business on the day such change is publicly announced or quoted as being effective without the necessity of notice provided to the Borrower or any other Loan Party.
"Principal Office" means the main banking office of the Administrative Agent in Greenwood Village, Colorado, or such other banking office as may be designated by the Administrative Agent from time to time.
"Prior Security Interest" means a valid and enforceable perfected first-priority security interest in and to the Collateral that is subject only to Permitted Liens which have first-priority by operation of applicable Law.
"Pro Rata Share" means (a) with respect to the Revolving Credit Facility as of any date of determination, the proportion that a Revolving Facility Lender's Revolving Facility Commitment as of such date bears to the aggregate amount of Revolving Facility Commitments of all of the Revolving

Facility Lenders as of such date, provided, that if the Revolving Facility Commitments have been terminated or have expired, Pro Rata Share under the Revolving Credit Facility shall be determined based upon the Revolving Facility Commitments most recently in effect, giving effect to any assignment, (b) with respect to each Tranche of any Seasonal Term Loan Facility as of any date of determination, (i) if any Seasonal Term Loan Commitments remain in effect with respect to such Tranche, the proportion that a Seasonal Term Lender's unused Seasonal Term Loan Commitments with respect to such Tranche bears to the aggregate amount of the Seasonal Term Loan Commitments of all of the Seasonal Term Lenders for such Tranche as of such date, or (ii) if the Seasonal Term Loan Commitments have been terminated or have expired with respect to such Tranche, the proportion that the outstanding principal amount of a Seasonal Term Lender's Seasonal Term Loans with respect to such Tranche as of such date bears to the aggregate principal amount of all outstanding Seasonal Term Loans for such Tranche as of such date, (c) with respect to the Revolving Term Credit Facility as of any date of determination, the proportion that a Revolving Term Facility Lender's Revolving Term Facility Commitment as of such date bears to the aggregate amount of Revolving Term Facility Commitments of all of the Revolving Term Facility Lenders as of such date, provided, that if the Revolving Term Facility Commitments have been terminated or have expired, Pro Rata Share under the Revolving Term Credit Facility shall be determined based upon the Revolving Term Facility Commitments most recently in effect, giving effect to any assignment, (d) with respect to the Variable Rate Term Loan Facility as of any date of determination, (i) if any Variable Rate Term Loan Commitments remain in effect, the proportion that a Variable Rate Term Lender's unused Variable Rate Term Loan Commitments bears to the aggregate amount of Variable Term Loan Commitments of all of the Variable Rate Term Lenders as of such date, or (ii) if the Variable Rate Term Loan Commitments have been terminated or have expired, the proportion that the outstanding principal amount of a Variable Rate Term Lender's Variable Rate Term Loans as of such date bears to the aggregate principal amount of all outstanding Variable Rate Term Loans as of such date and (e) with respect to the Fixed Rate Term Loan Facility as of any date of determination, (i) if any Fixed Rate Term Loan Commitments remain in effect, the proportion that a Fixed Rate Term Lender's unused Fixed Rate Term Loan Commitments bears to the aggregate amount of Fixed Rate Term Loan Commitments of all of the Fixed Rate Term Lenders as of such date, or (ii) if the Fixed Rate Term Loan Commitments have been terminated or have expired, the proportion that the outstanding principal amount of a Fixed Rate Term Lender's Fixed Rate Term Loans as of such date bears to the aggregate principal amount of all outstanding Fixed Rate Term Loans as of such date.
"Properties" has the meaning set forth in Section 5.18(a).
“Protective Advance” has the meaning specified in Section 2.3(h)(i) and “Protective Advances” means collectively all of the Protective Advances.
“Protective Advance Commitment Increase” has the meaning specified in Section 2.3(h)(ii).
“Protective Advance Overage” has the meaning specified in Section 2.3(h)(iv).
"PTE" means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
"Purchase Money Security Interest" means Liens upon tangible personal property securing loans to any Loan Party or Subsidiary of a Loan Party or deferred payments by such Loan Party or Subsidiary for the purchase of such tangible personal property.

"Qualified ECP Guarantor" means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000.00 at the time the relevant Guaranty or grant of security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an "eligible contract participant" under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an "eligible contract participant" at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
"Recipient" means (a) the Administrative Agent, (b) any Lender or (c) the Issuing Lender, as applicable.
"Register" has the meaning specified in Section 11.7(c).
"Regulation D" means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
"Reimbursement Obligation" has the meaning specified in Section 2.12(c)(i).
"Related Agreements" has the meaning specified in Section 12.3(a).
"Related Parties" means, with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person's Affiliates.
"Relevant Governmental Body" means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
"Required Lenders" means, at any time, two or more Lenders (other than Defaulting Lenders and including Voting Participants) having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders. With respect to economic changes applicable only to one of the Facilities, "Required Lenders" shall be calculated with respect to only the Lenders (other than any Defaulting Lender and including Voting Participants) holding Loans or Commitments of the applicable Facility. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.
"Resolution Authority" means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
"Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Borrower's stockholders, partners or members (or the equivalent Person thereof).
"Revolving Credit Facility" means the revolving credit facility established pursuant to Section 2.1.
"Revolving Facility Commitment" means, as to any Revolving Facility Lender at any time, the amount initially set forth opposite its name on Schedule 1.1(B), as such Commitment is thereafter assigned or modified or increased pursuant to any Revolving Facility Increase, and "Revolving Facility Commitments" means the aggregate Revolving Facility Commitments of all of the Revolving Facility Lenders. As of the Closing Date, the aggregate amount of the Revolving Facility Commitments of all Revolving Facility Lenders is $300,000,000.00.
"Revolving Facility Credit Exposure" means, as to any Revolving Facility Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Facility Loans and such Revolving Facility Lender's participation in Letter of Credit Obligations and Swing Line Loans at such time.
"Revolving Facility Increase" has the meaning specified in Section 2.1(e)(i).
"Revolving Facility Lender" means each Lender (including any New Revolving Facility Lenders) having a Revolving Facility Commitment or who has funded or purchased all or a portion of a Revolving Facility Loan in accordance with the terms hereof.
"Revolving Facility Loans" means collectively and "Revolving Facility Loan" means separately all Revolving Facility Loans or any Revolving Facility Loan made by the Lenders or one of the Lenders to the Borrower pursuant to Section 2.1.
"Revolving Facility Note" means the promissory notes of the Borrower substantially in the form of Exhibit F-1 hereto evidencing the Revolving Facility Loans.
"Revolving Facility Overadvance" has the meaning specified in Section 2.16(a)(i).
"Revolving Facility Unused Commitment Fee" has the meaning specified in Section 2.10(a)(i).
"Revolving Facility Usage" means at any time the sum of the outstanding principal amount of Revolving Facility Loans, the outstanding principal amount of Swing Line Loans and the Letter of Credit Obligations.
"Revolving Term Credit Facility" means the revolving term credit facilities established pursuant to Section 2.4.
"Revolving Term Facility Commitment" means, as to any Revolving Term Facility Lender at any time, the amount initially set forth opposite its name on Schedule 1.1(B), as such Commitment is thereafter assigned or modified, and "Revolving Term Facility Commitments" means the aggregate Revolving Term Facility Commitments of all of the Revolving Term Facility Lenders. As of the Closing Date, the aggregate amount of the Revolving Term Facility Commitments of all Revolving Term Facility Lenders is $15,000,000.00.
"Revolving Term Facility Credit Exposure" means, as to any Revolving Term Facility Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Term Loans.
"Revolving Term Facility Lender" means each Lender having a Revolving Term Facility Commitment or who has funded or purchased all or a portion of a Revolving Term Loan in accordance with the terms hereof.
"Revolving Term Facility Note" means the promissory notes of the Borrower substantially in the form of Exhibit F-1 hereto evidencing the Revolving Term Loans.

"Revolving Term Facility Overadvance" has the meaning specified in Section 2.16(a)(ii).
"Revolving Term Facility Unused Commitment Fee" has the meaning specified in Section 2.10(a)(ii).
"Revolving Term Facility Usage" means at any time the sum of the outstanding Revolving Term Loans.
"Revolving Term Loans" means collectively and "Revolving Term Loan" means separately all Revolving Term Loans or any Revolving Term Loan made by the Lenders or one of the Lenders to the Borrower pursuant to Section 2.4.
"Sanctioned Country" means, at any time, a country, territory or sector that is the subject or target of any Sanctions or that is, or whose government is, the subject of any list-based or territorial or sectorial Sanctions.
"Sanctioned Person" means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by any Governmental Authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person that is otherwise subject to any Sanctions, or (d) any Person, directly or indirectly, 50% or more in the aggregate owned by, otherwise controlled by, or acting for the benefit or on behalf of, any Person or Persons described in clause (a), (b) or (c) of this definition.

"Sanctions" means any economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any Governmental Authority.

"Seasonal Term Lender" means each Lender (including any New Seasonal Term Lender) having a Seasonal Term Loan Commitment with respect to any Tranche of the Seasonal Term Loan Facility or who has funded or purchased all or a portion of any Seasonal Term Loan with respect to any Tranche of the Seasonal Term Loan Facility in accordance with the terms hereof.
"Seasonal Term Loan" has the meaning specified in Section 2.2; and "Seasonal Term Loans" means collectively all of the Seasonal Term Loans.
"Seasonal Term Loan Commitment" means, as to any Lender at any time, the amount initially set forth opposite its name in any Seasonal Term Loan Funding Agreement with respect to any Tranche of the Seasonal Term Loan Facility, as such Commitment is thereafter assigned or modified and "Seasonal Term Loan Commitments" means the aggregate Seasonal Term Loan Commitments of all of the Lenders with respect to all Tranches of the Seasonal Term Loan Facility.
"Seasonal Term Loan Facility" means the term loan facility established pursuant to Section 2.2.
"Seasonal Term Loan Funding Agreement" has the meaning assigned to such term in Section 2.2(e).
"Seasonal Term Loan Notes" means the promissory notes of the Borrower substantially in the form of Exhibit F-3 hereto evidencing any Tranche of Seasonal Term Loans.
"Seasonal Term Loan Overadvance" has the meaning specified in Section 2.16(a)(iv).

"Secured Bank Product" means agreements or other arrangements entered into by a Lender or its Affiliate, on the one hand, and any Loan Party, on the other hand at the time such Lender is a party to this Agreement, under which any Lender or Affiliate of a Lender provides any of the following products or services to any of the Loan Parties: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) foreign currency exchange, and shall include the CoBank Cash Management Agreement; provided that the foregoing shall not constitute a Secured Bank Product if at any time the applicable provider of such bank products or services is not a Lender or an Affiliate of a Lender.

"Secured Hedge" means an Interest Rate Hedge permitted under this Agreement (a) that is entered into by a Hedge Bank at the time that such Hedge Bank or its Affiliate is a Lender hereunder and (b) with respect to which such Hedge Bank has provided evidence satisfactory to the Administrative Agent that (i) such Interest Rate Hedge is documented in a standard International Swaps and Derivatives Association, Inc. Master Agreement, and (ii) such Interest Rate Hedge provides for the method of calculating the reimbursable amount of the provider's credit exposure in a reasonable and customary manner; provided that the foregoing shall not constitute a Secured Hedge if at any time the applicable provider of such Interest Rate Hedge is not a Lender or an Affiliate of a Lender.
"Secured Obligations" means all Obligations, all Guaranteed Liabilities and all Other Liabilities, but excluding all Excluded Swap Obligations.
"Secured Parties" means, collectively, the Administrative Agent, the Lenders, the Issuing Lender, each Lender (or its Affiliate) that provides any Secured Hedge for so long as such Lender remains a Lender hereunder, each Lender (or its Affiliate) that provides any Secured Bank Product for so long as such Lender remains a Lender hereunder, each Related Party or co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 10.6, and, in each case, their respective successors and permitted assigns.
"Security Agreement" means the Amended and Restated Security Agreement, dated as of the date hereof, by each of the Loan Parties in favor of the Administrative Agent.
"Services Agreement" means the Services Agreement, dated as of November 1, 2024, between the Borrower and the Andersons Buyer, in form and substance reasonably satisfactory to the Administrative Agent.
"Skyland Aerial " means Skyland Aerial, LLC, a Kansas limited liability company.
"Skyland Co-op" means Skyland Co-op Inc., a Kansas corporation, organized pursuant to the Kansas Cooperative Marketing Act.
"SOFR" means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
"SOFR Administrator" means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
"SOFR Administrator's Website" means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

"Solvency Certificate" means the certificate of the Loan Parties in the form of Exhibit G hereto.
"Solvent" means, with respect to any Person on any date of determination, taking into account any and all rights of reimbursement, contribution or similar right available to such Person from other Persons, that on such date (a) the fair value of the assets of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
"Standard & Poor's" means Standard & Poor's Ratings Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., or any successor or assignee of the business of such division in the business of rating securities and debt.
"Subsidiary" of any Person at any time means any corporation, trust, partnership, any limited liability company or other business entity (a) of which more than 50% of the outstanding voting securities or other interests normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency that does or may suspend or dilute the voting rights) is at such time owned, or the management of which is controlled, directly or indirectly through one or more intermediaries, or both, by such Person or one or more of such Person's Subsidiaries, or (b)  that is directly or indirectly controlled by such Person or one or more of such Person's Subsidiaries.
"Subsidiary Equity Interests" has the meaning specified in Section 5.6.
"Swap Obligation" means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a "swap" within the meaning of section 1a(47) of the Commodity Exchange Act.
"Swing Line Commitment" means, as to the Swing Line Lender at any time, the amount initially set forth opposite its name on Schedule 1.1(B), as such Commitment is thereafter assigned or modified. As of the Closing Date, the Swing Line Commitment of the Swing Line Lender is $60,000,000.00.
"Swing Line Facility" means the swing line facility established pursuant to Section 2.3.
"Swing Line Lender" means CoBank, in its individual capacity as the provider of the Swing Line Commitment.
"Swing Line Loans" means collectively, and “Swing Line Loan” means separately, all Swing Line Loans (including Protective Advances) or any Swing Line Loan (or Protective Advance) made by the Swing Line Lender to the Borrower pursuant to Section 2.3.

"Swing Line Note" means the promissory note of the Borrower substantially in the form of Exhibit F-2 hereto evidencing the Swing Line Loans.
"Synthetic Lease Obligation" means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, for tax purposes or otherwise upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
"Tax Compliance Certificate" means a tax certificate substantially in the form of Exhibit H hereto, prepared and delivered in accordance with Section 3.2(g).
"Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
"Term SOFR Administrator" means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
"Term SOFR Rate" means, for any calculation with respect to a Term SOFR Rate Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the "Periodic Term SOFR Determination Day") that is two U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 3:00 p.m. on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Transition Event with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR Rate will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; provided, further, that if the Term SOFR Rate determined as provided above shall ever be less than the Floor, then Term SOFR Rate shall be deemed to be the Floor.
"Term SOFR Rate Loan" means a Loan bearing interest at the Term SOFR Rate Option. A Term SOFR Rate Loan is a Loan subject to an Interest Period.
"Term SOFR Rate Option" means the option of the Borrower to have Loans bear interest at the rate and under the terms set forth in Section 2.7(a)(ii).
"Term SOFR Reference Rate" means the forward-looking term rate based on SOFR.
"Termination Date" means the date as of which all of the following shall have occurred: (a) all Commitments under this Agreement have terminated, (b) all Obligations have been paid in full (other than (i) contingent indemnification obligations as to which no claim has been made and (ii) obligations and liabilities with respect to any Secured Bank Product or Secured Hedge as to which arrangements reasonably satisfactory to the applicable Lender (or its Affiliate) or Hedge Bank have been made), and (c) all Letters of Credit have terminated or expired (other than Letters of Credit which have been Cash

Collateralized or as to which other arrangements with respect thereto satisfactory to the Administrative Agent and the Issuing Lender shall have been made).
"Threshold Amount" means $5,000,000.00.
"Total Credit Exposure" means, as to any Lender at any time, the unused Commitments, Revolving Facility Credit Exposure, Revolving Term Facility Credit Exposure, outstanding Seasonal Term Loans, outstanding Variable Rate Term Loans and outstanding Fixed Rate Term Loans of such Lender at such time.
"Tranche" means, with respect to any Seasonal Term Loans, all Seasonal Term Loans made on the same date pursuant to the terms of the same Notice of Seasonal Term Loan Borrowing and Seasonal Term Loan Funding Agreement.
"UCC" has the meaning set forth in the Security Agreement, subject to the rules of construction set forth in Section 1.2 of the Security Agreement.
"UK Financial Institution" means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulations Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms and certain affiliates of such certain credit institutions or investment firms.
"UK Resolution Authority" means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
"Unfunded Liability" means, (a) for a Pension Plan other than a Multiemployer Plan, any excess of the Pension Plan's funding target under Section 430(d) of the Code or Section 303(d) of ERISA over the value of the Pension Plan's assets, determined in accordance with Section 430(d)(2)(A) of the Code or Section 303(d)(2)(A) of ERISA for the applicable plan year, (b) for a Multiemployer Plan, any excess of the Multiemployer Plan's current liability under Section 431(c)(6) of the Code or Section 304(c)(6) of ERISA over the value of the Multiemployer Plan's assets determined in accordance with Section 431(c)(2) of the Code or Section 304(c)(2) of ERISA, and (c) for a Welfare Benefit Plan, the present value (determined using actuarial and other assumptions that are reasonable with respect to the benefits provided and the employees participating) of the liability of each Loan Party and each ERISA Affiliate for post-retirement benefits other than pensions, net of all assets under all such Welfare Benefit Plans allocable to such benefits, determined in accordance with Financial Accounting Standard 106 (as amended).
"Unused Commitment Fee" means the Revolving Facility Unused Commitment Fee or the Revolving Term Facility Unused Commitment Fee, and "Unused Commitment Fees" means, collectively, Revolving Facility Unused Commitment Fees and Revolving Term Facility Unused Commitment Fees.
"USA Patriot Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.
"U.S. Borrower" means any Borrower that is a U.S. Person.

"U.S. Government Securities Business Day" means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
"U.S. Person" means any Person that is a "United States Person" as defined in Section 7701(a)(30) of the Code.
"Variable Rate Term Lender" means each Lender having a Variable Rate Term Loan Commitment or who has funded or purchased all or a portion of a Variable Rate Term Loan in accordance with the terms hereof.
"Variable Rate Term Loan" has the meaning specified in Section 2.5(a) and "Variable Rate Term Loans" means collectively all of the Variable Rate Term Loans.
"Variable Rate Term Loan Commitment" means, as to any Lender at any time, the amount initially set forth opposite its name on Schedule 1.1(B), as such Commitment is thereafter assigned or modified or increased pursuant to any Variable Rate Term Loan Increase, and "Variable Rate Term Loan Commitments" means the aggregate Variable Rate Term Loan Commitments of all of the Lenders. As of the Closing Date, the aggregate amount of the Variable Rate Term Loan Commitments of the Lenders is $67,000,000.00.
"Variable Rate Term Loan Facility" means the term loan facility established pursuant to Section 2.5.
"Variable Rate Term Loan Notes" means the promissory notes of the Borrower substantially in the form of Exhibit F-3 hereto evidencing the Variable Rate Term Loans.
"Variable Rate Term Loan Overadvance" has the meaning specified in Section 2.16(a)(iii).
"Voting Participant" has the meaning specified in Section 11.7(d).
"Voting Participant Notice" has the meaning specified in Section 11.7(d).
"Welfare Benefit Plan" means a Plan which is an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA.
"Withholding Agent" means (a) the Borrower or any other Loan Party and (b) the Administrative Agent.
"Working Capital" means the sum of, in accordance with GAAP, (i) current assets minus (ii) current liabilities plus (iii) the amount of any negative purchase price accounting adjustments made in connection with the Andersons Transaction (or minus the amount of any positive purchase price accounting adjustments made in connection with the Andersons Transaction). For purposes of calculating "current assets," any available commitment under the Revolving Term Credit Facilities (less the amount that would be considered a current liability if fully advanced) may be included. For purposes of calculating "current liabilities," the aggregate principal amount of all outstanding Revolving Facility Loans, Swing Line Loans and Seasonal Term Loans shall be included.

"Write-Down and Conversion Powers" means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arise, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligations in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
I.1Construction. Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents: (a) references to the plural include the singular, the plural, the part and the whole; (b) the words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation"; (c) the words "hereof," "herein," "hereunder," "hereto" and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole; (d) article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified; (e) reference to any Person includes such Person's successors and assigns; (f) reference to any agreement, including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto, document or instrument means such agreement, document or instrument as amended, extended, modified, supplemented, replaced, substituted for, superseded, renewed, refinanced, refunded, reaffirmed or restated at any time and from time to time; (g) relative to the determination of any period of time, "from" means "from and including," "to" means "to but excluding," and "through" means "through and including"; (h) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights; (i) section headings herein and in each other Loan Document are included for convenience and shall not affect the interpretation of this Agreement or such Loan Document; (j) any pronoun shall include the corresponding masculine, feminine and neuter terms; (k) reference to any Law shall refer to such Law as amended, modified, supplemented, renewed, or extended from time to time and to any successor or replacement Law promulgated thereunder or substantially related thereto and to any rules and regulations related thereto; (l) reference to any Governmental Authority includes any similar or successor Governmental Authority; (m) the word "will" shall be construed to have the same meaning and effect as the word "shall"; and (n) unless otherwise specified, all references herein to times of day shall be references to Denver, Colorado time.
I.2Accounting Principles. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters (including financial ratios and other financial covenants) and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), applied on a consistent basis and, except as expressly provided herein, in a manner consistent with that used in preparing audited financial statements in accordance with Section 6.1(b) and all accounting or financial terms have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Article VIII (and all defined terms used in the definition of any accounting term used in Article VIII) has the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing the financial statements referred to in Section 5.10. In the event of any change after the date hereof in GAAP, and if such change would affect the computation of any of the financial covenants set forth in Article VIII, then the parties hereto agree to endeavor, in good faith, to agree upon an amendment to this Agreement that would adjust such financial covenants in a manner that would preserve the original intent thereof, but would allow compliance therewith to be determined in accordance with the Borrower's financial statements at that time, provided that until so amended such financial covenants shall continue to be computed in accordance with GAAP prior to such change therein.
I.3Rounding. Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
I.4Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Request therefor (at the time specified therefor in such applicable Letter of Credit or Letter of Credit Request) and as such amount may be reduced by (a) any permanent reduction of such Letter of Credit or (b) any amount which is drawn, reimbursed and no longer available under such Letter of Credit.
I.5Covenant Compliance Generally. For purposes of determining compliance under Article VIII, any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating Consolidated Net Income in the most recent annual financial statements of any Loan Party and its Subsidiaries delivered pursuant to Section 6.1(b). Notwithstanding the foregoing, for purposes of determining compliance with Article VII, with respect to any covenant with respect to the amount of Indebtedness or investment in a currency other than Dollars, no breach of any basket contained therein shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or investment is incurred; provided, that for the avoidance of doubt, the result of any changes in rates of exchange occurring after the time such Indebtedness or investment is incurred shall otherwise apply in all other cases, including determining whether any additional Indebtedness or investment may be incurred at any time in accordance with Article VII and for purposes of calculating financial ratios in accordance with Article VIII.
I.6Holidays. Whenever payment of a Loan to be made or taken hereunder shall be due on a day that is not a Business Day such payment shall be due on the next Business Day (except as provided in Section 2.8) and such extension of time shall be included in computing interest and fees, except that the Loans shall be due on the Business Day preceding the Maturity Date if the Maturity Date is not a Business Day. Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day that is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.
I.7Divisions. For all purposes under the Loan Documents, in connection with any Division or plan of Division: (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time. Any reference in Section 7.7 or in Section 7.8 to a combination, merger, consolidation, Disposition, dissolution, liquidation, transfer or similar term shall be deemed to apply to a Division, or an allocation of assets to a series of limited liability companies (or the unwinding of such a

Division or allocation) as if it were a combination, merger, consolidation, Disposition, dissolution, transfer or similar term, as applicable, to, of or with a separate Person.
I.CREDIT FACILITIES
I.1Revolving Credit Facility.
(a)Revolving Facility Commitments. Subject to the terms and conditions hereof and relying upon the representations and warranties of the Loan Parties set forth herein and in the other Loan Documents, each Revolving Facility Lender severally agrees to make Revolving Facility Loans to the Borrower at any time or from time to time on or after the Closing Date to, but not including, the Maturity Date with respect to the Revolving Credit Facility; provided, that after giving effect to each such Revolving Facility Loan (i) the aggregate principal amount of such Revolving Facility Lender's Revolving Facility Loans shall not exceed its Available Revolving Facility Commitment, (ii) the Revolving Facility Usage shall not exceed the Revolving Facility Commitments, and (iii) the Revolving Facility Usage shall not exceed the Borrowing Base set forth in the most recent Borrowing Base Certificate delivered to the Administrative Agent. Each request by the Borrower for a Revolving Facility Loan shall be deemed to be a representation by the Borrower that it shall be in compliance with the proviso at the end of the preceding sentence and with Article IV both before and after giving effect to the requested Revolving Facility Loan. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1.
(b)Revolving Credit Facility Loan Requests. Except as otherwise provided herein or in the CoBank Cash Management Agreement, the Borrower may from time to time prior to the Maturity Date with respect to the Revolving Credit Facility request the Revolving Facility Lenders to make Revolving Facility Loans by delivering to the Administrative Agent, not later than 11:00 a.m., (i) three (3) U.S. Government Securities Business Days prior to the proposed Borrowing Date with respect to Term SOFR Rate Loans; and (ii) one (1) U.S. Government Securities Business Day prior to the proposed Borrowing Date with respect to Daily Simple SOFR Rate Loans, a duly completed Loan Request. Each such Loan Request shall be irrevocable and shall specify the aggregate amount of the proposed Revolving Facility Loans comprising each Borrowing, and, if applicable, the Interest Period, which amounts shall be in (x) integral multiples of $1,000,000.00 and not less than $5,000,000.00 for each Borrowing under the Term SOFR Rate Option, and (y) integral multiples of $1,000,000.00 and not less than $5,000,000.00 for each Borrowing under the Daily Simple SOFR Rate Option.
(c)Nature of Lenders' Obligations with Respect to Revolving Facility Loans. Each Revolving Facility Lender shall be obligated to participate in each request for Revolving Facility Loans pursuant to this Section 2.1 in accordance with its Pro Rata Share. The obligations of each Revolving Facility Lender hereunder are several. The failure of any Revolving Facility Lender to perform its obligations hereunder shall not affect the Obligations of the Borrower to any other party nor shall any other party be liable for the failure of such Revolving Facility Lender to perform its obligations hereunder. Other than Revolving Facility Loans in repayment of Swing Line Loans in accordance with Section 2.3(e) and/or Reimbursement Obligations in accordance with Section 2.12(c), the Revolving Facility Lenders shall have no obligation to make Revolving Facility Loans hereunder on or after the Maturity Date with respect to the Revolving Credit Facility.
(d)Repayment of Revolving Facility Loans. Notwithstanding anything herein or in any other Loan Document to the contrary, the Borrower shall repay the entire outstanding principal amount of Revolving Facility Loans, together with all outstanding interest thereon and unpaid fees with respect thereto, on the Maturity Date with respect to the Revolving Credit Facility.
(e)Increase in Revolving Facility Commitments.
(i)Following the Closing Date, the Borrower may from time to time prior to the Maturity Date with respect to the Revolving Credit Facility, request an increase in the aggregate amount of the Revolving Facility Commitment be made in accordance with this Section 2.1(e) (each, a "Revolving Facility Increase") by delivering a Notice of Revolving Facility Increase to the Administrative Agent, specifying (subject to the restrictions set forth in this Section 2.1(e)(i)) therein (x) the amount of the requested Revolving Facility Increase (which shall be in a minimum principal amount of $50,000,000.00 and integral multiples of $50,000,000.00 in excess thereof) and (y) the requested effective date of the proposed Revolving Facility Increase (which shall be not less than thirty (30) days from the date of delivery of the Notice of Revolving Facility Increase (or such shorter period of time as to which the Administrative Agent may agree in its sole discretion)). Subject to the last sentence in Section 2.1(e)(iv), each Notice of Revolving Facility Increase delivered by the Borrower shall be irrevocable and shall be binding upon all Loan Parties. At the time of delivery of each Notice of Revolving Facility Increase, the Borrower shall also deliver to the Administrative Agent a certificate of an Authorized Officer of the Borrower certifying (1) that, both before and after giving effect to such Revolving Facility Increase, the Borrower shall be in pro forma compliance with the covenants set forth in Article VIII as of the most recent period for which financial statements have been delivered (and showing the calculations thereof), (2) that, both before and after giving effect to such Revolving Facility Increase, there shall not exist a Borrowing Base Deficit, and (3) that no Default or Event of Default then exists or would be caused thereby.
(ii)The aggregate principal amount of all Revolving Facility Increases made pursuant to this Section 2.1(e) shall not exceed the Maximum Revolving Facility Aggregate Increase Amount. The Borrower shall make no more than eight (8) requests for a Revolving Facility Increase. For the avoidance of doubt, each commitment increase and/or new commitment in connection with any Revolving Facility Increase shall constitute a Revolving Facility Commitment hereunder, each loan made in connection with any Revolving Facility Increase shall constitute a Revolving Facility Loan and each such commitment and loan shall be subject to the same terms and conditions as all other Revolving Facility Commitment and Revolving Facility Loans, including with respect to the Maturity Date therefor and interest and fees thereon.
(iii)Upon receipt of a request for a Revolving Facility Increase from the Borrower, the Administrative Agent may, in its sole discretion, offer one or more Lenders with Revolving Facility Commitments, other Lenders or new lenders the opportunity, in such amounts as the Administrative Agent shall determine, to participate in the Revolving Facility Increase by increasing such Lender's Revolving Facility Commitment or, in the case of another Lender or a new lender, by issuing a Revolving Facility Commitment. The Administrative Agent shall have no obligation to offer any Revolving Facility Lender, other Lender or new lender the opportunity to participate in any such Revolving Facility Increase and nothing herein shall prohibit the Administrative Agent from retaining for its own account, as a Revolving Facility Lender, all or substantially all of such Revolving Facility Increase. Each Revolving Facility Lender, other Lender or new lender that fails to respond to such notice in writing in a form acceptable to the Administrative Agent within the period of time provided therein shall be deemed to have elected not to participate in such Revolving Facility Increase. No Lender or new lender shall have any obligation to participate in any Revolving Facility Increase, and any decision by a

Lender or new lender to participate in any Revolving Facility Increase shall be made in its sole discretion independently from any other Lender or new lender.
(iv)If in response to the offer to participate in such Revolving Facility Increase made by the Administrative Agent pursuant to Section 2.1(e)(iii), the Administrative Agent obtains one or more subscriptions to participate in a requested Revolving Facility Increase from Lenders and/or from any other Person (provided that each such Lender shall be approved by the Administrative Agent, the Issuing Lender and the Swing Line Lender) that has agreed to become a Lender in respect of all or a portion of the Revolving Facility Increase (a "New Revolving Facility Lender"), in excess of the requested Revolving Facility Increase, the Administrative Agent shall have the right, in its sole discretion but with the consent of the Borrower, to reduce and reallocate (within the minimum and maximum amounts specified by each such Lender or New Revolving Facility Lender in its notice to the Administrative Agent) the shares of the Revolving Facility Increase of the Lenders or New Revolving Facility Lenders willing to commit to such Revolving Facility Increase so that the total committed Revolving Facility Increase equals the requested Revolving Facility Increase. If the Administrative Agent does not receive commitments from Lenders or New Revolving Facility Lenders in an amount sufficient to fund the requested Revolving Facility Increase, the Administrative Agent shall so notify Borrower and the request for such Revolving Facility Increase shall be deemed automatically either (1) if the amount of the commitments received is equal to or more than the minimum amount specified in Section 2.1(e)(i), reduced to equal the amount of the commitments received, or (2) if the amount of the commitments received is less than the minimum amount specified in Section 2.1(e)(i), rescinded.
(v)Provided that the Notice of Revolving Facility Increase is not rescinded as provided in the last sentence of Section 2.1(e)(iv), the Administrative Agent shall provide to the Borrower, each Revolving Facility Lender, each Revolving Facility Lender increasing its Revolving Facility Commitment in connection with such Revolving Facility Increase, each other Person that has agreed to become a Lender in respect of all or a portion of the Revolving Facility Increase, and each New Revolving Facility Lender, a notice setting forth (w) the amount of the approved Revolving Facility Increase and, after giving effect thereto, the aggregate Revolving Facility Commitments, (x) the effective date of the approved Revolving Facility Increase, (y) any fees payable to the Lenders (including New Revolving Facility Lenders) subscribing to a portion of such Revolving Facility Increase, and (z) for each Revolving Facility Lender, its respective Revolving Facility Commitment and Pro Rata Share of the aggregate Revolving Facility Commitments after giving effect to the Revolving Facility Increase. In addition, a fee letter shall be entered into between the Administrative Agent and Borrower in connection with any such Revolving Facility Increase setting forth all fees payable to the Administrative Agent in connection with obtaining subscriptions for, and implementation of, the Revolving Facility Increase (which fee letter shall be a Fee Letter).
(vi)On the effective date of a Revolving Facility Increase:
(A)Each New Revolving Facility Lender shall execute and deliver a lender joinder substantially in the form of Exhibit J-3 hereto;
(B)the Borrower shall pay to the Administrative Agent such fees as may be described in any Fee Letter related to such Revolving Facility Increase;
(C)the Borrower shall execute and deliver a replacement Revolving Facility Note for any Revolving Facility Lender that may require one;

(D)the Borrower shall deliver to the Administrative Agent officer's certificates and ratification agreements executed by each Loan Party and such evidence of satisfaction of all conditions set forth in Section 4.2, appropriate corporate authorization on the part of each Loan Party with respect to the requested Revolving Facility Increase, amendments to any other Loan Documents reasonably requested by the Administrative Agent in relation to the requested Revolving Facility Increase (which amendments to the Loan Documents (other than this Agreement) the Administrative Agent is hereby authorized to execute on behalf of the Lenders), updates or endorsements to policies of title insurance, flood hazard determination certificates (and, if applicable, evidence of flood insurance) with respect to each parcel of property subject to a Mortgage, such amendments to the existing Mortgages as the Administrative Agent shall deem necessary to increase the amount of indebtedness secured thereby due to the increase in the Secured Obligations as a result of the Revolving Facility Increase, the results of lien searches from applicable jurisdictions, and such opinions of counsel for the Loan Parties with respect to the requested Revolving Facility Increase and other assurances as the Administrative Agent may reasonably request;
(E)the Borrower shall in coordination with the Administrative Agent repay outstanding Revolving Facility Loans of certain Revolving Facility Lenders and obtain additional Revolving Facility Loans from other Revolving Facility Lenders (both existing and new), in each case, to the extent necessary so that all Revolving Facility Lenders participate in outstanding Revolving Facility Loans ratably, on the basis of their respective Revolving Facility Commitments, after giving effect to the increase in the aggregate Revolving Facility Commitments effected by implementation of the Revolving Facility Increase;
(F)each Revolving Facility Lender (both existing and new) participating in the Revolving Facility Increase (1) will be deemed to have purchased a participation in each then-outstanding Letter of Credit equal to its Pro Rata Share of such Letter of Credit in accordance with Section 2.12 and the participation of each other Revolving Facility Lender in such Letter of Credit shall be adjusted accordingly, (2) will acquire (and will pay to the Administrative Agent, for the account of each other Revolving Facility Lender, in immediately available funds, an amount equal to) its Pro Rata Share of all outstanding Participation Advances, and (3) will be deemed to have purchased a participation in each then-outstanding Swing Line Loan equal to its Pro Rata Share of such Swing Line Loan in accordance with Section 2.3 and the participation of each other Revolving Facility Lender in such Swing Line Loan shall be adjusted accordingly;
(G)the Administrative Agent shall confirm, in writing, that the approved Revolving Facility Increase has become effective and that the aggregate Revolving Facility Commitments have been increased by the amount thereof.
(vii)The parties hereby agree that the borrowing notice, minimum borrowing, pro rata borrowing, and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to Sections 2.1(e)(vi)(E) and 2.1(e)(vi)(F). Any repayments made pursuant to Sections 2.1(e)(vi)(E) or 2.1(e)(vi)(F) shall be accompanied by payment of all accrued interest on the amount prepaid and all amounts owed pursuant to Sections 3.5 and 11.3.
(viii)The Administrative Agent shall record relevant information regarding each Revolving Facility Increase (including information with respect to New Revolving Facility Lenders) in the Register in accordance with Section 11.7(c); provided, however, that failure to make any such recordation, or any error in such recordation, shall not affect the Borrower's obligations in respect of any Revolving Facility Commitments or Revolving Loans.

I.2Seasonal Term Loans.
(a)From the Closing Date until the Maturity Date with respect to the Revolving Credit Facility, the Borrower may, during the period beginning on each December 1 and ending on (but not including) the immediately subsequent May 31, from time to time request that term loans be made to it in accordance with this Section 2.2 (each, a "Seasonal Term Loan") by delivering a Notice of Seasonal Term Loan Borrowing to the Administrative Agent, specifying therein (subject to the restrictions set forth in Section 2.2(b)) (i) the amount of the Tranche of Seasonal Term Loans requested (which Tranche shall be in a minimum principal amount of $50,000,000.00 and integral multiples of $50,000,000.00 in excess thereof) and (ii) the requested advance date of the proposed Seasonal Term Loans comprising such Tranche (which shall be not less than twenty (20) days from the date of delivery of the Notice of Seasonal Term Loan Borrowing (or such shorter period of time as to which the Administrative Agent may agree in its sole discretion). Subject to the last sentence in Section 2.2(d), each Notice of Seasonal Term Loan Borrowing delivered by the Borrower shall be irrevocable and shall be binding upon all Loan Parties. At the time of delivery of each Notice of Seasonal Term Loan Borrowing, the Borrower shall also deliver to the Administrative Agent a certificate of an Authorized Officer of the Borrower certifying (1) that, both before and after giving effect to a Borrowing of such Tranche of Seasonal Term Loans, the Borrower shall be in pro forma compliance with the covenants set forth in Article VIII as of the most recent period for which financial statements have been delivered (and showing the calculations thereof), (2) that, both before and after giving effect to a Borrowing of such Tranche of Seasonal Term Loans, there shall not exist a Borrowing Base Deficit, and (3) that no Default or Event of Default then exists or would be caused thereby. There shall be no more than two Tranches of Seasonal Term Loans outstanding at any one time.
(b)The aggregate principal amount of all Seasonal Term Loan Commitments of all Tranches of Seasonal Term Loans made pursuant to this Section 2.2 shall not exceed the Maximum Aggregate Seasonal Term Loan Amount. Repayments of the principal of any Seasonal Term Loans may not be reborrowed. Each Tranche of Seasonal Term Loans shall bear interest at the Benchmarks plus such Applicable Margin as is set forth in the Seasonal Term Loan Funding Agreement (as defined below) related to such Tranche, and shall be subject to the amortization set forth in the applicable Seasonal Term Loan Funding Agreement relating to such Tranche. All Seasonal Term Loans shall for all purposes be Obligations hereunder and under the Loan Documents.
(c)Upon receipt of a request for a Tranche of Seasonal Term Loans from the Borrower, the Administrative Agent may, in its sole discretion, offer one or more Lenders or new lenders the opportunity, in such amounts as the Administrative Agent shall determine, to participate in the requested Tranche of Seasonal Term Loans. The Administrative Agent shall have no obligation to offer any Lender or new lender the opportunity to participate in any such Tranche of Seasonal Term Loans and nothing herein shall prohibit the Administrative Agent from retaining for its own account, as a Seasonal Term Lender, all or substantially all of such Tranche of Seasonal Term Loans. The Administrative Agent shall deliver a copy of each Notice of Seasonal Term Loan Borrowing to such Lenders or other Persons that qualify as an Eligible Assignee as may be determined by the Administrative Agent in its reasonable discretion with the approval of the Borrower or as may be specified by the Borrower with the consent of the Administrative Agent. Each Lender or new lender that fails to respond to such a notice in writing in a form acceptable to the Administrative Agent within the period of time provided therein shall be deemed to have elected not to participate in such Tranche of Seasonal Term Loans. No Lender or new lender shall have any obligation to fund any Seasonal Term Loan, and any decision by a Lender or new lender to fund any Seasonal Term Loan shall be made in its sole discretion independently from any other Lender or new lender.

(d)If in response to the offer to participate in such Tranche made by the Administrative Agent pursuant to Section 2.2(c), the Administrative Agent receives commitments from Lenders and/or from any other Person that has agreed to become a Lender (provided that each such Lender shall be approved by the Administrative Agent) in respect of all or a portion of the Seasonal Term Loan (a "New Seasonal Term Lender"), in excess of the requested Seasonal Term Loan, the Administrative Agent shall have the right, in its sole discretion but with the consent of the Borrower, to reduce and reallocate (within the minimum and maximum amounts specified by each such Lender or New Seasonal Term Lender in its notice to the Administrative Agent) the shares of the Seasonal Term Loan of the Lenders or New Seasonal Term Lenders willing to fund (or commit to fund) such Seasonal Term Loan so that the total committed Seasonal Term Loan equals the requested Seasonal Term Loan. If the Administrative Agent does not receive commitments from Lenders or New Seasonal Term Lenders in an amount sufficient to fund the requested Seasonal Term Loan, the Administrative Agent shall so notify Borrower and the request for such Seasonal Term Loan shall be deemed automatically rescinded; provided, the Borrower may submit a replacement Notice of Seasonal Term Loan Borrowing setting forth different terms for the requested Seasonal Term Loan.
(e)An agreement to fund Seasonal Term Loans (a "Seasonal Term Loan Funding Agreement"), pursuant to this Section 2.2 shall become effective upon the receipt by the Administrative Agent of an agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower signed by each Loan Party, by each New Seasonal Term Lender and by each existing Lender who has agreed to fund such Seasonal Term Loans, setting forth (i) the Interest Rate Option(s) and the Applicable Margin(s) to be applicable to all Seasonal Term Loans, (ii) the amortization for all Seasonal Term Loans, (iii) the amount of any upfront or closing fees to be paid by the Borrower to the Lenders funding the Seasonal Term Loans requested, and (iv) the agreement of each New Seasonal Term Lender to become a party to this Agreement as a Lender and to be bound by all the terms and provisions hereof, together with officer's certificates and ratification agreements executed by each Loan Party and such evidence of satisfaction of all conditions set forth in Section 4.2, appropriate corporate authorization on the part of each Loan Party with respect to the requested Seasonal Term Loan, amendments to any other Loan Documents reasonably requested by the Administrative Agent in relation to the requested Seasonal Term Loan (which amendments to the Loan Documents (other than this Agreement) the Administrative Agent is hereby authorized to execute on behalf of the Lenders), updates or endorsements to policies of title insurance, flood hazard determination certificates (and, if applicable, evidence of flood insurance) with respect to each parcel of property subject to a Mortgage, the results of lien searches from applicable jurisdictions, and such opinions of counsel for the Loan Parties with respect to the requested Seasonal Term Loan and other assurances as the Administrative Agent may reasonably request.
(f)In addition to any prepayments or repayments made pursuant to Sections 2.15 and 2.16, the principal of the Seasonal Term Loans of each Tranche shall be repaid on such dates and in such amounts as may be set forth in the Notice of Seasonal Term Loan Borrowing for such Tranche, to be applied to the unpaid principal amount of the Seasonal Term Loans for such Tranche for which such payment relates. Notwithstanding anything herein to the contrary, the entire outstanding principal balance of the Seasonal Term Loans shall be due and payable in full in cash on the applicable Maturity Date.
(g)The Administrative Agent shall record relevant information regarding each Tranche of Seasonal Term Loans (including information with respect to New Seasonal Term Lenders) in the Register in accordance with Section 11.7(c); provided, however, that failure to make any such recordation, or any error in such recordation, shall not affect the Borrower's obligations in respect of any Seasonal Term Loan Commitment or Seasonal Term Loan.

I.3Swing Line Loans.
(a)Swing Line Commitments. Subject to the terms and conditions hereof and relying upon the agreements of the Revolving Facility Lenders set forth in this Section 2.3, the Swing Line Lender shall make Swing Line Loans to the Borrower at any time or from time to time after the Closing Date to, but not including, the Maturity Date with respect to the Revolving Credit Facility; provided, that after giving effect to any such Swing Line Loan, (i) the aggregate amount of Swing Line Loans shall not exceed the Swing Line Commitment, (ii) the Revolving Facility Usage shall not exceed the Revolving Facility Commitments and (iii) both before and after giving effect to such Swing Line Loan, there shall not exist a Borrowing Base Deficit. Each request by the Borrower for a Swing Line Loan shall be deemed to be a representation by the Borrower that it is in compliance with the proviso at the end of the preceding sentence and with Article IV after giving effect to the requested Swing Line Loan. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow Swing Line Loans in accordance with this Section 2.3. The Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. If at any time the aggregate principal balance of the Swing Line Loans then outstanding exceeds the Swing Line Commitment, the Borrower shall be deemed to have requested the Revolving Facility Lenders to make Revolving Facility Loans in the amount of the difference in the manner and pursuant to the terms of Section 2.1(b).
(b)Cash Management Arrangements. The Borrower and the Swing Line Lender may enter into a cash management agreement (including the CoBank Cash Management Agreement) providing for the automatic advance by the Swing Line Lender of Swing Line Loans under the conditions set forth in such agreement, which conditions shall be in addition to the conditions set forth herein and which shall be in form and substance reasonably acceptable to the Administrative Agent.
(c)Swing Line Loan Requests. Except as otherwise provided herein or in the CoBank Cash Management Agreement, the Borrower may from time to time prior to the Maturity Date with respect to the Revolving Credit Facility request that the Swing Line Lender make Swing Line Loans by delivery to the Swing Line Lender (with a copy to the Administrative Agent) not later than 12:00 noon (or such later time as the applicable cash management agreement, if any, may permit or otherwise as the Swing Line Lender in its sole discretion may agree) on the proposed Borrowing Date of a duly completed and executed Loan Request, by telephonic request promptly followed by a duly completed and executed Loan Request, or by such other method of request as may be provided for in any applicable cash management agreement. Each such request shall be irrevocable and shall specify the proposed Borrowing Date and the principal amount of such Swing Line Loan. Minimum borrowing amounts shall not apply to Swing Line Loans, except as provided for in any applicable cash management agreement. Promptly after receipt of any such request for a Swing Line Loan, the Swing Line Lender will confirm with the Administrative Agent that the Administrative Agent received a copy of the same and, if not, provide the Administrative Agent with information regarding the requested Swing Line Loan.
(d)Making Swing Line Loans. So long as the Swing Line Lender has not received timely telephonic or written notice from the Administrative Agent that one or more conditions precedent to the making of a Credit Extension under Section 4.2 have not been satisfied, the Swing Line Lender, after receipt by it of a Loan Request in accordance with Section 2.3(c), shall fund such Swing Line Loan to the Borrower in Dollars and immediately available funds at the Principal Office prior to 2:00 p.m. or as otherwise agreed in any applicable cash management agreement on the Borrowing Date; provided, that at any time that the CoBank Cash Management Agreement is in effect, the Swing Line Lender may waive, in its sole discretion, any one or more of the conditions precedent in Section 4.2 with respect to the making of any Swing Line Loan.
(e)Borrowings to Repay Swing Line Loans. The Swing Line Lender may, at its option, exercisable at any time for any reason whatsoever, request that the Administrative Agent demand repayment of the Swing Line Loans. Upon such request, the Administrative Agent shall demand repayment of the Swing Line Loans, and each Revolving Facility Lender shall make a Revolving Facility Loan in an amount equal to such Lender's Pro Rata Share of the aggregate principal amount of the outstanding Swing Line Loans, plus, if the Swing Line Lender has so requested, accrued interest thereon, provided, that no Revolving Facility Lender shall be obligated in any event to make Revolving Facility Loans in excess of its Available Revolving Facility Commitment. Revolving Facility Loans made pursuant to the preceding sentence shall bear interest at the Daily Simple SOFR Rate Option and shall be deemed to have been properly requested in accordance with Section 2.1(b) without regard to any of the requirements of such provision. Each Revolving Facility Lender acknowledges and agrees that its obligations to fund Swing Line Loans pursuant to this Section 2.3(e) and/or to acquire participations pursuant to Section 2.3(f) in respect of Swing Line Loans are absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default or any failure by the Borrower to satisfy any of the conditions set forth in Section 4.2. The Administrative Agent shall provide notice to the Revolving Facility Lenders that such Revolving Facility Loans are to be made under this Section 2.3 and of the apportionment among the Revolving Facility Lenders, and the Revolving Facility Lenders shall be unconditionally obligated to fund such Revolving Facility Loans (whether or not the conditions specified in Section 2.1(b) are then satisfied) by the time requested by the Swing Line Lender and designated in such notice from the Administrative Agent, which shall not be earlier than 2:00 p.m. on the Business Day next after the date the Revolving Facility Lenders receive such notice from the Administrative Agent.
(f)Risk Participations in Swing Line Loans. Immediately upon the making of each Swing Line Loan, each Revolving Facility Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender, without recourse or warranty, an undivided interest and participation in such Swing Line Loan in an amount equal to such Revolving Facility Lender's Pro Rata Share (determined in accordance with clause (a) of the definition thereof) of the principal amount of such Swing Line Loan, and such interest and participation may be recovered from such Revolving Facility Lender together with interest thereon at the Daily Simple SOFR Rate for each day during the period commencing on the date of demand and ending on the date such amount is received (subject to the limitation in clause (e) above that no Revolving Facility Lender shall be obligated in any event to make Revolving Facility Loans in excess of its Available Revolving Facility Commitment).
(g)Repayment of Swing Line Loans. On the Maturity Date with respect to the Revolving Credit Facility, if not sooner demanded, the Borrower shall repay in full the outstanding principal amount of the Swing Line Loans, together will all accrued and unpaid interest and any applicable fees.
(h)Protective Advances.

(i)    Subject to the limitations set forth below, the Administrative Agent, in its capacity as Swing Line Lender, is authorized by the Borrower and the Lenders, from time to time in the Administrative Agent’s sole discretion (but with absolutely no obligation), to make Swing Line Loans to or for the account of the Borrower that the Administrative Agent, in its reasonable discretion, deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of, or maximize the amount of, repayment of Loans and other Secured Obligations, or (C) to pay any other amount chargeable to or required to be paid by any Loan Party under the Loan Documents (any of such Swing Line Loans herein referred to as a “Protective Advance”), notwithstanding that, after giving effect to any such Swing Line Loans, the Revolving Facility Usage would exceed the Revolving Facility Commitments, the outstanding principal balance of all Swing Line Loans would exceed the Swing Line Commitment, or the conditions precedent set forth in Section 4.2 have not been satisfied.

    (ii)    If funding a Protective Advance would cause the Revolving Facility Usage (including all Protective Advances) to exceed the Revolving Facility Commitments or the Swing Line Loans to exceed the Swing Line Commitment, then the Administrative Agent in its capacity as a Revolving Facility Lender and the Swing Line Lender, in its sole discretion, may increase its Revolving Facility Commitment (and, concurrently, its Swing Line Commitment, if necessary) in an amount determined by the Administrative Agent to be sufficient to accommodate such Protective Advance and such future Protective Advances as the Administrative Agent may reasonably anticipate making (each, a “Protective Advance Commitment Increase”); provided, that the aggregate amount of Protective Advance Commitment Increases shall not exceed $50,000,000.00 at any time. In no event shall any such Protective Advance Commitment Increase modify or increase the Revolving Facility Commitment of any Lender other than the Revolving Facility Commitment (and Swing Line Commitment) of the Administrative Agent, in its capacities as a Revolving Facility Lender and the Swing Line Lender. In connection with any Protective Advance, the Borrower shall pay any and all fees imposed by the Administrative Agent in any Fee Letter or otherwise.

(iii)    All Protective Advances shall constitute Swing Line Loans hereunder and, as such, shall be Secured Obligations secured by all Collateral, shall bear interest and be payable as are all other Swing Line Loans and shall be subject to all terms and conditions applicable to Swing Line Loans set forth and described in this Section 2.3 and otherwise in this Agreement; provided, however, that each Protective Advance shall be repaid by the Borrower on demand or, if no demand is made, within thirty (30) days after the funding thereof.

(iv)    Except as set forth in the next sentence, all Revolving Facility Lenders shall be obligated to make Revolving Facility Loans under Section 2.3(e) or to purchase participations under Section 2.3(f) in connection with Protective Advances in the same manner as so required with respect to all Swing Line Loans, so long as the making of any such Revolving Facility Loan or purchase of a participation does not cause the aggregate amount of Revolving Facility Loans or participations made or purchased by a Revolving Facility Lender to exceed the amount of its respective Revolving Facility Commitment. Notwithstanding anything to the contrary set forth in this Agreement, to the extent that the funding of any Protective Advance would cause the Revolving Facility Usage (including all Protective Advances) to exceed the Revolving Facility Commitments (such amount, the “Protective Advance Overage”), such Protective Advance Overage shall be for the sole account of the Administrative Agent, in its capacities as a Revolving Facility Lender and the Swing Line Lender, and no other Revolving Facility Lender shall be obligated to make Revolving Facility Loans under Section 2.3(e) or to purchase participations under Section 2.3(f) in connection with Protective Advances in connection with such Protective Advance Overage at any time, regardless of whether the Revolving Facility Usage (including all Protective Advances) is as of such date of determination less than the Revolving Facility Commitments.

(v)    The Administrative Agent shall not be required to obtain the consent of any Secured Party as a condition to making a Protective Advance or implementing a Protective Advance Commitment Increase, but the Administrative Agent’s discretion to make Protective Advances and implement Protective Advance Commitment Increases may be revoked at any time in writing by the Required Lenders. No such revocation shall affect any Lender’s obligations under Section 2.3 with respect to Protective Advances made prior to the effective date of the revocation. A Protective Advance Commitment Increase may be terminated at any time in the Administrative Agent’s sole discretion, whereupon the Revolving Facility Commitment and Swing Line Commitment of the Administrative Agent shall be reduced by the amount of such terminated Protective Advance Commitment Increase.

(vi)    On the Maturity Date with respect to the Revolving Credit Facility, if not sooner repaid, the Borrower shall repay in full the outstanding principal amount of all Protective Advances, together with all accrued and unpaid interest and any applicable fees.

(vii)    In no event shall the Borrower or any other Loan Party be deemed a beneficiary of this Section 2.3(h) nor authorized to enforce any of its terms.

I.4Revolving Term Credit Facility.
(a)Revolving Term Facility Commitments. Subject to the terms and conditions hereof and relying upon the representations and warranties of the Loan Parties set forth herein and in the other Loan Documents, each Revolving Term Facility Lender severally agrees to make Revolving Term Loans to the Borrower at any time or from time to time on or after the Closing Date to, but not including, the Maturity Date with respect to the Revolving Term Credit Facility; provided, that after giving effect to each such Revolving Term Loan (i) the aggregate principal amount of such Revolving Term Facility Lender's Revolving Term Loans shall not exceed its Available Revolving Term Facility Commitment, and (ii) the Revolving Term Facility Usage shall not exceed the Revolving Term Facility Commitments. Each request by the Borrower for a Revolving Term Loan shall be deemed to be a representation by the Borrower that it shall be in compliance with the proviso at the end of the preceding sentence and with Article IV both before and after giving effect to the requested Revolving Term Loan. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.4.

(b)Revolving Term Loan Requests. Except as otherwise provided herein or in the CoBank Cash Management Agreement, the Borrower may from time to time prior to the Maturity Date with respect to the Revolving Term Credit Facility request the Revolving Term Facility Lenders to make Revolving Term Loans by delivering to the Administrative Agent, not later than 11:00 a.m., (i) three (3) U.S. Government Securities Business Days prior to the proposed Borrowing Date with respect to Term SOFR Rate Loans; and (ii) one (1) U.S. Government Securities Business Day prior to the proposed Borrowing Date with respect to Daily Simple SOFR Rate Loans, a duly completed Loan Request. Each such Loan Request shall be irrevocable and shall specify the aggregate amount of the proposed Revolving Term Loans comprising each Borrowing, and, if applicable, the Interest Period, which amounts shall be in (x) integral multiples of $5,000,000.00 and not less than $5,000,000.00 for each Borrowing under the Term SOFR Rate Option, and (y) integral multiples of $5,000,000.00 and not less than $5,000,000.00 for each Borrowing under the Daily Simple SOFR Rate Option.
(c)Nature of Lenders' Obligations with Respect to Revolving Term Loans. Each Revolving Term Facility Lender shall be obligated to participate in each request for Revolving Term Loans pursuant to this Section 2.4 in accordance with its Pro Rata Share. The obligations of each Revolving Term Facility Lender hereunder are several. The failure of any Revolving Term Facility Lender to perform its obligations hereunder shall not affect the Obligations of the Borrower to any other party nor shall any other party be liable for the failure of such Revolving Term Facility Lender to perform its obligations hereunder. The Revolving Term Facility Lenders shall have no obligation to make Revolving Term Loans hereunder on or after the Maturity Date with respect to the Revolving Term Credit Facility.
(d)Repayment of Revolving Term Loans. Notwithstanding anything herein or in any other Loan Document to the contrary, the Borrower shall repay the entire outstanding principal amount of Revolving Term Loans, together with all outstanding interest thereon and unpaid fees with respect thereto, on the Maturity Date with respect to the Revolving Term Credit Facility.
I.5Variable Rate Term Loan.
(a)Variable Rate Term Loan Commitments. Subject to the terms and conditions hereof, and relying upon the representations and warranties of the Loan Parties set forth herein and in the other Loan Documents, each Variable Rate Term Lender severally agrees to make a term loan (the "Variable Rate Term Loan") to the Borrower on the Closing Date in such principal amount as the Borrower shall request up to, but not exceeding the lesser of (i) such Variable Rate Term Lender's Variable Rate Term Loan Commitment or (ii) such Variable Rate Term Lender's Pro Rata Share of the aggregate principal amount of Variable Rate Term Loans to be funded on the Closing Date. The request by the Borrower for the Variable Rate Term Loan shall be deemed to be a representation by the Borrower that it shall be in compliance with Article IV both before and after giving effect to the requested Variable Rate Term Loan.
(b)Variable Rate Term Loan Request. The Borrower shall request the Variable Rate Term Lenders to make the Variable Term Loans by delivering to the Administrative Agent, not later than 11:00 a.m., (i) three (3) U.S. Government Securities Business Days prior to the expected Closing Date with respect to Term SOFR Rate Loans, and (ii) one (1) U.S. Government Securities Business Day prior to the expected Closing Date with respect to Daily Simple SOFR Rate Loans, a duly completed Loan Request. The Loan Request with respect to the Variable Rate Term Loan shall be subject to the occurrence of the Closing Date but otherwise shall be irrevocable and shall specify the aggregate amount of the proposed Variable Rate Term Loans comprising each Borrowing, and, if applicable, the Interest Period.
(c)Nature of Lenders' Obligations with Respect to Variable Rate Term Loans. The failure of any Variable Rate Term Lender to make a Variable Rate Term Loan shall not relieve any other Variable Rate Term Lender of its obligations to make a Variable Rate Term Loan nor shall it impose any additional liability on any other Lender hereunder. The Variable Rate Term Lenders shall have no obligation to make the Variable Rate Term Loans after the Closing Date. The Variable Rate Term Loan Commitments are not revolving commitments, and the Borrower shall not have the right to repay and reborrow under this Section 2.5.
(d)Repayment of Variable Rate Term Loans. In addition to any prepayments or repayments made pursuant to Sections 2.15 and 2.16, the Borrower shall repay the aggregate outstanding principal balance of the Variable Rate Term Loan in quarterly principal payments on the dates and in the amounts set forth in Schedule 2.5. Notwithstanding anything herein to the contrary, the entire outstanding principal balance of the Variable Rate Term Loans shall be due and payable in full in cash on the Maturity Date with respect to the Variable Rate Term Loan Facility.
I.6Fixed Rate Term Loan.
(a)Fixed Rate Term Loan Commitments. An existing fixed rate term loan in the original aggregate principal amount of $22,476,180.00 (the “Existing Fixed Rate Term Loan”) was advanced to the Borrower on September 29, 2022 and remains outstanding in the aggregate principal amount of $11,192,740.00 immediately prior to the Closing Date. Subject to the terms and conditions of this Agreement, on the Closing Date each Lender with a Fixed Rate Term Loan Commitment agrees (severally, not jointly or jointly and severally) to convert, exchange and “cashless roll” its Pro Rata Share of the Existing Fixed Rate Term Loan for an equivalent amount of new term loans (collectively, the “Fixed Rate Term Loan”) to the Borrower, such that as of the Closing Date (a) each Lender with a Fixed Rate Term Loan Commitment shall hold an amount equal to such Lender’s Pro Rata Share of the Fixed Rate Term Loan Facility in accordance with this Agreement and (b) the entire amount of the Existing Fixed Rate Term Loan shall be deemed repaid simultaneously with the borrowing of the Fixed Rate Term Loan, with each Lender with a Fixed Rate Term Loan Commitment hereby irrevocably agreeing to accept, in lieu of cash for the outstanding principal amount of its Existing Fixed Rate Term Loan so prepaid, an equal principal amount of the Fixed Rate Term Loan in accordance with this Agreement; provided, that, (x) each such Lender with a Fixed Rate Term Loan Commitment hereby waives its right to any compensation for any loss, cost or expense required pursuant to Section 3.5 (and Section 3.5 of the Existing Credit Agreement) with respect to the conversion, exchange and “cashless roll” of its portion of the Existing Fixed Rate Term Loan; and (y) the Borrower agrees to pay to the Administrative Agent, on the first interest payment date for the Fixed Rate Term Loan pursuant to Schedule 2.6 following the Closing Date and for the ratable benefit of the Lenders holding a portion of the Existing Fixed Rate Term Loan, all accrued and unpaid interest on the Existing Fixed Rate Term Loan to the Closing Date.
(b)Fixed Rate Term Loan Principal. Schedule 2.6 sets forth the principal amount of each Fixed Rate Term Loan as of the Closing Date.
(c)Nature of Lenders' Obligations with Respect to Fixed Rate Term Loans. The Fixed Rate Term Loan Commitments are not revolving commitments, and the Borrower shall not have the right to repay and reborrow under this Section 2.6.

(d)Repayment of Fixed Rate Term Loans. In addition to any prepayments or repayments made pursuant to Sections 2.15 and 2.16, the Borrower shall repay the aggregate outstanding principal balance of the Fixed Rate Term Loans on the dates and in the amounts set forth in Schedule 2.6. Notwithstanding anything herein to the contrary, the entire outstanding principal balance of each Fixed Rate Term Loan shall be due and payable in full in cash on the Maturity Date with respect to such Fixed Rate Term Loan.
I.7Interest Rate Provisions. The Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Loans, it being understood that, subject to the provisions of this Agreement, the Borrower may select different Interest Rate Options and different Interest Periods to apply to different Borrowings at any time outstanding and may convert to or renew one or more Interest Rate Options with respect to all or any portion of any Borrowing (subject to minimum amounts set forth in Sections 2.1(b), 2.2, and 2.4(b); provided that there shall not be at any one time outstanding more than ten (10) Borrowings of Term SOFR Rate Loans; provided, further, that each Fixed Rate Term Loan shall bear interest until the applicable Maturity Date at the rate set forth for such Loan on Schedule 2.6; and provided, further, that if a Default or an Event of Default has occurred and is continuing, (x) the Borrower may not request, convert to, or renew any Term SOFR Rate Loans, (y) the Borrower may not request or convert to any Daily Simple SOFR Rate Loans, and (z) immediately upon the occurrence and during the continuation of an Event of Default under clause (a) or (l) of Section 9.1 or immediately after written demand by the Administrative Agent (or by the Required Lenders to the Administrative Agent) after the occurrence and during the continuation of any other Event of Default, any Daily Simple SOFR Rate Loans will convert to Alternate Base Rate Loans. If at any time the designated rate applicable to any Loan made by any Lender exceeds the Maximum Rate, the rate of interest on such Lender's Loan shall be limited to such Lender's Maximum Rate.
(a)Interest Rate Options. Swing Line Loans and all other Obligations not constituting Revolving Facility Loans, Revolving Term Loans, Variable Rate Term Loans, Seasonal Term Loans or Fixed Rate Term Loans shall bear interest calculated based upon the Daily Simple SOFR Rate Option. Subject to the limitations set forth in Section 3.3, the Borrower shall have the right to select from the following Interest Rate Options applicable to the Revolving Facility Loans, Revolving Term Loans, Variable Rate Term Loans and any Seasonal Term Loans:
(i)Daily Simple SOFR Rate Option: An option to pay interest at a fluctuating rate per annum equal to the Daily Simple SOFR Rate in effect as of any date of determination plus the Applicable Margin as of such date; or
(ii)Term SOFR Rate Option: An option to pay interest at a fluctuating rate per annum equal to the Term SOFR Rate with respect to the applicable Interest Period and as in effect as of any date of determination plus the Applicable Margin as of such date.
(b)Day Count Basis. Interest and fees shall be calculated on the basis of a 360-day year for the actual number of days elapsed (which results in more interest or fees, as the case may be, being paid than if calculated on the basis of a 365-day year). The date of funding or conversion of a Term SOFR Rate Loan to a Daily Simple SOFR Rate Loan and the first day of an Interest Period shall be included in the calculation of interest. The date of payment of any Loan and the last day of an Interest Period shall be excluded from the calculation of interest; provided, if a Loan is repaid on the same day that it is made, one (1) day's interest shall be charged.

(c)SOFR. In connection with the use or administration of the Term SOFR Rate and the Daily Simple SOFR Rate, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Benchmark Replacement Conforming Changes in connection with the use or administration of the Term SOFR Rate or the Daily Simple SOFR Rate.
I.8Interest Periods. In order to convert a Daily Simple SOFR Rate Loan or Term SOFR Rate Loan or to continue a Term SOFR Rate Loan, the Borrower shall deliver to the Administrative Agent a duly completed, written request therefor substantially in the form of Exhibit I (each, a "Conversion or Continuation Notice") not later than 11:00 a.m. (i) with respect to a conversion to or continuation of a Term SOFR Rate Loan, at least three (3) U.S. Government Securities Business Days prior to the proposed effective date of such conversion or continuation and (ii) with respect to a conversion to a Daily Simple SOFR Rate Loan, at least one (1) U.S. Government Securities Business Day prior to the proposed effective date of such conversion. The Conversion or Continuation Notice shall specify (i) which Borrowings (including the principal amount thereof) are subject to such request, and, in the case of any Term SOFR Rate Loan to be converted or continued, the last day of the current Interest Period therefor, (ii) the proposed effective date of such conversion or continuation (which shall be a Business Day), (iii) whether the Borrower is requesting a continuation of Term SOFR Rate Loans or a conversion of Borrowings from one interest rate option to another interest rate option, and (iv) if a continuation of or conversion to Term SOFR Rate Loans is requested, the requested Interest Period with respect thereto. In addition, the following provisions shall apply to any continuation of or conversion of any Borrowings:
(a)Amount of Loans. After giving effect to such conversion or continuation, each Borrowing of Revolving Facility Loans, Seasonal Term Loans and Revolving Term Loans shall be in an amount no less than the applicable minimum amount set forth in Sections 2.1(b), 2.2, and 2.4(b), respectively.
(b)Commencement of Interest Period. In the case of any borrowing of, conversion to or continuation of any Term SOFR Rate Loan, the Interest Period shall commence on the date of advance or continuation of, or conversion to, any Term SOFR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires. Upon a conversion from a Term SOFR Rate Loan to a Daily Simple SOFR Rate Loan, interest at the Daily Simple SOFR Rate Option shall commence on the last day of the existing Interest Period.
(c)Selection of Interest Rate Options. If the Borrower elects to continue a Term SOFR Rate Loan but fails to select a new Interest Period to apply thereto, then a one month Interest Period automatically shall apply. If the Borrower fails to duly request the continuation of any Borrowing consisting of Term SOFR Rate Loans on or before the date specified and otherwise in accordance with the provisions of this Section 2.8, then such Term SOFR Rate Loan automatically shall be converted to a Daily Simple SOFR Rate Loan, and interest at the Daily Simple SOFR Rate Option shall commence on the last day of the existing Interest Period.
I.9Making of Loans.

(a)Notifications and Payments. The Administrative Agent shall, promptly after receipt by it of a Loan Request pursuant to Sections 2.1(b), 2.4(b), 2.5(b) or 2.6(b), notify the applicable Lenders of such Class of Loan of its receipt of such Loan Request specifying the information provided by the Borrower and the apportionment among the Lenders of the requested Loan as determined by the Administrative Agent in accordance with Section 2.1, 2.4, 2.5, or 2.6, as applicable. Each applicable Lender shall remit the principal amount of their Pro Rata Share of the Loan to the Administrative Agent such that the Administrative Agent is able to, and the Administrative Agent shall, to the extent the Lenders have made funds available to it for such purpose and subject to the terms and conditions of Section 2.1, 2.4, 2.5, or 2.6, as applicable, fund such Loan to the Borrower in Dollars and immediately available funds to the Borrower's account specified in the Loan Request prior to 2:00 p.m. on the proposed Borrowing Date.
(b)Pro Rata Treatment of Lenders. The borrowing of any Class of Loan shall be allocated to each Lender of such Class of Loan according to its Pro Rata Share thereof, and each selection of, conversion to or renewal of any Interest Rate Option and each payment or prepayment by the Borrower with respect to principal and interest due from the Borrower hereunder to the Lenders with respect to the applicable Class of Commitments and Loan, shall (except as otherwise may be provided with respect to a Defaulting Lender and except as provided in Section 2.1(e), Section 3.1 or Section 3.6) be payable ratably among the Lenders of such Class of Loan entitled to such payment in accordance with the amount of principal and interest then due or payable such Lenders as set forth in this Agreement.
(c)Presumptions by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed Borrowing Date that such Lender will not make available to the Administrative Agent such Lender's share of any Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.1, 2.2, 2.4, 2.5 or 2.6, as the case may be, and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of such Loan available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate then applicable to Daily Simple SOFR Rate Loans. If such Lender pays its share of the applicable Loan to the Administrative Agent, then the amount so paid shall constitute such Lender's Loan. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent. If the Borrower and such Lender pay such interest for the same period, the Administrative Agent promptly shall remit to the Borrower the amount of interest paid by Borrower for such overlapping period. Nothing in this Section 2.9(c) or elsewhere in this Agreement or the other Loan Documents, including the provisions of Section 2.17, shall be deemed to require the Administrative Agent (or any other Lender) to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.
I.10Fees.
(a)Unused Commitment Fees.

(i)Revolving Credit Facility. Accruing from the Closing Date until the Maturity Date with respect to the Revolving Credit Facility, the Borrower agrees to pay to the Administrative Agent for the account of each Revolving Facility Lender according to its Pro Rata Share, a nonrefundable unused commitment fee (each a "Revolving Facility Unused Commitment Fee") equal to the Applicable Unused Commitment Fee Rate (computed on the basis of a year of 360 days, as the case may be, and actual days elapsed) multiplied by the average daily result of (i) the Revolving Facility Commitments minus (ii) Revolving Facility Usage; provided, further, that any Unused Commitment Fee accrued with respect to the Revolving Facility Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such Unused Commitment Fee shall otherwise have been due and payable by the Borrower prior to such time; and provided further that no Unused Commitment Fee shall accrue with respect to the Revolving Facility Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Subject to the provisos in the directly preceding sentence, all Revolving Facility Unused Commitment Fees shall be payable in arrears on the first day of each Fiscal Quarter of the Borrower.
(ii)Revolving Term Credit Facility. Accruing from the Closing Date until the Maturity Date with respect to the Revolving Term Credit Facility, the Borrower agrees to pay to the Administrative Agent for the account of each Revolving Term Facility Lender according to its Pro Rata Share, a nonrefundable unused commitment fee (each a "Revolving Term Facility Unused Commitment Fee") equal to the Applicable Unused Commitment Fee Rate (computed on the basis of a year of 360 days, as the case may be, and actual days elapsed) multiplied by the average daily result of (i) the Revolving Term Facility Commitments minus (ii) Revolving Term Facility Usage; provided, further, that any Unused Commitment Fee accrued with respect to the Revolving Term Facility Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such Unused Commitment Fee shall otherwise have been due and payable by the Borrower prior to such time; and provided further that no Unused Commitment Fee shall accrue with respect to the Revolving Term Facility Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Subject to the provisos in the directly preceding sentence, all Revolving Term Facility Unused Commitment Fees shall be payable in arrears on the first day of each Fiscal Quarter of the Borrower.
(b)Other Fees. The Borrower agrees to pay to the Administrative Agent such other fees (for the applicable recipient thereof) as agreed to in the Fee Letter, and the Borrower shall pay to the Administrative Agent, the Arrangers and the Lenders such fees as shall have been separately agreed to in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
I.11Notes. The obligation of the Borrower to repay the aggregate unpaid principal amount of the Revolving Facility Loans, any Seasonal Term Loans, Swing Line Loans, Revolving Term Loans, Variable Rate Term Loans and Fixed Rate Term Loans made to it by each Lender, together with interest thereon, shall, at the request of the applicable Lender, be evidenced by a Revolving Facility Note, a Seasonal Term Loan Note, a Swing Line Note, a Revolving Term Facility Note, a Variable Rate Term Loan Note and a Fixed Rate Term Loan Note, as the case may be, dated the Closing Date, the effective date, or the date of such request, as applicable, payable to the order of such Lender in a face amount equal to the Revolving Facility Commitment, Seasonal Term Loan Commitment, Swing Line Commitment, Revolving Term Facility Commitment, Variable Rate Term Loan Commitment and Fixed Rate Term Loan Commitment, as applicable, of such Lender. The Borrower hereby unconditionally promises to pay, to the order of each of the Lenders, the Administrative Agent, the Issuing Lender and the Swing Line Lender, as applicable, the Loans and other Obligations as provided in this Agreement and the other Loan Documents.
I.12Letter of Credit Subfacility.
(a)Issuance of Letters of Credit. Subject to the terms and conditions of this Agreement and the other Loan Documents, including Section 4.2, and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents and in reliance on the agreements of the Revolving Facility Lenders set forth in this Section 2.12, the Issuing Lender agrees to issue standby letters of credit (the "Letters of Credit") for the account of the Borrower on any Business Day from the Closing Date through but not including the Letter of Credit Expiration Date. The Borrower may at any time prior to the Letter of Credit Expiration Date request the issuance of a Letter of Credit, or an amendment or extension of a Letter of Credit, by delivering to the Issuing Lender (with a copy to the Administrative Agent) a completed application and agreement for letters of credit, or request for such amendment or extension, as applicable, in such form as the Issuing Lender may specify from time to time (each a "Letter of Credit Request") by no later than 11:00 a.m. at least five (5) Business Days, or such shorter period as may be agreed to by the Issuing Lender, in advance of the proposed date of issuance, amendment or extension. Promptly after receipt of any Letter of Credit Request, the Issuing Lender shall confirm with the Administrative Agent (in writing) that the Administrative Agent has received a copy of such Letter of Credit Request and if not, the Issuing Lender will provide the Administrative Agent with a copy thereof. Unless the Issuing Lender has received notice from any Lender, the Administrative Agent or any Loan Party, at least one day prior to the requested date of issuance, amendment or extension of the applicable Letter of Credit, that one or more applicable conditions in Article IV is not satisfied, then the Issuing Lender will issue a Letter of Credit or agree to such amendment or extension, provided that each Letter of Credit shall (A) have a maximum maturity of twelve (12) months from the date of issuance, provided, that a Letter of Credit may contain renewal terms satisfactory to the Issuing Lender (except that the foregoing shall not prohibit a Letter of Credit from providing for automatic renewals for additional periods not exceeding one (1) year each so long as the Issuing Lender may prevent such renewal by notice and no such additional period extends beyond the date set forth in the following clause (B)), and (B) in no event expire later than the Letter of Credit Expiration Date (except that a Letter of Credit may provide for automatic renewals for additional twelve (12-month periods without an amendment to such Letter of Credit unless at least ninety (90) days prior to any such date the Issuing Lender notifies the beneficiary of such Letter of Credit in writing of the Issuing Lender’s election not to extend such Letter of Credit, so long as no such additional period extends beyond the first anniversary of the Maturity Date for the Revolving Credit Facility), and provided, further that at no time shall (i) the Letter of Credit Obligations exceed the Letter of Credit Sublimit, (ii) the Revolving Facility Usage exceed the Borrowing Base or (iii) the Revolving Facility Usage exceed the Revolving Facility Commitments. Each request by the Borrower for the issuance, amendment or extension of a Letter of Credit shall be deemed to be a representation by the Borrower that it shall be in compliance with the 2nd proviso to the preceding sentence and with Article IV after giving effect to the requested issuance, amendment or extension of such Letter of Credit. Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to the beneficiary thereof, the Issuing Lender will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment. The Borrower unconditionally guarantees all obligations of any other Loan Party with respect to Letters of Credit issued by the Issuing Lender for the account of such Loan Party.
(b)Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the ratable account of the Revolving Facility Lenders a fee (the "Letter of Credit Fee") equal to the

Applicable Letter of Credit Fee Rate (computed on the basis of a year of 360 days and actual days elapsed), which fee shall be computed on the daily average Letter of Credit Obligations and shall be payable annually and on the Maturity Date. The Borrower shall also pay to the Issuing Lender for the Issuing Lender's sole account a fronting fee in an amount equal to the greater of (i) 0.125% of the face amount of each Letter of Credit and (ii) $1,000.00, as well as the Issuing Lender's then in effect customary fees and administrative expenses payable with respect to the Letters of Credit as the Issuing Lender may generally charge or incur from time to time in connection with the issuance, maintenance, amendment (if any), assignment or transfer (if any), negotiation, and administration of Letters of Credit.
(c)Disbursements, Reimbursement. Immediately upon the issuance of each Letter of Credit, each Revolving Facility Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Lender a participation in such Letter of Credit and each drawing thereunder, without recourse or warranty, in an amount equal to such Revolving Facility Lender's Pro Rata Share of the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively.
(i)In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Issuing Lender will promptly notify the Borrower and the Administrative Agent thereof. Provided that it shall have received such notice, the Borrower shall reimburse (such obligation to reimburse the Issuing Lender shall sometimes be referred to as a "Reimbursement Obligation") the Issuing Lender prior to 12:00 noon on each date that an amount is paid by the Issuing Lender under any Letter of Credit (each such date, a "Drawing Date") by paying to the Administrative Agent for the account of the Issuing Lender an amount equal to the amount so paid by the Issuing Lender. In the event the Borrower fails to reimburse the Issuing Lender (through the Administrative Agent) for the full amount of any drawing under any Letter of Credit in accordance with the foregoing sentence, then the Administrative Agent will promptly notify each Revolving Facility Lender thereof, and the Borrower shall be deemed to have requested that Revolving Facility Loans be made by the Revolving Facility Lenders under the Daily Simple SOFR Rate Option to be disbursed on the Business Day immediately following the Drawing Date, subject to the amount of the unutilized portion of the Revolving Facility Commitment and subject to the conditions set forth in Section 4.2 other than any notice requirements. Any notice given by the Administrative Agent or the Issuing Lender pursuant to this Section 2.12(c)(i) may be by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(ii)Each Revolving Facility Lender shall upon the Business Day immediately following a Drawing Date with respect to which notice was delivered by the Administrative Agent in accordance with Section 2.12(c)(i) make funds available to the Administrative Agent for the account of the Issuing Lender in an amount equal to its Pro Rata Share of the amount of the drawing. So long as the conditions set forth in Section 4.2 have been satisfied or waived in accordance with this Agreement, each Revolving Facility Lender that makes such funds available shall be deemed to have made a Revolving Facility Loan at the Daily Simple SOFR Rate Option; provided, that if any conditions set forth in Section 4.2 have not been satisfied or waived in accordance with this Agreement, each Revolving Facility Lender shall remain obligated to fund its Pro Rata Share of such unreimbursed amount and such amount (each a "Participation Advance") shall be deemed to be a payment in respect of its participation in the applicable Letter of Credit Borrowing resulting from such drawing in accordance with Section 2.12(c)(iii). If any Revolving Facility Lender so notified fails to make available to the Administrative Agent for the account of the Issuing Lender the amount of such Revolving Facility Lender's Pro Rata Share of such amount by no later than Noon on such date, then interest shall accrue on such Revolving Facility Lender's obligation to make such payment, from such Business Day to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three (3) days following the date such amount was due and (ii) at a rate per annum equal to the rate applicable to the Revolving Facility Loans under the Daily Simple SOFR Rate Option.
(iii)With respect to any unreimbursed drawing that is not fully reimbursed by Borrower and is not refinanced by Revolving Facility Loans in accordance with Section 2.12(c)(i) because of the Borrower's failure to satisfy the conditions set forth in Section 4.2, the Borrower shall be deemed to have incurred from the Issuing Lender a borrowing (each, a "Letter of Credit Borrowing") in an amount equal to the unreimbursed portion of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to the Revolving Facility Loans under the Daily Simple SOFR Rate Option.
(d)Repayment of Participation Advances.
(i)Upon (and only upon) receipt by the Administrative Agent for the account of the Issuing Lender of immediately available funds from the Borrower (A) in reimbursement of any payment made by the Issuing Lender under the Letter of Credit with respect to which any Lender has made a Participation Advance to the Administrative Agent, or (B) in payment of interest on such a payment made by the Issuing Lender under such a Letter of Credit, the Administrative Agent on behalf of the Issuing Lender will pay to each Revolving Facility Lender, in the same funds as those received by the Administrative Agent, the amount of such Revolving Facility Lender's Pro Rata Share of such funds, except the Administrative Agent shall retain for the account of the Issuing Lender the amount of the Pro Rata Share of such funds of any Revolving Facility Lender that did not make a Participation Advance in respect of such payment by the Issuing Lender.
(ii)If the Administrative Agent is required at any time to return to any Loan Party, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of any payment made by any Loan Party to the Administrative Agent for the account of the Issuing Lender pursuant to this Section 2.12 in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Revolving Facility Lender shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent for the account of the Issuing Lender the amount of its Pro Rata Share of any amounts so returned by the Administrative Agent plus interest thereon from the date such demand is made to the date such amounts are returned by such Revolving Facility Lender to the Administrative Agent, at a rate per annum equal to the Federal Funds Effective Rate in effect from time to time.
(e)Documentation. Each Loan Party agrees to be bound by the terms of the Issuing Lender's application and agreement for letters of credit and the Issuing Lender's written regulations and customary practices relating to letters of credit, though such interpretation may be different from such Loan Party's own. In the event of a conflict between such application or agreement and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of its or its Affiliate's gross negligence, willful misconduct, bad faith or fraud as determined by a final decision by a court of competent jurisdiction, the Issuing Lender shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any Loan Party's instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.
(f)Determinations to Honor Drawing Requests. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the Issuing Lender shall be responsible only to determine that the documents and certificates required to be delivered under such

Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.
(g)Nature of Participation and Reimbursement Obligations. Each Revolving Facility Lender's obligation in accordance with this Agreement to make the Revolving Facility Loans or Participation Advances, as contemplated by this Section 2.12, as a result of a drawing under a Letter of Credit, and the Obligations of the Borrower to reimburse the Issuing Lender upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.12 under all circumstances, including the following circumstances:
(i)any set-off, counterclaim, recoupment, defense or other right that such Revolving Facility Lender may have against the Issuing Lender or any of its Affiliates, the Borrower or any other Person for any reason whatsoever, or that any Loan Party may have against the Issuing Lender or any of its Affiliates, any Lender or any other Person for any reason whatsoever;
(ii)the failure of any Loan Party or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in Sections 2.1 or 4.2 or as otherwise set forth in this Agreement for the making of a Revolving Facility Loan, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Revolving Facility Lenders to make Participation Advances under this Section 2.12;
(iii)any lack of validity or enforceability of any Letter of Credit;
(iv)any claim of breach of warranty that might be made by any Loan Party or any Lender against any beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, crossclaim, defense or other right that any Loan Party or any Lender may have at any time against a beneficiary, successor beneficiary, any transferee or assignee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the Issuing Lender or its Affiliates or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Loan Party or Subsidiaries of a Loan Party and the beneficiary for which any Letter of Credit was procured);
(v)the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit by any Person other than the Issuing Lender or its Affiliates, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if the Issuing Lender or any of its Affiliates has been notified thereof;
(vi)payment by the Issuing Lender or any of its Affiliates under any Letter of Credit against presentation of a demand, draft or certificate or other document that does not comply with the terms of such Letter of Credit;
(vii)the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii)any failure by the Issuing Lender or any of its Affiliates to issue any Letter of Credit in the form requested by any Loan Party, unless the Issuing Lender has received written notice from such Loan Party of such failure within three Business Days after the Issuing Lender shall have furnished such Loan Party and the Administrative Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;
(ix)any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party or Subsidiaries of a Loan Party;
(x)any breach of this Agreement or any other Loan Document by any party thereto;
(xi)the occurrence or continuance of an Insolvency Proceeding with respect to any Loan Party;
(xii)the fact that an Event of Default or a Default shall have occurred and be continuing;
(xiii)the fact that the Maturity Date shall have passed or this Agreement or the Commitments hereunder shall have been terminated; and
(xiv)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.
Notwithstanding the foregoing, the Borrower hereby reserves any rights it may have under applicable Law with respect to any actual losses it may suffer to the extent arising out of the fraud, gross negligence, willful misconduct or breach in bad faith by the Issuing Lender of its obligations under this Section 2.12 (as determined by a court of competent jurisdiction in a final, non-appealable judgment) as a direct result of actions or omissions by the Issuing Lender described in the preceding clause (i) through (xiv); provided that in no event shall the Issuing Lender be liable to any Loan Party or any other Person for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses, or for any damages resulting from any change in the value of any property relating to a Letter of Credit.
(h)Indemnity. The Borrower hereby agrees to protect, indemnify, pay and save harmless the Issuing Lender from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) that the Issuing Lender may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of the fraud, gross negligence, willful misconduct or bad faith of the Issuing Lender or any of its Affiliates as determined by a final, non-appealable judgment of a court of competent jurisdiction.
(i)Liability for Acts and Omissions. As between any Loan Party and the Issuing Lender, such Loan Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender shall not be responsible for any of the following, including any losses or damages to any Loan Party or other Person or property relating therefrom: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the Issuing Lender or its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Loan Party against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Loan Party and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Lender or its Affiliates, as applicable, including any act or omission of any Governmental Authority, and none of the above shall affect or impair, or prevent the vesting of, any of the Issuing Lender's or its Affiliates rights or powers hereunder. Nothing in the preceding sentence shall relieve the Issuing Lender from liability for the Issuing Lender's gross negligence, willful misconduct, fraud or breach in bad faith by the Issuing Lender of its obligations under this Agreement (as determined by a court of competent jurisdiction in a final, non-appealable judgment) in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall the Issuing Lender or its Affiliates be liable to any Loan Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including attorneys' fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.
Without limiting the generality of the foregoing, the Issuing Lender and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by the Issuing Lender or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit if the Issuing Lender or such Affiliate shall have reasonably determined that the reason for such dishonor has been eliminated, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the Issuing Lender or its Affiliate; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Issuing Lender or its Affiliate in any way related to any order issued at the applicant's request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an "Order") and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.
In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the Issuing Lender or its Affiliates under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put the Issuing Lender or its Affiliates under any resulting liability to the Borrower or any Lender.

(j)Issuing Lender Reporting Requirements. The Issuing Lender shall, on the first Business Day of each month, provide to the Administrative Agent and the Borrower a schedule of the Letters of Credit issued by it, in form and substance satisfactory to the Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), and the Maturity Date of any Letter of Credit outstanding at any time during the preceding month, and any other information relating to such Letter of Credit that the Administrative Agent may request.
(k)ISP. Unless otherwise expressly agreed by the Issuing Lender, the Borrower and the beneficiary of a Letter of Credit, the rules of the International Standby Practices as most recently published from time to time by the International Chamber of Commerce (the "ISP") shall apply to each Letter of Credit.
(l)Illegality. If, at any time, it becomes unlawful for an Issuing Lender to comply with any of its obligations under any Letter of Credit (including, but not limited to, as a result of any Sanctions), the obligations of such Issuing Lender with respect to such Letter of Credit shall be suspended (and all corresponding rights shall cease to accrue) until such time as it may again become lawful for such Issuing Lender to comply with its obligations under such Letter of Credit, and such Issuing Lender shall not be liable for any losses that the Borrower or its Subsidiaries may incur as a result.
I.13Payments.
(a)Payments Generally. All payments and prepayments to be made in respect of principal, interest, Unused Commitment Fees, Letter of Credit Fees, other fees referred to in Section 2.10 or other fees or amounts due from the Borrower hereunder shall be payable prior to 11:00 a.m. on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue. Such payments shall be made to the Administrative Agent at the Principal Office for the account of the Lenders or the Issuing Lender to which they are owed, in each case in Dollars and in immediately available funds. The Administrative Agent shall promptly distribute such amounts to the Issuing Lender, Swing Line Lender and/or applicable Lenders in immediately available funds. The Administrative Agent's and each Lender's statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement."
(b)Payments by the Borrower; Presumptions by the Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
I.14Interest Payment Dates. Interest on Daily Simple SOFR Rate Loans shall be due and payable in arrears on each applicable Interest Payment Date. Interest on Term SOFR Rate Loans shall be due and payable on the last day of each Interest Period for those Loans and, if such Interest Period is longer than three (3) months, also on the date that is the three-month anniversary of the first day of such Interest Period. Interest on each Fixed Rate Term Loan shall be due and payable in arrears on the dates specified therefor on Schedule 2.6. Interest on mandatory prepayments of principal under Section 2.16 shall be due on the date such mandatory prepayment is due. Interest on the principal amount of each Loan not constituting a Daily Simple SOFR Rate Loan, Term SOFR Rate Loan, Fixed Rate Term Loan or on any other monetary Obligations shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated Maturity Date, upon an accelerated Maturity Date or otherwise).
I.15Voluntary Prepayments and Reduction of Commitments.
(a)Right to Prepay. The Borrower shall have the right at its option from time to time to prepay the Loans (other than Seasonal Term Loans) in whole or part without premium or penalty (except those amounts, if any, owed by Borrower at the time of such prepayment pursuant to Sections 11.3, 3.1 and 3.5). Whenever the Borrower desires to prepay any part of the Variable Rate Term Loans, it shall provide a prepayment notice to the Administrative Agent by 11:00 a.m. at least (A) three (3) U.S. Government Securities Business Days prior to the date of prepayment of Term SOFR Rate Loans, or (B) one (1) U.S. Government Securities Business Day prior to the date of prepayment of Daily Simple SOFR Rate Loans, in each case setting forth the following information:
(i)the date, which shall be a Business Day, on which the proposed prepayment is to be made;
(ii)a statement indicating the application of the prepayment among Class of Loan and Borrowings; and
(iii)the total principal amount of such prepayment, which shall not be less than the lesser of the following with respect to any Class of Loan: (A) the then outstanding principal amount of such Class of Loan, or (B) $2,000,000.00 (provided, that the amount of any prepayment to which this Section 2.15(a)(iii)(b) applies shall be in integral multiples of $2,000,000.00).
All prepayment notices shall be irrevocable. The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount except with respect to Loans to which the Daily Simple SOFR Rate Option applies, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. So long as no Event of Default has occurred and is continuing, all Variable Rate Term Loan prepayments permitted pursuant to this Section 2.15 shall be applied pro rata to the unpaid installments of principal of such Variable Rate Term Loan (as applicable) in the inverse order of scheduled maturities (for the avoidance of doubt, to be first applied to any balloon payment due and payable on the Maturity Date of such Variable Rate Term Loan (as applicable)). If the Borrower prepays a Loan but fails to specify the applicable Class and/or Borrowing that the Borrower intends to prepay or if an Event of Default has occurred and is continuing, then such prepayment shall be applied first, ratably to all outstanding Revolving Facility Loans and Revolving Term Loans that are Daily Simple SOFR Rate Loans, second, ratably to all outstanding Revolving Facility Loans and Revolving Term Loans that are Term SOFR Rate Loans, third, ratably to all outstanding Variable Rate Term Loans that are Daily Simple SOFR Rate Loans, fourth, ratably to all outstanding Variable Rate Term Loans that are Term SOFR Rate Loans and fifth ratably to all outstanding Fixed Rate Term Loans. Any prepayment hereunder shall include all interest and fees due and payable at the time of such prepayment with respect to the Loan being prepaid and shall be subject to the Borrower’s Obligation to indemnify the Lenders under Section 3.5.
Voluntary prepayments of Revolving Facility Loans and Revolving Term Loans shall be governed by, and applied in accordance with, the CoBank Cash Management Agreement. Voluntary prepayments of Fixed Rate Term Loans shall be governed by, and applied in accordance with, instructions issued by the Administrative Agent at the time of such prepayment. Seasonal Term Loans may not be voluntarily prepaid.
(b)Reduction of Revolving Facility Commitments.
(i)In addition to the commitment reductions pursuant to Sections 2.15(b)(ii) and 2.16(g), (A) the Revolving Facility Commitments shall be permanently reduced and terminated in full on the Maturity Date with respect to the Revolving Credit Facility, and (B) the Revolving Term Facility Commitments shall be permanently reduced and terminated in full on the Maturity Date with respect to the Revolving Term Credit Facility. Any outstanding principal balance of the Revolving Facility Loans or Revolving Term Loans not sooner due and payable will become due and payable on such Maturity Date and shall be accompanied by accrued interest on the amount repaid, any applicable fees pursuant to Section 3.5 and any other fees required hereunder.
(ii)The Borrower shall have the right at any time after the Closing Date upon five (5) days' prior written notice to the Administrative Agent to permanently reduce (ratably among the Revolving Facility Lenders in proportion to their Pro Rata Shares) the Revolving Facility Commitments in a minimum amount of $50,000,000.00 and whole multiples of $50,000,000.00 or the Revolving Term Facility Commitments in a minimum amount of $5,000,000.00 and whole multiples of $5,000,000.00, or to terminate completely the Revolving Facility Commitments or Revolving Term Facility Commitments, without penalty or premium except as hereinafter set forth; provided that any such reduction or termination shall be accompanied by prepayment of the Revolving Facility Loans or Revolving Term Loans, as applicable, together with outstanding Unused Commitment Fees, and the full amount of interest accrued on the principal sum to be prepaid (and all amounts referred to in Section 3.5 hereof) to the extent necessary to cause the (A) Revolving Facility Usage after giving effect to such prepayments to be equal to or less than the Revolving Facility Commitments as so reduced or terminated, and (B) aggregate Revolving Term Facility Usage after giving effect to such prepayments to be equal to or less than the Revolving Term Facility Commitments as so reduced or terminated. Any notice to reduce the Revolving Facility Commitments or Revolving Term Facility Commitment under this Section 2.15(b)(ii) shall be irrevocable.
I.16Mandatory Prepayments.
(a)Overadvance.
(i)If the Revolving Facility Usage at any time exceeds the Revolving Facility Commitments (each, a "Revolving Facility Overadvance"), the Borrower shall prepay the Revolving Facility Loans and Swing Line Loans in such amounts as shall be necessary so that Revolving Facility Usage does not exceed the Revolving Facility Commitments and, if prepayment in full of the Revolving Facility Loans and Swing Line Loans is not sufficient to eliminate such excess, the Borrower shall Cash Collateralize the Letter of Credit Obligations.
(ii)If the Revolving Term Facility Usage at any time exceeds the Revolving Term Facility Commitments (each, a "Revolving Term Facility Overadvance"), the Borrower shall prepay the Revolving Term Loans in such amounts as shall be necessary so that Revolving Term Facility Usage does not exceed the Revolving Term Facility Commitments.
(iii)If the aggregate amount of the Variable Rate Term Loans at any time exceeds the Variable Rate Term Loan Commitments (each, a "Variable Rate Term Loan Overadvance"), the Borrower shall prepay the Variable Rate Term Loans in such amounts as shall be necessary so that the Variable Rate Term Loans do not exceed the Variable Rate Term Loan Commitments.
(iv)If the aggregate amount of any Seasonal Term Loans at any time exceeds the Seasonal Term Loan Commitments (each, a "Seasonal Term Loan Overadvance"), the Borrower shall prepay the Seasonal Term Loans in such amounts as shall be necessary so that the Seasonal Term Loans do not exceed the Seasonal Term Loan Commitments.
(v)If the aggregate amount of the Fixed Rate Term Loans at any time exceeds the Fixed Rate Term Loan Commitments (each, a "Fixed Rate Term Loan Overadvance"), the Borrower shall prepay the Fixed Rate Term Loans in such amounts as shall be necessary so that the Fixed Rate Term Loans do not exceed the Fixed Rate Term Loan Commitments.
(b)Disposition of Assets. Immediately upon the receipt by any Loan Party or Subsidiary thereof of the Net Cash Proceeds from any Disposition not expressly permitted by Section 7.8, or as required pursuant to Section 7.8(h)(iii) or Section 7.8(j), the Borrower shall prepay, or cause such other Loan Party or Subsidiary to prepay, Obligations in an aggregate amount equal to 100% of the Net Cash Proceeds of such Disposition (or such other amount as may be required pursuant to Section 7.8(h)(iii)), unless otherwise agreed to by the Administrative Agent in writing; provided, however, that, so long as no Default shall have occurred and be continuing, such Net Cash Proceeds shall not be required to be so applied at the election of the Borrower (as notified by the Borrower to the Administrative Agent on or prior to the date of such Disposition) to the extent such Loan Party or such Subsidiary reinvests all or any portion of such Net Cash Proceeds in Capital Expenditures of the Loan Parties within three hundred sixty-five (365) days after the receipt of such Net Cash Proceeds; provided, that, if such Net Cash Proceeds shall have not been so reinvested, such Net Cash Proceeds shall be immediately prepaid. All such proceeds shall be paid and applied in accordance with Sections 2.16(g)(ii) and 2.16(h). Notwithstanding anything herein to the contrary, no such mandatory prepayment shall constitute or be deemed to constitute a cure of any Default or Event of Default arising as a result of the Disposition giving rise to such prepayment obligation.
(c)Casualty Events. Immediately upon the receipt by any Loan Party or Subsidiary thereof of the Net Cash Proceeds of any Casualty Event or series of related Casualty Events affecting any property of any Loan Party, the Borrower shall prepay, or cause such other Loan Party or Subsidiary thereof to prepay, Obligations in an aggregate amount equal to 100% of the Net Cash Proceeds of such Casualty Event(s), unless otherwise agreed to by the Administrative Agent in writing; provided, however, that, so long as no Default shall have occurred and be continuing, such Net Cash Proceeds shall not be required to be so applied at the election of the Borrower (as notified by the Borrower to the Administrative Agent) to the extent such Loan Party or such Subsidiary reinvests all or any portion of such Net Cash Proceeds in Capital Expenditures of the Loan Parties within three hundred sixty-five (365) days after the receipt of such Net Cash Proceeds; provided, that, if such Net Cash Proceeds shall have not been so reinvested, such Net Cash Proceeds shall be immediately prepaid. All such proceeds shall be paid and applied in accordance with Sections 2.16(g) and 2.16(h). Notwithstanding anything herein to the contrary, no such mandatory prepayment shall constitute or be deemed to constitute a cure of any Default or Event of Default arising as a result of such Casualty Event(s) giving rise to such prepayment obligation.
(d)Equity Issuances. Immediately upon receipt by any Loan Party or Subsidiary thereof of the Net Cash Proceeds from any Equity Issuance, other than Equity Issuances expressly permitted under Section 7.13(a), the Borrower shall prepay, or cause such other Loan Party or Subsidiary to prepay, Obligations in an aggregate amount equal to 100% of the Net Cash Proceeds of such Equity Issuance. All such proceeds shall be paid and applied in accordance with Sections 2.16(g) and 2.16(h). Notwithstanding anything herein to the contrary, no such mandatory prepayment shall constitute or be deemed to constitute a cure of any Default or Event of Default arising as a result of such Equity Issuance giving rise to such prepayment obligation.
(e)Debt Incurrence. Immediately upon the receipt by any Loan Party or Subsidiary thereof of the Net Cash Proceeds of any Debt Incurrence, other than a Debt Incurrence permitted under Section 7.1, the Borrower shall prepay, or cause such other Loan Party or Subsidiary thereof to prepay, Obligations in an amount equal to 100% of the amount of such Net Cash Proceeds. All such proceeds shall be paid and applied in accordance with Sections 2.16(g) and 2.16(h). Notwithstanding anything herein to the contrary, any such prepayment shall not constitute or be deemed to be a cure of any Default or Event of Default arising as a result of such Debt Incurrence.
(f)Borrowing Base Deficit. If any Borrowing Base Certificate shall reflect a Borrowing Base Deficit, the Borrower shall, immediately and without the necessity of a demand by the Administrative Agent or any Lender, prepay the Revolving Facility Loans and any Seasonal Term Loans in such amount as may be necessary to eliminate such Borrowing Base Deficit. Notwithstanding anything herein to the contrary, no such mandatory prepayment shall constitute or be deemed to constitute a cure of any Default or Event of Default arising as a result of such Borrowing Base Deficit giving rise to such prepayment obligation.
(g)Application Among Obligations.
(i)Except to the extent provided in Section 2.16(g)(ii), all prepayments pursuant to this Section 2.16 shall be applied, first to prepay any Overadvances that may be outstanding, pro rata, second to prepay the Variable Rate Term Loans (to be applied to installments of the Variable Rate Term Loans in inverse order of scheduled maturities ratably in accordance with the then outstanding amounts thereof), third to prepay the Revolving Facility Loans (including Swing Line Loans) and Revolving Term Loans, pro rata, with a corresponding reduction in the Revolving Facility Commitments and Revolving Term Facility Commitments, and to Cash Collateralize outstanding Letter of Credit Obligations, and fourth to prepay the Fixed Rate Term Loans (to be applied to installments of the Fixed Rate Term Loans in inverse order of scheduled maturities ratably in accordance with the then outstanding amounts thereof).
(ii)All prepayments required pursuant to Section 2.16(b) shall be applied as follows: (i) the first $20,000,000.00 of prepayments made after the Closing Date shall be applied to prepay the Revolving Facility Loans (including Swing Line Loans) and Revolving Term Loans, pro rata, without a corresponding reduction in the Revolving Facility Commitments and Revolving Term Facility Commitments; and (ii) any remaining prepayments shall be applied, first to prepay the Revolving Term Loans, without a corresponding reduction in the Revolving Term Facility Commitments, second to prepay the Variable Rate Term Loans (to be applied to installments of the Variable Rate Term Loans in inverse order of scheduled maturities ratably in accordance with the then outstanding amounts thereof), and third to prepay the Fixed Rate Term Loans (to be applied to installments of the Fixed Rate Term Loans in inverse order of scheduled maturities ratably in accordance with the then outstanding amounts thereof).
(h)Interest Payments; Application Among Interest Rate Options. All prepayments pursuant to this Section 2.16 shall be accompanied by accrued and unpaid interest upon the principal amount of each such prepayment. Subject to Section 2.16(g), all prepayments required pursuant to this Section 2.16 (other than prepayments in respect of Fixed Rate Term Loans) shall first be applied to Daily Simple SOFR Rate Loans and then to Term SOFR Rate Loans. In accordance with Section 3.5, the Borrower shall indemnify the Lenders for any loss or expense, including loss of margin, incurred with respect to any such prepayments applied against Term SOFR Rate Loans on any day other than the last day of the applicable Interest Period or against Fixed Rate Term Loans.
I.17Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff, counterclaim or banker's lien, by receipt of voluntary payment, by realization upon security, or by any other non-pro rata source or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro-rata share of the amount such Lender is entitled hereunder, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other Obligations owing them, provided that:
(a)if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(b)the provisions of this Section 2.17 shall not be construed to apply to (x) any payment (including the application of funds arising from the existence of a Defaulting Lender) made by the Loan Parties pursuant to and in accordance with the express terms of the Loan Documents, (y) the application of Cash Collateral provided for in Section 2.19 or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or Participation Advances to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.17 shall apply).
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation. This Section 2.17 shall not apply to any action taken by any Farm Credit Lender with respect to any Farm Credit Equities held by the Borrower or any cash patronage, whether on account of foreclosure of any Lien thereon, retirement and cancellation of the same, exercise of setoff rights or otherwise.
I.18Defaulting Lenders.
(a)Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)Waivers and Amendments. Such Defaulting Lender's right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.
(ii)Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.2(c) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lender or Swing Line Lender hereunder; third, to Cash Collateralize the Issuing Lender's Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.19; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender's potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Lender's future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.19; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lender or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lender or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 2.18(a)(iv) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.18(a) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)Certain Fees.
(A)No Defaulting Lender shall be entitled to receive any Unused Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.19.
(C)With respect to any Unused Commitment Fee or Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender's participation in Letter of Credit Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Lender and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Lender's or Swing Line Lender's Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(iv)Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender's participation in Letter of Credit Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender's Commitment) but only to the extent that (x) the conditions set forth in Section 4.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent within ten (10) Business Days of receiving notice of the reallocation, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause any Non-Defaulting Lender's Pro Rata Share of the Revolving Facility Usage to exceed such Non-Defaulting Lender's Revolving Facility Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender's increased exposure following such reallocation.
(v)Cash Collateral; Repayment of Swing Line Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lender's Fronting Exposure and (y) second, Cash Collateralize the Issuing Lender's Fronting Exposure in accordance with the procedures set forth in Section 2.19.
(b)Defaulting Lender Cure. If the Borrower, the Administrative Agent and the Swing Line Lender and Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable Facility (without giving effect to Section 2.18(a)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender's having been a Defaulting Lender.
(c)New Swing Line Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Line Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan and (ii) the Issuing Lender shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
I.19Cash Collateral. At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent or the Issuing Lender (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the Issuing Lender's Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.18(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.
(a)Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Lender, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders' obligation to fund participations in respect of Letter of Credit Obligations, to be applied pursuant to clause (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Lender as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).
(b)Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.19 or Section 2.18 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender's obligation to fund participations in respect of Letter of Credit Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(c)Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Lender's Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.19 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the Issuing Lender that there exists excess Cash Collateral; provided that, subject to Section 2.18, the Person providing Cash Collateral and the Issuing Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower or any other Loan Party, such Cash Collateral shall remain subject to the Prior Security Interest granted pursuant to the Loan Documents.
II.INCREASED COSTS; TAXES; ILLEGALITY; INDEMNITY
II.1Increased Costs.

(a)Increased Costs Generally. If any Change in Law shall:
(i)impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as "Eurocurrency liabilities" in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or the Issuing Lender;
(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)impose on any Lender or the Issuing Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, the Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Issuing Lender or other Recipient, the Borrower will pay to such Lender, Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)Capital Requirements. If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any lending office of such Lender or such Lender's or the Issuing Lender's holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender's or the Issuing Lender's capital or on the capital of such Lender's or the Issuing Lender's holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender's or the Issuing Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or the Issuing Lender's policies and the policies of such Lender's or the Issuing Lender's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender's or the Issuing Lender's holding company for any such reduction suffered.
(c)Certificates for Reimbursement. A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in this Section 3.1 which shall include supporting information, and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)Delay in Requests. Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section 3.1 shall not constitute a waiver of such Lender's or the Issuing Lender's right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section 3.1 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's or the Issuing Lender's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).
II.2Taxes.
(a)Issuing Lender. For purposes of this Section 3.2, the term "Lender" includes the Issuing Lender and the term "applicable Law" includes FATCA.
(b)Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.2) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)Payment of Other Taxes by the Borrower. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)Indemnification by the Borrower. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.2) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate with supporting information as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Each of the Loan Parties shall, and does hereby agree to, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within thirty (30) days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.2(e) below.

(e)Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the applicable Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender's failure to comply with the provisions of Section 11.7 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (e).
(f)Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.2, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)Status of Lenders.
(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.2(g)(ii)(A), 3.2(g)(ii)(B) and 3.2(g)(ii)(D) below) shall not be required if in the Lender's reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower:
(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "interest" article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;
(2)executed originals of IRS Form W-8ECI;
(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a Tax Compliance Certificate to the effect that such Foreign Lender is not (A) a "bank" within the meaning of Section 881(c)(3)(A) of the Code, (B) a "10 percent shareholder" of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or (C) a "controlled foreign corporation" related to the Borrower as described in Section 881(c)(3)(C) of the Code and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or
(4)to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a Tax Compliance Certificate on behalf of each such direct and indirect partner;
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(h)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.2 (including by the payment of additional amounts pursuant to this Section 3.2), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.2 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause (h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
II.3Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund any Loans or to determine or charge interest rates based upon any Benchmark, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), any obligation of the Lenders to make such Loans, and any right of the Borrower to continue such Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender with supporting information (with a copy to the Administrative Agent), prepay or, if applicable, convert all such Loans to Alternate Base Rate Loans,
(A)if such Loans are not subject to an Interest Period, immediately, or
(B)if such Loans are subject to an Interest Period, on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such Loans to such day, in each case until the Administrative Agent is advised in writing by each affected Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon such Benchmark. Upon any such prepayment or conversion, the Borrower shall also pay accrued and unpaid interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.5.
II.4Inability to Determine Rate; Cost; Interest After Default.
(a)Inability to Determine Rate; Cost. Subject to Section 3.7, if, on or prior to the commencement of any Interest Period (or, in the case of any Benchmark that is not subject to an Interest Period, on any Business Day):
(i)the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that for any reason (other than a Benchmark Transition Event) any Benchmark cannot be determined pursuant to the definition thereof;
(ii)the Required Lenders determine that for any reason in connection with any request for a Loan that is subject to an Interest Period or a conversion thereto or a continuation thereof that the Benchmark for any requested Interest Period with respect to a proposed Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loans, and the Required Lenders have provided notice of such determination to the Administrative Agent; or
(iii)the Required Lenders determine that for any reason in connection with any request for a Loan that is not subject to an Interest Period or a conversion thereto or a continuation thereof or the maintaining thereof that the Benchmark with respect to a proposed Loan or outstanding Loan does not adequately and fairly reflect the cost to such Lenders of funding or maintaining such Loans, and the Required Lenders have provided notice of such determination to the Administrative Agent, then the Administrative Agent shall give notice thereof to the Borrower and the Lenders.
Upon notice thereof by the Administrative Agent to the Borrower,
(1)any obligation of the Lenders to make such Loans that are subject to an Interest Period, and any right of the Borrower to continue such Loans or to convert to such Loans, shall be suspended (to the extent of the affected Loans or affected Interest Periods) until the Administrative Agent (with respect to clause (ii), at the instruction of the Required Lenders) revokes such notice;
(2)any obligation of the Lenders to make or maintain such Loans that are not subject to an Interest Period and any right of the Borrower to continue such Loans or to convert to such Loans shall be suspended (to the extent of the affected Loans) until the Administrative Agent (with respect to clause (iii), at the instruction of the Required Lenders) revokes such notice;
(3)the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of such Loans (to the extent of the affected Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Alternate Base Rate Loans in the amount specified therein; and
(4)any outstanding affected Loans will be deemed to have been converted into Alternate Base Rate Loans at the end of the applicable Interest Period (or if such Loans are not subject to an Interest Period, immediately) and, upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 3.5.

(b)Default Rate. To the extent permitted by Law, immediately upon the occurrence and during the continuation of an Event of Default under clause (a) or (l) of Section 9.1, or immediately after written demand by the Required Lenders to the Administrative Agent after the occurrence and during the continuation of any other Event of Default, then the principal amount of all Obligations shall bear interest at the Default Rate and the rates applicable to Letter of Credit Fees shall be increased to the Default Rate. The Borrower acknowledges that the increase in rates referred to in this Section 3.4(b) reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Lenders are entitled to additional compensation for such risk; and all such interest shall be payable by the Borrower upon demand by the Administrative Agent.
II.5Indemnity. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense attributable to or incurred by it as a result of:
(a)any continuation, conversion, payment or prepayment of any Loan that is subject to an Interest Period on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan that is subject to an Interest Period on the date or in the amount notified by the Borrower; or
(c)any assignment of a Loan that is subject to an Interest Period on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 3.6;
including any loss, cost or expenses arising from the liquidation or reemployment of funds. The Borrower shall also pay reasonable customary administrative fees charged by such Lender in connection with the foregoing.
II.6Mitigation Obligations; Replacement of Lenders.
(a)Designation of a Different Lending Office. If any Lender requests compensation under Section 3.1, or requires any Loan Party to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.2, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.1 or Section 3.2, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)Replacement of Lenders. If any Lender requests compensation under Section 3.1, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.2 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.6(a) above or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse except to the extent provided in clause (vi) below (in accordance with and subject to the restrictions contained in, and consents required by,

Section 11.8), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.1 or 3.2) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(i)the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.7;
(ii)such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letter of Credit drawings, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.5) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(iii)in the case of any such assignment resulting from a claim for compensation under Section 3.1 or payments required to be made pursuant to Section 3.2, such assignment will result in a reduction in such compensation or payments thereafter;
(iv)such assignment does not conflict with applicable Law;
(v)in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent; and
(vi)notwithstanding anything to the contrary in this Section 3.6(b) but subject to the other provisions of this Agreement (including Section 11.3(b)), if such Lender is a Defaulting Lender, the Borrower shall retain any rights and remedies it may have against such Lender for any claim arising hereunder on account of that Lender having been a Defaulting Lender.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
II.7Benchmark Replacement Setting.
Notwithstanding anything to the contrary herein or in any other Loan Document (and any Secured Bank Product or Hedge Agreement shall be deemed not to be a "Loan Document" for purposes of this Section 3.7:
(a)Replacing Benchmarks. Upon the occurrence of a Benchmark Transition Event as to any Benchmark, the applicable Benchmark Replacement will replace the applicable then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark at or after 3:00 p.m. on the fifth Business Day after the date notice of such Benchmark Replacement is provided to the Lenders and the Borrower without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from the Required Lenders. At any time that the administrator of the applicable then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until the Borrower's receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Alternate Base Rate Loans.
(b)Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
(c)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement, and (ii) the effectiveness of any Benchmark Replacement Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.7(d). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.7, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.7.
(d)Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the applicable then-current Benchmark is a term rate (including Term SOFR), then the Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (ii) the Administrative Agent may reinstate any such previously removed tenor for such Benchmark (including any applicable Benchmark Replacement) settings.
II.8Survival. Each party's obligations under this Article III shall survive the resignation of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
III.CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT
The obligation of each Lender to make Loans and of the Issuing Lender to issue Letters of Credit hereunder is subject to the performance by each of the Loan Parties of its Obligations to be performed hereunder at or prior to the making of any such Loans or issuance of such Letters of Credit and to the satisfaction of the following further conditions:
III.1First Loans and Letters of Credit. The obligation of each Lender to make the Variable Rate Term Loan, the Fixed Rate Term Loan and any other Loans requested by the Borrower on the Closing Date, and the obligation of the Issuing Lender to issue any Letters of Credit requested by the

Borrower on the Closing Date, are subject to the satisfaction of the following conditions on or before the Closing Date:
(a)Deliveries. The Administrative Agent shall have received each of the following in form and substance satisfactory to the Administrative Agent and, if applicable, its counsel:
(i)a certificate of the Borrower signed by a Compliance Officer of the Borrower, dated as of the Closing Date stating that (a) all representations and warranties of the Loan Parties set forth in this Agreement are true and correct in all material respects, except that such representations and warranties that are qualified in this Agreement by reference to materiality or a Material Adverse Change shall be true and correct in all respects, as of the Closing Date (or, if such representation or warranty makes reference to an earlier date, as of such earlier date), (b) the Loan Parties are in compliance with each of the covenants and conditions hereunder, (c) no Event of Default or Default exists, (d) there has occurred no Material Adverse Change either (y) in the business, properties, assets, condition (financial or otherwise) or prospects of the Loan Parties and their respective Subsidiaries, taken as a whole or (z) in the facts and information regarding the Loan Parties and their respective Subsidiaries as represented to the Administrative Agent and the Lenders up to the Closing Date, taken as a whole and (e) each of the Loan Parties has satisfied each of the closing conditions required to be satisfied by it hereunder;
(ii)a certificate dated as of the Closing Date and signed by the Secretary or an Assistant Secretary of each of the Loan Parties, certifying as appropriate as to: (a) all action taken by each Loan Party in connection with this Agreement and the other Loan Documents; (b) the names of the Authorized Officers authorized to sign the Loan Documents and their true signatures; and (c) copies of its Organizational Documents as in effect on the Closing Date certified by the appropriate state official where such documents are filed in a state office (if so filed or required to be so filed) together with certificates from the appropriate state officials as to the continued existence and good standing or existence (as applicable) of each Loan Party in each state where organized or qualified to do business;
(iii)evidence that there is no action, suit, proceeding or investigation pending against, or threatened in writing against, any Loan Party or any Subsidiary of any Loan Party or any of their respective properties in any court or before any arbitrator of any kind or before or by any other Governmental Authority that would reasonably be expected to result in a Material Adverse Change;
(iv)this Agreement and each of the other Loan Documents signed by an Authorized Officer and all appropriate financing statements and appropriate stock powers and certificates evidencing the pledged Collateral and all other original items required to be delivered pursuant to any of the Collateral Documents;
(v)customary written opinions of counsel for the Loan Parties, duly executed (including any local counsel, if required by the Administrative Agent), dated as of the Closing Date;
(vi)evidence that adequate insurance required to be maintained under this Agreement is in full force and effect, with additional insured, mortgagee and lender loss payable special endorsements attached thereto naming the Administrative Agent as additional insured, mortgagee and lender loss payee, as applicable;

(vii)a duly completed Borrowing Base Certificate setting forth the calculation of the Borrowing Base on a pro forma basis as of September 30, 2024, signed by a Compliance Officer of the Borrower;
(viii)evidence satisfactory to the Administrative Agent that the Andersons Transaction has been consummated;
(ix)a duly completed, executed Loan Request for Credit Extension for each Loan or Letter of Credit requested to be made on the Closing Date, including notice of election as to Interest Periods (if applicable);
(x)a duly completed, executed Perfection and Diligence Certificate signed by an Authorized Officer of each of the Loan Parties;
(xi)a duly completed, executed Solvency Certificate signed by an Authorized Officer of the Borrower;
(xii)evidence that all material governmental and third-party consents, subordinations or waivers, as applicable, required to effectuate the transactions contemplated hereby have been obtained and are in full force and effect, including any required material permits and authorizations of all applicable Governmental Authorities;
(xiii)a Lien search with respect to the Borrower and each other Loan Party, in scope satisfactory to the Administrative Agent and with results showing no Liens other than Permitted Liens and otherwise satisfactory to the Administrative Agent;
(xiv)true, correct and complete copies of all Material Agreements not already delivered pursuant to another clause of this Section 4.1;
(xv)an executed Landlord Agreement from the lessor, warehouse operator or other applicable Person for each leased Collateral location;
(xvi)evidence satisfactory to the Administrative Agent and FCMA that the Borrower (A) has made a minimum equity investment of $1,000.00 in each of CoBank’s and FCMA’s Farm Credit Equities and (B) has executed a Loan Term Options, Insurance and Stock Disclosure Statement with FCMA in form and substance satisfactory to FCMA and the Administrative Agent;
(xvii)the Loan Parties shall have (A) paid all accrued and unpaid interest on the loans (other than the Fixed Rate Term Loans) outstanding under the Existing Credit Agreement, (B) fully prepaid any loans (other than the Fixed Rate Term Loans) outstanding under the Existing Credit Agreement, and (C) paid all accrued fees owing to the lenders under the Existing Credit Agreement;
(xviii)subject to Section 6.16:
(A)evidence that the Loan Parties have effectively and validly pledged and perfected the Collateral contemplated by the Collateral Documents;
(B)evidence that all filings and recordings (including all Mortgages and fixture filings) that are necessary to perfect the Prior Security Interest of the Administrative Agent,

for the benefit of the Secured Parties, in the Collateral described in the Collateral Documents have been filed or recorded in all appropriate locations;
(C)a duly completed, executed account control agreement with respect to all Material Accounts signed by an Authorized Officer of the Borrower and the appropriate depository institutions or other entities holding such Material Accounts;
(xix)subject to Section 6.16:
(A)a legal description of each parcel of real property constituting Collateral, compatible with the survey described below (if such survey is required) and sufficient for recording;
(B)to the extent requested by the Administrative Agent in its sole discretion, an ALTA title insurance policy or policies insuring the Administrative Agent, for the benefit of the Secured Parties (including such endorsements as the Administrative Agent may reasonably require), insuring each Mortgage as a valid first priority Lien upon the property subject to such Mortgage subject only to Permitted Liens which have first priority by operation of law, and such other exceptions as are reasonably acceptable to the Administrative Agent;
(C)to the extent requested by the Administrative Agent in its sole discretion, an "as-built" survey or surveys adequate to delete the standard survey exception from any title policy delivered to the Administrative Agent, such survey or surveys to be certified in favor of the Administrative Agent for the benefit of the Secured Parties as to each of the real properties constituting Collateral;
(D)to the extent requested by the Administrative Agent in its sole discretion, acceptable appraisals, field exams and other third party inspections, as applicable of the Loan Parties' and their Subsidiaries' assets, including the real property and improvements thereto constituting Collateral;
(E)to the extent requested by the Administrative Agent in its sole discretion, acceptable Phase I environmental audits with respect to each of the real properties constituting Collateral, together with such other environmental information as the Administrative Agent may request, including, but not limited to, completed environmental questionnaires in the form provided by the Administrative Agent;
(F)written opinions of counsel for the Loan Parties, duly executed, dated as of the Closing Date, and covering such matters with respect to the Mortgages as may be requested by the Administrative Agent;
(G)evidence that the Loan Parties have taken all actions required under the Flood Laws and/or requested by the Administrative Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to:
(1)providing the Administrative Agent with the address and/or GPS coordinates of each structure on any improved real property that will be subject to the Mortgage;

(2)obtaining or providing the following documents: (a) a completed standard "life-of-loan" flood hazard determination form, (b) if the improvement(s) to the improved real property is located in a special flood hazard area, a notification to the Borrower ("Borrower Notice") and (if applicable) notification to the Borrower that flood insurance coverage under the National Flood Insurance Program ("NFIP") is not available because the community does not participate in the NFIP, and (c) documentation evidencing the Borrower's receipt of the Borrower Notice (e.g., countersigned Borrower Notice, return receipt of certified U.S. Mail, or overnight delivery); and
(3)to the extent required under Section 6.5(b), obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral, together with such endorsements in favor of the Administrative Agent as the Administrative Agent may reasonably request;
(xx)an executed letter from the Borrower with respect to any proceeds of the Loans being disbursed to third parties authorizing the Administrative Agent to distribute such proceeds on behalf of the Loan Parties in accordance with the instructions set forth in such letter;
(xxi)the audited, consolidated and consolidating financial statements of the Borrower and its Subsidiaries for the fiscal year ending January 31, 2024, and such other financial statements, budgets, forecasts and other financial information as to the Loan Parties as the Administrative Agent or any other Lender may have reasonably required prior to the Closing Date;
(xxii)at least five (5) Business Days prior to the Closing Date, (A) all documentation and other information requested by (or on behalf of) any Lender in order to comply with requirements of Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions and (B) if the Borrower qualifies as a "legal entity customer" under the Beneficial Ownership Regulation, a Beneficial Ownership Certification; and
(xxiii)such other documents in connection with such transactions as the Administrative Agent or its counsel may reasonably request.
(b)Payment of Fees. The Borrower shall have paid all fees and expenses related to the Facilities and this Agreement and the other Loan Documents payable on or before the Closing Date as required by this Agreement, the Fee Letter or any other Loan Document.
III.2Each Loan or Letter of Credit. At the time of any Credit Extension and after giving effect to the proposed Credit Extension: (i) the representations and warranties of the Loan Parties set forth in Article V of this Agreement and in the other Loan Documents shall then be true and correct, except such representations and warranties that are not qualified by reference to materiality or a Material Adverse Change shall then be true and correct in all material respects as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all material respects as of such earlier date), (ii) no Event of Default or Default shall have occurred and be continuing, and (iii) the Borrower shall have delivered a duly executed and completed Loan Request to the Administrative Agent for each Loan requested to be made pursuant to Sections 2.1(b), 2.2, 2.4(b), 2.5(b), or 2.6(b), or Letter of Credit Request to the Issuing Lender for each Letter of Credit to be issued pursuant to Section 2.12(a), as the case may be.
IV.REPRESENTATIONS AND WARRANTIES

The Loan Parties, jointly and severally, represent and warrant to the Administrative Agent and each of the Lenders as follows:
IV.1Organization and Qualification. Each Loan Party and each Subsidiary of each Loan Party (a) is a corporation, partnership or limited liability company or other entity as identified on Schedule 5.1, in each case duly organized, validly existing and in good standing under the laws of its jurisdiction of organization specified on Schedule 5.1, (b) has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct, and (c) is duly licensed or qualified and in good standing in each jurisdiction listed on Schedule 5.1 and in all other jurisdictions where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary except where the failure to be so duly licensed or qualified could not reasonably be expected to result in a Material Adverse Change.
IV.2Compliance With Laws.
(a)Each Loan Party and each Subsidiary of each Loan Party is in compliance with all applicable Laws in all jurisdictions in which any Loan Party or Subsidiary of any Loan Party is presently or currently foresees that it will be doing business except where the failure to do so could not reasonably be expected to result in a Material Adverse Change.
(b)No Credit Extension, or use of any proceeds thereof, or entry into or performance by any Loan Party of the Loan Documents to which it is a party contravenes any Law applicable to such Loan Party or any Subsidiary of any Loan Party or any of the Lenders.
IV.3Title to Properties. Each Loan Party and each Subsidiary of each Loan Party (a) has good and marketable title to or valid leasehold interest in all properties, assets and other rights that it purports to own or lease or that are reflected as owned or leased on its books and records, and (b) owns or leases all of its properties free and clear of all Liens except Permitted Liens.
IV.4Investment Company Act. None of the Loan Parties or Subsidiaries of any Loan Party is an "investment company" registered or required to be registered under the Investment Company Act of 1940 or under the "control" of an "investment company" as such terms are defined in the Investment Company Act of 1940 and shall not become such an "investment company" or under such "control."
IV.5Event of Default. No Event of Default or Default exists or is continuing.
IV.6Subsidiaries and Owners. Schedule 5.6 states (a) the name of each of the Borrower's Subsidiaries, its jurisdiction of organization and the amount, percentage and type of Equity Interests in such Subsidiary (the "Subsidiary Equity Interests"), (b) the name of each holder of an Equity Interest in the Borrower, the amount, percentage and type of such Equity Interest (the "Borrower Equity Interests"), and (c) any options, warrants or other rights outstanding to purchase any such Equity Interests referred to in clause (a) or (b). The Borrower and each Subsidiary of the Borrower has good and marketable title to all of the Subsidiary Equity Interests it purports to own, free and clear in each case of any Lien and all such Subsidiary Equity Interests have been validly issued, fully paid and nonassessable (or, in the case of a partnership, limited liability company or similar Equity Interest, not subject to any capital call or other additional capital requirement).
IV.7Power and Authority; Validity and Binding Effect.

(a)Each Loan Party and each Subsidiary of each Loan Party has the full power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part.
(b)This Agreement and each of the other Loan Documents (i) has been duly and validly executed and delivered by each Loan Party, and (ii) constitutes, or will constitute, legal, valid and binding obligations of each Loan Party that is or will be a party thereto, enforceable against such Loan Party in accordance with its terms, subject only to limitations on enforceability imposed by (y) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, and (z) general equitable principles.
IV.8No Conflict; Material Agreements; Consents.
(a)Neither the execution and delivery of this Agreement or the other Loan Documents by any Loan Party nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the Organizational Documents of any Loan Party, (ii) any Material Agreement to which any Loan Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it is subject, or (iii) any applicable Law or any order, writ, judgment, injunction or decree to which any Loan Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or any of its respective property is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Loan Party or any of its Subsidiaries (other than Liens granted under the Loan Documents). Neither any Loan Party nor, to the Knowledge of the Authorized Officer, any other party thereto is in default under any Material Agreement. Neither any Loan Party nor any Subsidiary of any Loan Party is in default under any order, writ, judgment, injunction or decree under which it is bound or to which it is subject. None of the Loan Parties or their Subsidiaries or their respective property is bound by any contractual obligation (including pursuant to any Material Agreement), or subject to any restriction in any of its Organizational Documents, or any requirement of Law that could reasonably be expected to result in a Material Adverse Change.
(b)No consent, approval, exemption, order or authorization of, or a registration or filing with, any Governmental Authority or any other Person is required by any Law or any agreement (including any Material Agreement) in connection with (i) the execution, delivery and carrying out of this Agreement or the other Loan Documents, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection of the Prior Security Interest of the Administrative Agent and the Secured Parties created under the Collateral Documents (other than the filing of UCC financing statements, recording of the Mortgages, and filings with the United States Patent and Trademark Office or the United States Copyright Office) or (iv) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies of any Secured Party in respect of the Collateral pursuant to the Collateral Documents, in each case except those which have been duly obtained on or before the Closing Date, taken, given or made and are in full force and effect. Each of the Loan Parties' Material Agreements is in full force and effect, and no Loan Party has received any notice of termination, revocation or other cancellation (before any scheduled date of termination) in respect thereof.

IV.9Litigation. There are no actions, suits, proceedings or investigations pending or threatened in writing against any Loan Party or any Subsidiary of any Loan Party or any of their respective properties, at law or in equity before any Governmental Authority that individually or in the aggregate (i) could reasonably be expected to result in a Material Adverse Change or (ii) purports to affect the legality, validity or enforceability of any Loan Document. None of the Loan Parties or any Subsidiaries of any Loan Party is in violation of any order, writ, injunction or any decree of any Governmental Authority that could reasonably be expected to result in a Material Adverse Change.
IV.10Financial Statements.
(a)Audited Financial Statements. The audited financial statements delivered on or before the Closing Date in accordance with Section 4.1(a) and thereafter most recently delivered in accordance with Section 6.1(b) (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all Material Indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness, as required by GAAP.
(b)Unaudited Financial Statements. The unaudited financial statements delivered on or before the Closing Date in accordance with Section 4.1(a) and thereafter most recently delivered by the Borrower in accordance with Section 6.1(a) (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.
(c)Accuracy of Financial Statements. Neither the Borrower nor any of its Subsidiaries has any liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the financial statements referred to in clauses (a) and (b) of this Section 5.10 or in the notes thereto, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of the Borrower or any Subsidiary of the Borrower that could reasonably be expected to result in a Material Adverse Change.
(d)Material Adverse Change. Since January 31, 2024, no Material Adverse Change has occurred, that has not been disclosed to the Administrative Agent.
IV.11Margin Stock. None of the Loan Parties nor any Subsidiaries of any Loan Party engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U, T or X as promulgated by the Board). No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or that is inconsistent with the provisions of the regulations of the Board. None of the Loan Parties nor any Subsidiary of any Loan Party holds or intends to hold margin stock in such amounts that more than 25% of the reasonable value of the assets of any Loan Party or Subsidiary of any Loan Party are or will be represented by margin stock.

IV.12Full Disclosure. Neither this Agreement nor any other Loan Document, nor any certificate, statement, agreement or other documents furnished to the Administrative Agent or any Lender in connection herewith or therewith (other than projections and budgets), contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading. Any projections or budgets provided by or on behalf of the Loan Parties have been prepared by management in good faith and based on assumptions believed by management to be reasonable at the time the projections or budgets were prepared, it being understood that the projections or budgets as to future events are not to be viewed as fact and that actual results during the period or periods covered by the projections or budgets may differ materially from such projected results. There is no fact known to any Loan Party that materially and adversely affects the business, property, assets, financial condition or results of operations of the Loan Parties, taken as a whole, that has not been set forth in this Agreement or in the certificates, statements, agreements or other documents furnished in writing to the Administrative Agent and the Lenders prior to or at the date hereof in connection with the transactions contemplated hereby. As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.
IV.13Taxes. All federal, state, local and other tax returns required to have been filed with respect to each Loan Party and each Subsidiary of each Loan Party have been filed, and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges that have or may become due pursuant to said returns or to assessments received, except to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made.
IV.14Intellectual Property; Other Rights. Each Loan Party and each Subsidiary of each Loan Party owns or possesses all the Intellectual Property and all service marks, trade names, domain names, licenses, registrations, franchises, permits and other rights necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by such Loan Party or Subsidiary, and none of the Loan Parties has received any written notice that there is an alleged or actual conflict with the rights of others.
IV.15Liens in the Collateral. The Liens in the Collateral granted to the Administrative Agent for the benefit of the Secured Parties pursuant to the Collateral Documents constitute and will continue to constitute Prior Security Interests in and to the Collateral. All filing fees and other expenses in connection with the perfection of such Liens have been or will be paid by the Borrower.
IV.16Insurance.
(a)The properties of each Loan Party and each of its Subsidiaries are insured pursuant to policies and other bonds that are valid and in full force and effect and that provide coverage satisfying or surpassing the requirements set forth in Section 6.5(a).
(b)Each Loan Party, to the extent required under the Flood Laws, has obtained flood insurance for such structures and contents constituting Collateral located in a flood hazard zone pursuant to policies that are valid and in full force and effect and which provide coverage meeting the requirements of Section 6.5(b).
IV.17Employee Benefits Compliance.

(a)Each Plan is in material compliance with its terms and with the applicable provisions of ERISA, the Code and other federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has (i) received the most recently available favorable determination letter from the IRS, or (ii) an application for such a letter currently being processed by the IRS with respect thereto, or (iii) been adopted by means of a prototype or volume submitter plan document that has received the most recently available opinion letter from the IRS on which the plan sponsor is entitled to rely and, to the Knowledge of the Authorized Officer, nothing has occurred that would prevent, or cause the loss of, such qualification. The Loan Parties and each ERISA Affiliate have satisfied all of their obligations and liabilities with respect to each Plan and have made all required contributions to each Plan on or before the applicable due date, including contributions to any Pension Plan and any Multiemployer Plan that are required by the Plan Funding Rules or the collective bargaining agreement, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Pension Plan or Multiemployer Plan.
(b)There are no pending or, to the best knowledge of any Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, including any audit, investigation or enforcement action, with respect to any Plan. To the Knowledge of the Authorized Officer, there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan.
(c)(i) No ERISA Event has occurred or is reasonably expected to occur; and (ii) no Unfunded Liability exists, taking into account only Pension Plans with positive Unfunded Liability.
(d)Each Welfare Benefit Plan can be terminated by a Loan Party or an ERISA Affiliate in its sole discretion without any liability. No Loan Party or ERISA Affiliate reasonably can be expected to incur any liability under Section 4980H(a) of the Code, without qualifying for the reduced assessment under Section 4980H(b) of the Code.
(e)The Unfunded Liability of each Plan, if any, is reflected on the financial statements referenced in Section 5.10.
IV.18Environmental Matters. Except as disclosed on Schedule 5.18:
(a)No Hazardous Materials are now, nor, to the Knowledge of any Authorized Officer, have any Hazardous Materials ever been, placed, stored, located, generated, produced, created, processed, treated, transported, incorporated, discharged, emitted, spilled, released, deposited or disposed of or allowed to escape in, upon, under, over or from the facilities and properties currently owned, leased or operated by any Loan Party or any Subsidiary (the "Property" or the "Properties") (other than substances customarily used or stored at the Property in amounts that are, or at the applicable time were considered to be, advisable for the operation and maintenance of the Property and are stored, used and managed in compliance with all Environmental Laws);
(b)To the Knowledge of any Authorized Officer, no threat exists of a spill, discharge, release or emission of a Hazardous Material upon or from the Property into the environment;
(c)To the Knowledge of any Authorized Officer, the Property has never been used as or for a mine, a landfill, a dump or other disposal facility, an impoundment, industrial or manufacturing purposes, or a gasoline service station;
(d)Borrower has obtained, or has prepared and submitted to the respective jurisdictional Governmental Authority applications for, all permits, licenses and authorizations required under Environmental Law to develop and conduct activities at any Property or the business operated by the Loan Parties (the "Business"). All existing permits, licenses and authorizations are current and valid and authorize Borrower to operate the Business at each respective Property. No Loan Party or Subsidiary of any Loan Party is aware of any basis for any permit, license, authorization or other approval that is required to operate the Business under any Environmental Law to be denied, delayed, revoked, canceled, limited, terminated, modified, appealed or otherwise challenged;
(e)No underground storage tank is now located in the Property or to the Knowledge of any Authorized Officer has previously been located therein but has been removed therefrom;
(f)No violation of any Environmental Law now exists or to the Knowledge of any Authorized Officer has ever existed in, upon, under, over or from the Property, no notice of any such violation or any alleged violation thereof has been issued or given by any Governmental Authority in connection with the Property, and there is not now nor to the Knowledge of any Authorized Officer has there ever been any investigation or report involving the Property by any Governmental Authority;
(g)No Person, party or private or Governmental Authority has given any written notice of any claim, cause of action, penalty, cost or demand for payment or compensation to any Loan Party, whether or not involving any injury or threatened injury to human health, the environment or natural resources resulting or allegedly resulting from any activity or event described in (a) above;
(h)There are not now, nor to the Knowledge of any Authorized Officer have there ever been, any actions, suits, proceedings or damage settlements relating in any way to Hazardous Materials, in, upon, under, over or from the Property;
(i)To the Knowledge of any Authorized Officer there is no investigation or report involving the Property by any Governmental Authority which in any way relates to Hazardous Materials or Environmental Law;
(j)The Property is not listed or, to the Knowledge of any Authorized Officer, proposed for listing in the United States Environmental Protection Agency’s National Priorities List of Hazardous Waste Sites or any other list, schedule, log, inventory or record of Hazardous Material sites maintained by any federal, state or local Governmental Authority;
(k)Borrower has provided to the Administrative Agent all environmental investigations, assessments and audits relating to the Property of which any Authorized Officer has Knowledge;
(l)The Property is not subject to any engineering controls, institutional controls, or any other activity use limitations or restrictions pursuant to any Environmental Law; and
(m)The Property is not subject to any Lien or claim for Lien or threat of a Lien in favor of any Governmental Authority as a result of any presence, release or threatened release of any Hazardous Material in, on, under, over or from the Property.
IV.19Solvency. Before and after giving effect to any Credit Extension hereunder, each of the Loan Parties is Solvent.
IV.20Qualified ECP Guarantor. Each Loan Party is a Qualified ECP Guarantor.

IV.21Transactions with Affiliates. No Affiliate and no officer or director of any Loan Party or any of its Subsidiaries or any individual related by blood, marriage, adoption or otherwise to any such officer or director, or any Person in which any such officer or director or individual related thereto owns any beneficial interest, is a party to any agreement, contract, commitment or transaction with Loan Parties or has any material interest in any material property used by Loan Parties, except as permitted by Section 7.3 or disclosed on Schedule 5.21.
IV.22Labor Matters. There are no strikes, lockouts or slowdowns against any Loan Party or any Subsidiary of any Loan Party pending or, to the knowledge of the Borrower, threatened except as could not reasonably be expected to result in a Material Adverse Change. The hours worked by and payments made to employees of the Loan Parties and their respective Subsidiaries within the past five (5) years have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters, except as could not reasonably be expected to result in a Material Adverse Change. The execution, delivery and performance of the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or any Subsidiary of any Loan Party is bound.
IV.23Anti-Corruption; Anti-Terrorism and Sanctions.
(a)Each of the Loan Parties and their respective Subsidiaries, Affiliates, their officers, directors, and to the knowledge of the Borrower, their employees and agents, are in compliance, in all respects, with all applicable (i) Anti-Corruption Laws, (ii) Anti-Terrorism Laws and (iii) Sanctions.
(b)[reserved];
(c)None of the Loan Parties or their respective Subsidiaries, Affiliates, their officers, directors, employees or agents are Sanctioned Persons or have engaged in, or are now engaged in, or will engage in, any dealings or transactions with any Sanctioned Person.
(d)No Credit Extension, use of proceeds or other transaction contemplated by this Agreement will violate any applicable (i) Anti-Corruption Laws, (ii) Anti-Terrorism Laws or (iii) Sanctions.
(e)The Loan Parties have provided to the Administrative Agent and the Lenders all information requested by the Administrative Agent and the Lenders regarding the Loan Parties and their respective Subsidiaries, Affiliates, officers, directors, employees and agents that is necessary for the Administrative Agent and the Lenders to collect to comply with applicable Anti-Corruption Laws, Anti-Terrorism Laws, Sanctions and other Laws.
IV.24Material Owned Property and Material Leased Property. Set forth on Schedule 5.24, as of the Closing Date and as of the last date such Schedule 5.24 was required to be updated in accordance with Section 6.10 or Section 6.13, is a list of all Material Owned Property and Material Leased Property (including (i) the name of the Loan Party owning or leasing such property, (ii)  the property address, (iii) the city, county, state and zip code which such property is located and (iv) an indication if such location is leased or owned, and if leased, the name of the owner).
V.AFFIRMATIVE COVENANTS
The Loan Parties, jointly and severally, covenant and agree that until Payment In Full of the Secured Obligations, the Loan Parties shall comply at all times with the following covenants:

V.1Reporting Requirements. The Loan Parties will furnish or cause to be furnished to the Administrative Agent and each of the Lenders:
(a)Monthly Financial Statements. As soon as available and in any event within thirty (30) calendar days after the end of each month, financial statements of the Borrower, consisting of a consolidated balance sheet as of the end of such month and related consolidated statements of income, stockholders or members equity and cash flows for such month then ended and the fiscal year through that date, all in reasonable detail and certified by a Compliance Officer of the Borrower as having been prepared in accordance with GAAP (subject to normal year-end audit adjustments), consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year, including a Management, Discussion, and Analysis report in form and detail reasonably satisfactory to the Administrative Agent that includes, without limitation, (i) a discussion of the fiscal-year-to-date operating and financial results and (ii) a comparison of the fiscal-year-to-date performance to the corresponding Budget.
(b)Annual Financial Statements. As soon as available and in any event within one hundred and twenty (120) days after the end of each fiscal year of the Borrower, audited financial statements of the Borrower consisting of a consolidated and consolidating balance sheet as of the end of such fiscal year, and related consolidated and consolidating statements of income, stockholders’ equity and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, including a comparison of actual performance to the Budget for such fiscal year and year-to-date delivered to the Administrative Agent pursuant to Section 6.1(e)(i), and certified by independent certified public accountants of nationally recognized standing satisfactory to the Administrative Agent. The certificate or report of accountants shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur) and shall not indicate the occurrence or existence of any event, condition or contingency that would materially impair the prospect of payment or performance of any covenant, agreement or duty of any Loan Party under any of the Loan Documents. In addition, the Loan Parties shall provide to the Administrative Agent, within ten (10) days of the Loan Parties’ receipt, copies of the final versions of any financial statements for the end of any prior fiscal year that the Loan Parties’ independent auditing firm recommends should be restated.
(c)Compliance Certificate. Concurrently with the financial statements of the Borrower furnished to the Administrative Agent and to the Lenders pursuant to Sections 6.1(a) and (b), a Compliance Certificate duly executed by a Compliance Officer of the Borrower.
(d)Borrowing Base Certificate. As soon as available and in any event within thirty (30) calendar days after the end of each month, a borrowing base certificate in the form of Exhibit L or in such other form as the Administrative Agent shall require from time to time (each, a "Borrowing Base Certificate"), together with such supporting information as the Administrative Agent may reasonably request in connection therewith setting forth (i) the Borrowing Base and its components as of the end of the immediately preceding calendar month and (ii) the sum of the Revolving Facility Usage and the aggregate outstanding principal amount of any Seasonal Term Loans as of the end of the immediately preceding calendar month. Each Borrowing Base Certificate shall be certified as being true, correct and complete in all material respects by an Authorized Officer of the Borrower.
(e)Other Reports.

(i)Annual Budget. The annual consolidated Budget and any forecasts or projections of the Borrower, to be supplied not later than forty-five (45) days after the commencement of the fiscal year to which any of the foregoing may be applicable;
(ii)Accountants' Reports. Promptly upon their becoming available to the Borrower, any reports, including management letters submitted, to the Borrower by independent accountants in connection with any annual, interim or special audit;
(iii)Management Report. Concurrently with the annual financial statements of the Borrower furnished to the Administrative Agent and to the Lenders pursuant to Section 6.1(b), a management report (A) outlining principal factors affecting performance and describing the operations and financial condition of the Borrower and its Subsidiaries for the fiscal year then ended, and (B) discussing the reasons for any significant variations. The information above shall be presented in reasonable detail and shall be certified by a Compliance Officer of the Borrower to the effect that, to his or her knowledge after reasonable diligence, such information fairly presents in all material respects the results of operations and financial condition of the Borrower and its Subsidiaries as at the dates and for the periods indicated.
(iv)Benefit Plan Documentation. Promptly upon request by any Lender, each Loan Party will deliver to the Lender (A) all reports, forms and other documents required to be or otherwise prepared or filed in respect of any Plan pursuant to the Code, ERISA and other applicable Law; (B) all actuarial reports prepared in respect of any Pension Plan or Multiemployer Plan that are available to the Loan Party or that may be made available to the Loan Party upon request; and (C) any documentation regarding withdrawal liability under or the funding status with respect to any Multiemployer Plan.
(v)Warehouse Inspection Reports. Promptly and in any event within thirty (30) days of receipt, a copy of each Federal or state warehouse inspection report received by the Borrower or any Subsidiary from any Governmental Authority or other Person with respect to any grain or other warehouse operated by the Borrower or any Subsidiary.
(vi)Certain Continuing Reports. Within thirty (30) calendar days after a request from the Administrative Agent, the Borrower shall cause to be delivered to the Administrative Agent, such broker statements, market position reports, inventory reports, accounts receivable aging reports and such other reports as the Administrative Agent may reasonably require, each in form and substance consistent with similar reports delivered (if any) to the Administrative Agent prior to the Closing Date or in such form satisfactory to the Administrative Agent.
(f)Notices.
(i)Default. Promptly after any officer of any Loan Party has learned of the occurrence of an Event of Default or Default, a certificate signed by an Authorized Officer setting forth the details of such Event of Default or Default and the action that such Loan Party proposes to take with respect thereto.
(ii)Regulatory and Other Notices. Promptly after filing, receiving or becoming aware thereof, the Loan Parties will deliver or cause to be delivered copies of any filings or communications sent to, or notices and other communications received by, any Loan Party or any of its respective Subsidiaries from any Governmental Authority relating to any noncompliance by any Loan

Party or any of its Subsidiaries with any applicable Law or with respect to any matter or proceeding, in each case, the effect of which could reasonably be expected to result in a Material Adverse Change.
(iii)Litigation. Promptly after the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Governmental Authority or any other Person against any Loan Party or Subsidiary of any Loan Party that relate to the Collateral, involve a claim or series of claims equal to or in excess of the Threshold Amount or that if adversely determined could reasonably be expected to result in a Material Adverse Change.
(iv)Organizational Documents. Within the time limits set forth in Section 7.14, any amendment to the Organizational Documents of any Loan Party or any Subsidiary of any Loan Party.
(v)Material Agreements. Any material amendment, supplement, waiver or other modification to any of the Material Agreements, or any notice of default or of termination, cancellation or revocation (in each case, prior to any scheduled date of termination) delivered thereunder and, promptly following Administrative Agent's request therefor, copies of the foregoing.
(vi)Erroneous Financial Information. Immediately in the event that the Borrower or its accountants conclude or advise that any previously issued financial statement, audit report or interim review should no longer be relied upon or that disclosure should be made or action should be taken to prevent future reliance.
(vii)ERISA Event. Immediately upon the occurrence of any ERISA Event or Plan Qualification Event or any event reasonably expected to result in an ERISA Event or Plan Qualification Event.
(viii)Material Adverse Change. Promptly after becoming aware thereof, the Borrower will give notice of any change in events or changes in facts or circumstances affecting any Loan Party or any of their respective Subsidiaries which individually or in the aggregate have resulted in or could reasonably be expected to result in a Material Adverse Change.
(ix)Environmental Notices. Promptly after becoming aware of any material violation by any Loan Party or any of its respective Subsidiaries of Environmental Laws or promptly upon receipt of any notice that a Governmental Authority or other Person has asserted that any Loan Party or any of its respective Subsidiaries is not in compliance with Environmental Laws or that its compliance is being investigated, and, in either case, the same would reasonably be expected to result in a Material Adverse Change, the Borrower will give notice thereof and provide such other information as may be reasonably available to any Loan Party or any of its respective Subsidiaries to enable the Administrative Agent and the Lenders to reasonably evaluate such matter.
(g)Other Information. Such other reports and information as any of the Lenders may from time to time reasonably request.
V.2Preservation of Existence, Etc. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain (a) its legal existence as a corporation, limited partnership or limited liability company or other entity, as the case may be as of the Closing Date or the date of formation or acquisition thereof and its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except as otherwise expressly permitted in Section 7.7, and (b) all licenses, franchises, permits and other authorizations and Intellectual Property, the loss, revocation, termination, suspension or adverse modification of which could reasonably be expected to result in a Material Adverse Change.
V.3[RESERVED].
V.4Payment of Liabilities, Including Taxes, Etc. Each Loan Party shall, and shall cause each of its Subsidiaries to, duly pay and discharge all indebtedness and other liabilities (including all lawful claims that, if unpaid, would by Law become a Lien on the assets of any Loan Party) to which it is subject or that are asserted against it, promptly as and when the same shall become due and payable, including all taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that such liabilities, including taxes, assessments or governmental charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made.
V.5Maintenance of Insurance.
(a)Each Loan Party shall, and shall cause each of its Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers' compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary, all as reasonably determined by the Administrative Agent. Such insurance policies shall contain additional insured, mortgagee and lender loss payable special endorsements in form and substance satisfactory to the Administrative Agent naming the Administrative Agent as additional insured, mortgagee and lender loss payee, as applicable, and providing the Administrative Agent with notice of cancellation acceptable to the Administrative Agent.
(b)Each Loan Party shall, to the extent required under the Flood Laws, obtain and maintain flood insurance for such structures and contents constituting Collateral located in a flood hazard zone, in such amounts as similar structures and contents are insured by prudent companies in similar circumstances carrying on similar businesses and otherwise satisfactory to the Administrative Agent (but, in any event, providing all flood insurance required by applicable Law).
(c)Each Loan Party shall deliver evidence of the insurance policies and endorsements described above to the Administrative Agent on or prior to the Closing Date. Not less than fifteen (15) days (or such later date as the Administrative Agent shall agree to in its reasonable discretion) prior to the expiration date of the insurance policies required to be maintained by any Loan Party or its Subsidiaries pursuant to the terms hereof, the Borrower will deliver to the Administrative Agent one or more certificates of insurance and endorsements evidencing renewal of the insurance coverage required hereunder plus such other evidence of payment of premiums therefor as Administrative Agent may reasonably request.
(d)If any Loan Party fails to, or fails to cause any of its Subsidiaries to, obtain and maintain any of the policies of insurance required to be maintained pursuant to the provisions of this Section 6.5 or to pay any premium in whole or in part, the Administrative Agent may, without waiving or releasing any obligation or Default or Event of Default, at the Loan Parties' expense, but without any obligation to do so, procure such policies or pay such premiums. All sums so disbursed by the

Administrative Agent, including any reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and reasonable fees, charges and disbursements of counsel for the Administrative Agent, shall be payable by the Loan Parties to the Administrative Agent on demand and shall be additional Obligations hereunder and under the other Loan Documents, secured by the Collateral.
V.6Maintenance of Properties and Leases. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties useful or necessary to its business, and from time to time, such Loan Party will make or cause to be made all appropriate repairs, renewals or replacements thereof.
V.7Visitation Rights. Each Loan Party shall, and shall cause each of its Subsidiaries to, at permit any of the officers or authorized employees or representatives of the Administrative Agent or any of the Lenders to visit and inspect during normal business hours any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers and to conduct reviews of each Loan Party's Collateral (such reviews to occur on an annual basis or more frequently, as determined by the Administrative Agent, in its discretion), all in such detail and at such times and as often as the Required Lenders or the Administrative Agent may reasonably request, all at the Borrower's expense, provided that prior to the occurrence of an Event of Default the Administrative Agent shall provide the Borrower with reasonable notice prior to any visit or inspection. Prior to occurrence of an Event of Default, the Administrative Agent shall not, without cause (and, for the avoidance of doubt, having previously identified material discrepancies or errors in the calculation of the Borrowing Base shall constitute "cause"), as determined by the Administrative Agent in its reasonable judgment, request reimbursement from the Borrower for more than one (1) such Collateral audit in any calendar year.
V.8Keeping of Records and Books of Account. The Loan Parties shall, and shall cause each Subsidiary of the Borrower to, maintain and keep proper books of record and account that enable the Borrower and its Subsidiaries to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Governmental Authority having jurisdiction over the Borrower or any Subsidiary of the Borrower, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.
V.9Compliance with Laws.
(a)Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all other applicable Laws, except where failure to comply with any applicable Law would not result in fines, penalties, remediation costs, other similar liabilities or injunctive relief that, in the aggregate, could reasonably be expected to result in a Material Adverse Change.
(b)Each of the Loan Parties shall, and shall cause each of its Subsidiaries, Affiliates, officers, directors, employees and agents to, comply with all applicable (i) Anti-Corruption Laws, (ii) Anti-Terrorism Laws and (iii) Sanctions. On or before the date that is sixty (60) days following the Closing Date, the Borrower shall implement and maintain in effect policies and procedures designed to ensure compliance by the Loan Parties and their respective Subsidiaries, Affiliates, officers, directors, employees and agents with all applicable (i) Anti-Corruption Laws, (ii) Anti-Terrorism Laws and (iii) Sanctions.

(c)Each of the Loan Parties shall, and shall cause each of its Subsidiaries to, (i) conduct its operations and keep and maintain its real property in compliance with all Environmental Laws and environmental permits; (ii) obtain and renew all environmental permits necessary for its operations and properties; and (iii) implement any and all investigation, remediation, removal and response actions that are necessary to maintain the value and marketability of the real property or to otherwise comply with Environmental Laws pertaining to any of its real property (provided, however, that neither a Loan Party nor any of its Subsidiaries shall be required to undertake any such investigation, remediation, removal, response or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and adequate reserves have been set aside and are being maintained by the Loan Parties with respect to such circumstances in accordance with GAAP).
V.10Further Assurances.
(a)Generally. Each Loan Party shall, from time to time, at its expense, preserve and protect the Administrative Agent's Lien on and Prior Security Interest in the Collateral and all other real and personal property of the Loan Parties whether now owned or hereafter acquired as a continuing Prior Security Interest therein, and shall do or make, or cause each of its Subsidiaries to do or make, such other acts, deliveries and things as the Administrative Agent in its sole reasonable discretion may deem necessary or advisable from time to time in order to consummate the transactions contemplated hereby, preserve, perfect and protect the Liens granted or purported to be granted under the Loan Documents and to exercise and enforce its rights and remedies thereunder with respect to the Collateral.
(b)Additional Subsidiaries. In furtherance, and not in limitation, of Section 6.10(a), promptly upon (and in any event within thirty (30) days after (or such later date as the Administrative Agent shall agree to in its sole discretion)) the creation or acquisition of any direct or indirect Subsidiary by any Loan Party (it being understood that any Subsidiary becoming a Material Subsidiary shall be deemed to be the acquisition of a Subsidiary for purposes of this Section 6.10(b)), each such new Subsidiary and the Loan Parties will notify the Administrative Agent and (i) if such Subsidiary is a Material Subsidiary, execute and deliver to the Administrative Agent a duly executed Guarantor Joinder in accordance with Section 12.12, pursuant to which such new Material Subsidiary shall become a party hereto as a Guarantor and shall become a party to the Security Agreement as a Grantor (as defined therein), and (ii) the Equity Interests of such new Subsidiary shall be pledged by the applicable Loan Party to the extent provided in the Collateral Documents. Upon the creation or acquisition of any direct or indirect Subsidiary by any Loan Party that is not a Subsidiary, the Equity Interests of such new Subsidiary shall be pledged by the applicable Loan Party to the extent requested by the Administrative Agent. As promptly as reasonably possible, the Loan Parties and their respective Subsidiaries will deliver all certificates evidencing such Equity Interests, together with undated, executed transfer powers, and such other Collateral Documents and such other documents, certificates and opinions (including opinions of local counsel in the jurisdiction of organization of each such new Subsidiary) regarding such new Subsidiary, in form, content and scope reasonably satisfactory to the Administrative Agent, as the Administrative Agent may reasonably request in connection therewith and will take such other action as the Administrative Agent may reasonably request to create in favor of the Administrative Agent a Prior Security Interest in the Collateral, to the extent provided in the Collateral Documents, for the Secured Obligations. It is understood and agreed that, to the extent that, as of the last day of any period of four consecutive Fiscal Quarters for which financial statements were required to be delivered pursuant to Section 6.1(a) or (b), the Loan Parties do not (x) own assets at least equal to ninety percent (90%) of the total assets (as calculated in accordance with GAAP) of the Borrower and its Subsidiaries on a consolidated basis and (y) have earnings before interest expense, tax, depreciation and amortization (as calculated in accordance with GAAP) at least equal to ninety percent (90%) of earnings before interest expense, tax, depreciation and amortization (as calculated in accordance with GAAP) of the Borrower and its Subsidiaries on a consolidated basis, the Borrower shall, within thirty (30) days (or such longer period of time as is agreed to by the Administrative Agent in its sole discretion), cause Subsidiaries that are not currently deemed Material Subsidiaries as would be necessary to cause the Loan Parties to (x) own assets at least equal to ninety percent (90%) of the total assets (as calculated in accordance with GAAP) of the Borrower and its Subsidiaries on a consolidated basis and (y) have earnings before interest expense, tax, depreciation and amortization (as calculated in accordance with GAAP) at least equal to ninety percent (90%) of earnings before interest expense, tax, depreciation and amortization (as calculated in accordance with GAAP) of the Borrower and its Subsidiaries on a consolidated basis, to execute and deliver to the Administrative Agent a duly executed Guarantor Joinder in accordance with Section 12.12 pursuant to which each such Subsidiary shall become a party hereto as a Guarantor and shall become a party to the Security Agreement as a Grantor (as defined therein), together with such other documents, certificates and opinions (including opinions of local counsel in the jurisdiction of organization of each such Subsidiary regarding each such Subsidiary, in form, content and scope reasonably satisfactory to the Administrative Agent, as the Administrative Agent may reasonably request in connection therewith and will take such other action as the Administrative Agent may reasonably request to create in favor of the Administrative Agent a Prior Security Interest in the Collateral, to the extent provided in the Collateral Documents, for the Secured Obligations.
(c)Real Property. In furtherance, and not in limitation, of Sections 6.10(a) and 6.10(b) and subject to Schedule 6.16, the Loan Parties shall (i) within ten (10) days after the acquisition of any Material Owned Property or Material Leased Property by any Loan Party that is not subject to an existing mortgage or deed of trust in favor of the Administrative Agent, for the benefit of the Secured Parties, notify the Administrative Agent and (ii) if requested by the Administrative Agent, within ninety (90) days of such acquisition (as such time period may be extended by the Administrative Agent, in its sole discretion), deliver such Mortgages, title insurance, flood and other insurance, environmental reports, supplements to the Environmental Indemnity (in a form reasonably satisfactory to the Administrative Agent) and other documents, instruments or agreements requested by the Administrative Agent in connection with granting and perfecting a Prior Security Interest, on such real property in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, all in form and substance acceptable to the Administrative Agent.
(d)Other Property. Pursuant to the terms of this Section 6.10 and of the Security Agreement, the Loan Parties will (i) promptly (and in any event on or before the earlier of (x) if applicable, the time required by Section 6.10(b) or (y) the Borrower's next submission of a Compliance Certificate) notify the Administrative Agent of (A) any Equity Interest, (B) any Copyrights, Patents, Trademarks and Domain Names (each as defined in the Security Agreement) which are material to the continued operation of any Loan Party's Business, (C) any commercial tort claim known to any Loan Party (such that a senior officer of such Loan Party has actual knowledge of the existence of a tort cause of action and not merely of the existence of the facts giving rise to such cause of action) that such Loan Party knows to involve an amount in controversy in the aggregate with any other known commercial tort claim of any Loan Party in excess of the Threshold Amount), (D) any Material Agreements, and (E) any Material Account, in each case, owned, acquired, leased or opened by any Loan Party or any of its Subsidiaries, in each case, of which written notice has not previously been given to the Administrative Agent, and (ii) on or before the earlier of (x) if applicable, the time required by Section 6.10(b) or (y) the Borrower's next submission of a Compliance Certificate in connection with the financial statements required to be delivered pursuant to Section 6.1(b), deliver updated Annexes to the Security Agreement.

The Administrative Agent may elect not to request any documents, instruments, filings or opinions as contemplated by this Section 6.10 or the Security Agreement and the other Loan Documents if it determines in its sole discretion that the costs to the Loan Parties of perfecting a security interest or Lien in such property exceed the relative benefit of such security interest to the Secured Parties.
V.11Farm Credit Equity and Securities.
(a)So long as any Farm Credit Lender is a Lender hereunder, the Borrower will (a) maintain its status as an entity eligible to borrow from such Farm Credit Lender (per applicable Farm Credit Administration regulations) and (b) acquire equity in such Farm Credit Lender in such amounts and at such times as such Farm Credit Lender may require in accordance with such Farm Credit Lender’s Bylaws and Capital Plan (as each may be amended from time to time), except that the maximum amount of equity that the Borrower may be required to purchase in any Farm Credit Lender in connection with the Loans made by such Farm Credit Lender may not exceed the maximum amount permitted by the Bylaws and the Capital Plan at the time this Agreement is entered into. The Borrower acknowledges receipt of a copy of (i) each Farm Credit Lender’s most recent annual report, and if more recent, each Farm Credit Lender’s latest quarterly report, (ii) if applicable, each Farm Credit Lender’s Notice to Prospective Stockholders (or similar document) and (iii) each Farm Credit Lender’s Bylaws and Capital Plan, which describe the nature of all of the Farm Credit Equities as well as capitalization requirements, and agrees to be bound by the terms thereof.
(b)Each party hereto acknowledges that the Bylaws and Capital Plan (as each may be amended from time to time) of each Farm Credit Lender that is a Lender hereunder shall govern (i) the rights and obligations of the parties with respect to the Farm Credit Equities and any patronage refunds or other distributions made on account thereof or on account of the Borrower’s patronage with such Farm Credit Lender, (ii) the Borrower’s eligibility for patronage distributions from such Farm Credit Lender (in the form of Farm Credit Equities and cash) and (iii) patronage distributions, if any, in the event of a sale of a participation interest. Each Farm Credit Lender reserves the right to assign or sell participations in all or any part of its (or its affiliate’s) Commitments or outstanding Loans hereunder on a non-patronage basis.
(c)Notwithstanding anything herein or in any other Loan Document to the contrary, each party hereto acknowledges that: (i) each Farm Credit Lender has a statutory first Lien pursuant to the Farm Credit Act of 1971 (as amended from time to time) on all Farm Credit Equities of such Farm Credit Lender that the Borrower may now own or hereafter acquire, which statutory Lien shall be for such Farm Credit Lender’s (or its affiliate’s) sole and exclusive benefit; (ii) during the existence of any Event of Default, each Farm Credit Lender that is a Lender hereunder may at its sole discretion, but shall not be required to, foreclose on its statutory first Lien on the applicable Farm Credit Equities and/or set off the value thereof or of any cash patronage against the Secured Obligations; (iii) during the existence of any Event of Default, each Farm Credit Lender that is a Lender hereunder may at its sole discretion, but shall not be required to, without notice except as required by applicable Law, retire and cancel all or part of the applicable Farm Credit Equities owned by or allocated to the Borrower in accordance with the Farm Credit Act of 1971 (as amended from time to time) and any regulations promulgated pursuant thereto in total or partial liquidation of the Secured Obligations for such value as may be required pursuant applicable Law and such Farm Credit Lender Bylaws and Capital Plan (as each may be amended from time to time); (iv) the Farm Credit Equities shall not constitute security for the Secured Obligations due to the Administrative Agent, any other Lender or any other Secured Party; (v) to the extent that any of the Loan Documents create a Lien on the Farm Credit Equities, such Lien shall be for each Farm Credit Lender that is a Lender hereunder (or its affiliate’s) sole and exclusive benefit and shall not be subject to pro rata sharing hereunder; (vi) any setoff effectuated pursuant to the preceding clauses (ii) or (iii) may be undertaken whether or not the Secured Obligations are currently due and payable; and (vii) no Farm Credit Lender that is a Lender hereunder shall have the obligation to retire the Farm Credit Equities upon any Event of Default, Default or any other default by the Borrower or any other Loan Party, or at any other time, either for application to the Obligations or otherwise. The Borrower acknowledges that any corresponding tax liability associated with each Farm Credit Lender’s application of the value of the Farm Credit Equities to any portion of the Obligations is the sole responsibility of the Borrower.
V.12Use of Proceeds. The proceeds of (a) the Revolving Credit Facility shall be used (i) to refinance all outstanding Revolving Facility Loans (including Swing Line Loans) under the Existing Credit Agreement and (ii) for working capital and general corporate purposes of the Borrower and its Subsidiaries, (b) the Revolving Term Credit Facility shall be used for working capital and general corporate purposes of the Borrower and its Subsidiaries, including to finance Capital Expenditures, (c) the Variable Rate Term Loan shall be used to (i) to refinance $40,846,194 of the Variable Rate Term Loan outstanding under the Existing Credit Agreement, (ii) to refinance $14,087,793.16 of the Revolving Term Loans outstanding under the Existing Credit Agreement and (iii) for working capital and general corporate purposes of the Borrower and its Subsidiaries, (d) the Fixed Rate Term Loan shall be used to refinance a corresponding portion of the “Fixed Rate Term Loan” under the Existing Credit Agreement, dollar-for-dollar, pursuant to Section 2.6(a), and (e) any Seasonal Term Loan shall be used solely to repay Revolving Facility Loans, to be applied to such Loans on a pro rata basis. The Loan Parties will use the Letters of Credit and the proceeds of the Loans only in accordance with this Section 6.12 and Sections 5.11 and 5.23 and as permitted by applicable Law.
V.13Updates to Schedules and Annexes. Should any of the information or disclosures provided on any of the Schedules referred to in this Agreement and attached hereto or any Annex to the Security Agreement or the Pledge Agreement become outdated or incorrect in any material respect, the Borrower shall promptly provide the Administrative Agent in writing with such revisions or updates to such Schedule or such Annex as may be necessary or appropriate to update or correct same. No such Schedule or Annex, whether delivered pursuant to this Section 6.13, Section 6.10 or otherwise shall be deemed to have been amended, modified or superseded by any such correction or update, nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule or Annex be deemed to have been cured thereby, unless and until the Administrative Agent, in its sole discretion, or the Required Lenders shall have accepted in writing such revisions or updates to such Schedule or Annex; provided, however, that the Borrower (a) may update Schedule 5.6 without any Administrative Agent or Required Lender approval in connection with any transaction not prohibited under Sections 7.7, 7.8 and 7.10 and (b) may supplement Schedule 5.24 and the schedules to the Security Agreement and the Pledge Agreement without any Administrative Agent or Required Lender approval in connection with any transaction not prohibited under the Loan Documents.
V.14Material Agreements. Each of the Loan Parties covenants and agrees that it shall, and shall cause each of its Subsidiaries to, comply in all material respects with each of its Material Agreements.
V.15Benefit Plan Compliance. Each Plan will be in compliance in all material respects with its terms and applicable Law, each of the Loan Parties and the ERISA Affiliates will satisfy their obligations and liabilities with respect to each Plan and each of the Loan Parties and the ERISA Affiliates will make all contributions with respect to any Plan on or before the due date for such contribution.

V.16Post-Closing Deliverables. Unless otherwise set forth on Schedule 6.16, on or before the date that is thirty (30) days after the Closing Date, the Loan Parties will deliver or will cause to be delivered to the Administrative Agent each of the documents, instruments, agreements and information set forth on Schedule 6.16, in each case as required by the Administrative Agent in its sole discretion and in form and substance acceptable to the Administrative Agent in its reasonable discretion.
VI.NEGATIVE COVENANTS
VI.1Indebtedness. No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries, to, at any time create, incur, assume or suffer to exist any Indebtedness, except:
(a)Indebtedness under this Agreement and the other Loan Documents;
(b)existing Indebtedness as set forth on Schedule 7.1 (including, unless otherwise indicated on such Schedule, any extensions or renewals thereof); provided that unless the Administrative Agent, in its reasonable discretion, approves otherwise, (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, refunding, renewal or extension, and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending of such Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate for such Indebtedness;
(c)(i) Indebtedness incurred with respect to Synthetic Lease Obligations and Capital Leases with Farm Credit Leasing Services Corporation for fixed or capital assets; and (ii) Indebtedness incurred with respect to Purchase Money Security Interests, Synthetic Lease Obligations and Capital Leases with any other Person for fixed or capital assets not in excess of the Threshold in the aggregate outstanding at any time;
(d)unsecured, subordinated Indebtedness of a Loan Party to another Loan Party;
(e)Indebtedness (contingent or otherwise) of any Loan Party arising under (i) any Secured Hedge and (ii) Indebtedness under any Secured Bank Product entered into in the ordinary course of business; provided however, that (i) no Loan Party shall enter into or incur any Secured Hedge that constitutes a Swap Obligation if at the time it enters into or incurs such Swap Obligation it does not constitute an "eligible contract participant" as defined in the Commodity Exchange Act, and (ii) the Loan Parties and their Subsidiaries shall enter into a Secured Hedge only for hedging (rather than speculative) purposes;
(f)Guarantees and other Contingent Obligations permitted by Section 7.4;
(g)unsecured, subordinated Indebtedness owing to Skyland Co-op;
(h)unsecured, subordinated Indebtedness owing to the Andersons Buyer;

(i)(i) unsecured Indebtedness in an aggregate principal amount not to exceed $10,000,000.00 owing to ADM pursuant to a promissory note issued by the Borrower as consideration for the transactions contemplated by, and in the form set forth in, the ADM Interest Redemption Agreement and (ii) unsecured indemnification obligations (contingent or otherwise) of any Loan Party arising under the ADM Interest Redemption Agreement;
(j)obligations (contingent or otherwise) of any Loan Party arising under any Hedge Agreements with respect to commodities; provided however, that the Loan Parties and their Subsidiaries shall enter into such permitted Hedge Agreements only for hedging (rather than speculative) purposes; and
(k)obligations of any Loan Party to pay the deferred purchase price for grain purchases and obligations owed by any Loan Party to producers in connection with prepaid purchases of goods or services by any such producer, in each case, in the ordinary course of business and for which adequate reserves or other appropriate provisions in accordance with GAAP have been set aside on such Loan Party's books.
VI.2Liens. No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become obligated to do so, except Permitted Liens.
VI.3Affiliate Transactions. No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, enter into or carry out any transaction (including the transactions contemplated by the Services Agreement) with any Affiliate of any Loan Party (including purchasing property or services from or selling property or services to any Affiliate of any Loan Party or other Person) unless such transaction is (a) not otherwise prohibited by this Agreement, (b) is in accordance with all applicable Law and (c) (i) is among the Loan Parties, (ii) is entered into in the ordinary course of business and on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, (iii) relates to the payment of compensation to directors, officers and employees in the ordinary course of business for services actually rendered in their capacities as directors, officers and employees, provided such compensation is reasonable and comparable with compensation paid by companies of like nature and similarly situated, or (iv) is a Restricted Payment permitted by Section 7.6 or an advance permitted by Section 7.5(b). For the avoidance of doubt, each of the following agreements (each as in effect on the Closing Date) shall be permitted under this Section 7.3 and this Agreement: (i) the Second Amended and Restated Facilities Management Agreement by and between the Borrower and Skyland Co-op dated as of November 1, 2024; and (ii) the Asset Contribution Agreement dated as of June 2, 2023 by and among the Borrower, ADM and Skyland Co-op.
VI.4Contingent Obligations. No Loan Party shall, nor shall it permit any of its Subsidiaries to, at any time, directly or indirectly, create or become or be liable with respect to any Contingent Obligation except for those:
(a)resulting from endorsement of negotiable instruments for collection in the ordinary course of business;
(b)arising in the ordinary course of business with respect to customary indemnification obligations incurred in the ordinary course of business;

(c)incurred in the ordinary course of business with respect to surety and appeal bonds, performance and return-of-money bonds and other similar obligations;
(d)constituting Investments permitted pursuant to Section 7.5;
(e)Guarantees by any Loan Party of Indebtedness permitted hereunder (other than Indebtedness of any Subsidiary that is not a Loan Party and Excluded Swap Obligations); and
(f)Guarantees of obligations of customers of the Borrower to The Cooperative Finance Association; provided that the maximum aggregate liability of all Loan Parties with respect to principal under such guarantees shall not exceed $5,000,000.00; and
(g)Guarantees of obligations of the obligations of customers of the Borrower to John Deere Financial; provided that the maximum aggregate liability of all Loan Parties with respect to principal under such guarantees shall not exceed $100,000.00.
VI.5Loans and Investments. No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, at any time make or suffer to remain outstanding any Investment or agree, become or remain liable to make any Investment, except:
(a)trade credit extended on usual and customary terms in the ordinary course of business (including, but not limited to, for purchases by such Loan Party’s customers for seed and other agricultural products and services);
(b)advances to employees of the Loan Parties to meet expenses incurred by such employees in the ordinary course of business;
(c)Investments in the form of cash and Cash Equivalents;
(d)loans and advances to, and other Investments in, other wholly-owned Loan Parties;
(e)notes payable to, or equity interests issued by, account debtors to any Loan Party in good faith settlement of delinquent obligations and pursuant to any plan of reorganization or similar proceedings upon the bankruptcy or insolvency of any such account debtor;
(f)the Farm Credit Equities and any other stock or securities of, or Investments in, a Farm Credit Lender or its investment services or programs;
(g)Guaranties and other Contingent Obligations permitted by Section 7.4;
(h)any Secured Hedge permitted under Section 7.1;
(i)existing Investments as set forth on Schedule 7.5; and
(j)Investments in the aggregate amount of $5,375,000.00 pursuant to the Borrower’s Crop Input Financing Program; provided, that, no Investments pursuant to this clause (j) shall be increased after the Closing Date.

VI.6Dividends and Related Distributions. No Loan Party shall declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:
(a)each Subsidiary may make Restricted Payments to any Loan Party and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;
(b)the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;
(c)the Borrower and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests;
(d)so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may make, declare and pay lawful cash dividends and distributions in amounts sufficient to cover each of its members’ estimated income tax obligations resulting from allocations of net income by the Borrower to such members, as required by the Borrower’s Organizational Documents; and
(e)so long as (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) the Loan Parties shall be in compliance with the covenants set forth in Sections 8.1 through 8.3 (in the case of the covenant set forth in Section 8.1, to be tested only to the extent that as of such testing date the Borrowing Base is less than $35,000,000.00) on a pro forma basis after giving effect thereto, the Borrower may make, declare and pay lawful cash dividends and distributions to its Members.
VI.7Liquidations, Mergers, Consolidations, Acquisitions. No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, (i) dissolve, liquidate or wind-up its affairs, (ii) become a party to any merger or consolidation, or (iii) acquire by purchase, lease or otherwise all or substantially all of the assets or capital stock of any other Person or group of related Persons; provided that:
(a)any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Guarantor is merging with another Subsidiary, the Guarantor shall be the continuing or surviving Person; and
(b)any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to a Guarantor; provided that if the transferor in such a transaction is a Guarantor, then the transferee must either be the Borrower or a Guarantor;
provided, that, no Loan Party or Subsidiary of any Loan Party shall engage in, allow or be party to any Division without the written prior consent of the Administrative Agent in its sole discretion .
VI.8Dispositions of Assets. No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, dispose of (including pursuant to any sale and leaseback transaction), voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment or general intangibles with or without recourse or of capital stock, shares of beneficial interest, partnership interests or limited liability company interests or other equity interests of a Subsidiary of such Loan Party), except:

(a)any Disposition of assets in the ordinary course of business that are replaced by substitute assets acquired or leased as permitted in this Agreement, so long as such substitute assets are subject to the Administrative Agent's Prior Security Interest therein;
(b)transactions involving the sale of inventory to customers in the ordinary course of business;
(c)any Disposition of obsolete or worn-out assets in the ordinary course of business that are no longer necessary or required in the conduct of such Loan Party's or such Subsidiary's business;
(d)any Disposition of assets by any Loan Party or any wholly owned Subsidiary of such Loan Party to another Loan Party, so long as such sold or transferred assets are subject to the Administrative Agent's Prior Security Interest therein;
(e)any Disposition permitted by Section 7.5;
(f)any Disposition of Cash Equivalents;
(g)Dispositions by the Borrower and its Subsidiaries of property pursuant to sale-leaseback transactions, provided that the book value of all property so Disposed of in connection with all sale-leaseback transactions with Persons other than Farm Credit Leasing Services Corporation shall not exceed $5,000,000.00 in the aggregate;
(h)Dispositions by the Borrower and its Subsidiaries not otherwise permitted under this Section 7.8; provided that (i) at the time of such Disposition, no Default or Event of Default shall exist or would result from such Disposition, (ii) any Net Cash Proceeds of Dispositions in reliance on this clause (h) in excess of $3,750,000.00 in the aggregate in any fiscal year shall be applied by the Borrower as a mandatory prepayment under Section 2.16(b) and (iii) the aggregate book value of all property Disposed of in reliance on this clause (h) during the term of this Agreement shall not exceed $30,000,000.00; provided, further, that for the purposes of calculating the total amount of Dispositions set forth in the foregoing clause (iii), such amount shall be reduced by an amount equal to the Net Cash Proceeds of any Dispositions in reliance on this clause (h) which are reinvested in Capital Expenditures of the Loan Parties within three hundred sixty-five (365) days after the receipt of such Net Cash Proceeds;
(i)[reserved]; and
(j)any Disposition of titled vehicles or rolling stock not otherwise permitted under this Section 7.8; provided, that (i) at least five (5) Business Days before the consummation of such Disposition, the Borrower has delivered to the Administrative Agent a report in form and detail reasonably satisfactory to the Administrative Agent identifying the assets that are the subject of such Disposition, the book value thereof, the sale price therefor, and the expected Net Cash Proceeds to be generated thereby, and the prospective purchaser(s), and (ii) the aggregate book value of all property Disposed of in reliance on this clause (j) shall not exceed $5,000,000.00 in the aggregate; provided, further, that 100% of the Net Cash Proceeds of such Disposition(s) shall be applied by the Borrower as a mandatory prepayment under Section 2.16(b);
provided, however, that any Disposition pursuant to clause (a) shall be for substantially equivalent value, any Disposition pursuant to clause (c) may be for scrap value and any Disposition pursuant to clauses (b) and (d) through (h) shall be for fair market value; provided, further, that, no Loan

Party or Subsidiary of any Loan Party shall engage in, allow or be party to any Division without the written prior consent of the Administrative Agent in its sole discretion.
VI.9Use of Proceeds. No Loan Party shall (a) use the proceeds of any Loan or other Credit Extension hereunder, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose or (b) request any Credit Extension or use (or permit the use by any of its Subsidiaries or its or their respective Affiliates, directors, officers, employees or agents) the proceeds of any Credit Extension, whether directly or indirectly, in violation of Anti-Corruption Laws, Anti-Terrorism Laws, Sanctions or other applicable Law.
VI.10Subsidiaries, Partnerships and Joint Ventures. No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, own or create directly or indirectly any Subsidiaries other than (i) any Subsidiary that has joined this Agreement as Guarantor on the Closing Date; and (ii) any Subsidiary formed or acquired after the Closing Date that joins this Agreement as a Guarantor by delivering to the Administrative Agent (A) an executed Guarantor Joinder; (B) documents in the forms described in Section 4.1 modified as appropriate; and (C) documents necessary to grant and perfect Prior Security Interests to the Administrative Agent for the benefit of the Secured Parties in the Equity Interests of, and Collateral held by, such Subsidiary. Each of the Loan Parties shall not become or agree to become a party to a Joint Venture.
VI.11Continuation of or Change in Business. No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, engage in any line of business other than those lines of business conducted by the Loan Parties on the date hereof, substantially as conducted and operated by such Loan Party or Subsidiary during the present fiscal year and businesses reasonably related thereto.
VI.12Fiscal Year. The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, change its fiscal year from the twelve-month period beginning February 1 and ending January 31; provided, that, the Borrower and any Subsidiary shall change its fiscal year to the twelve-month period beginning January 1 and ending December 31 for the fiscal year ending 2024 (with the 2024 fiscal year being a stub period commencing February 1 and ending December 31); provided, further, that, thereafter, the Borrower shall not, and shall not permit any Subsidiary of the Borrower to, change its fiscal year from the twelve-month period beginning January 1 and ending December 31.
VI.13Issuance of Equity Interests. No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, commence or consummate any Equity Issuance, except for (a) any such Equity Issuances by any Loan Party (other than the Borrower) to and for the benefit of a Loan Party and that are subject to the Administrative Agent's Prior Security Interest therein and otherwise comply with the Pledge Agreement, (b) any Equity Issuance permitted pursuant to Sections 7.6(b) or 7.6(c); and (c) the Borrower may issue and sell its common Equity Interests to the holders of its Equity Interests on the Closing Date.
VI.14Changes in Organizational Documents. No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, amend, restate, supplement or modify in any material respect its Organizational Documents without providing at least thirty (30) calendar days' prior written notice (or such shorter notice as to which the Administrative Agent may agree in its sole reasonable discretion) to the Administrative Agent and the Lenders and, in the event such change would be adverse to the Lenders as determined by the Administrative Agent in its sole discretion, obtaining the prior written consent of the Required Lenders.

VI.15Negative Pledges; Other Inconsistent Agreements. Each of the Loan Parties covenants and agrees that it shall not, and shall not permit any of its Subsidiaries to, enter into any agreement containing any provision which would (a) be breached by any Borrowing by the Borrower hereunder or by the performance by the Loan Parties or their respective Subsidiaries of any of their obligations hereunder or under any other Loan Document; (b) limit the ability of any Loan Party or any Subsidiary of any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person; (c) create or permit to exist or become effective any encumbrance or restriction on the ability of any Loan Party or Subsidiary of any Loan Party to (i) make Restricted Payments to any Loan Party, or pay any Indebtedness owed to any Loan Party, (ii) make loans or advances to any Loan Party, (iii) transfer any of its assets or properties to any Loan Party, or (iv) Guarantee the Indebtedness of any Loan Party, provided, however, that this clause (c) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.1(c) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (d) require the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person; provided, however, that the foregoing shall not apply to restrictions and conditions imposed by applicable Law or by this Agreement or any other Loan Document.
VI.16Material Agreements; Payments on other Indebtedness. Each of the Loan Parties covenants and agrees that it shall not, and shall not permit any of its Subsidiaries to (a) amend, restate, supplement, waive or otherwise modify, or terminate, cancel or revoke (prior to any scheduled date of termination) any Material Agreement if such modification, termination, cancellation or revocation could reasonably be expected to result in a Material Adverse Change, Default or Event of Default, (b) make any optional prepayments of Indebtedness arising under any Material Indebtedness (other than the Indebtedness permitted pursuant to Section 7.1(i)), except for (i) optional prepayments of Indebtedness between the Loan Parties and (ii) other optional prepayments of Indebtedness; provided that (A) no Default or Event of Default shall exist at the time of such prepayment or arise as a result thereof, (B) the Loan Parties shall be in compliance with the covenants set forth in Sections 8.1 through 8.3 (in the case of the covenant set forth in Section 8.1, to be tested only to the extent that as of such testing date the Borrowing Base is less than $35,000,000.00) on a pro forma basis after giving effect to such payment and (C) such prepayment shall otherwise be permitted pursuant to the terms of any applicable subordination agreement, and (c) make payments, whether mandatory or optional, of Indebtedness permitted pursuant to Section 7.1(i); provided that (A) no Default or Event of Default shall exist at the time of such payment or arise as a result thereof and (B) the Loan Parties shall be in compliance with the covenants set forth in Sections 8.1 through 8.3 (in the case of the covenant set forth in Section 8.1, to be tested only to the extent that as of such testing date the Borrowing Base is less than $35,000,000.00) on a pro forma basis after giving effect to such payment.
VI.17Employee Plans. No Loan Party or ERISA Affiliate will acquire liability (by adopting a new plan, acquisition of another entity, or otherwise) under any Pension Plan under which the Loan Party or ERISA Affiliate has no liability as of the date of this Agreement, except as required by applicable Law; provided that the Loan Party or ERISA Affiliate shall provide the Administrative Agent prior written notice of such liability required by applicable Law as soon as possible but in any event within fifteen (15) calendar days of becoming Known by any Authorized Officer thereof and provided further that the imposition of such liability would not reasonably be expected to exceed the Threshold Amount. No Loan Party or ERISA Affiliate will acquire liability (by adopting a new plan, acquisition of another entity, or otherwise) under any Plan that is not a Pension Plan under which the Loan Party or ERISA Affiliate has no liability as of the date of this Agreement; provided, however, that this provision shall not be breached if applicable Law imposes such liability provided that the Loan Party or ERISA Affiliate provides the Administrative Agent prior written notice of such liability imposed by applicable Law as soon as possible but in any event within fifteen (15) calendar days of becoming Known by any Authorized Officer thereof and provided further that such liability would not reasonably be expected to exceed the Threshold Amount.
VI.18Management Fees. Each of the Loan Parties covenants and agrees that it shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, pay any management or other similar fees to any Person, except legal or consulting fees paid to Persons that are not Affiliates of any Loan Party for services actually rendered and in amounts typically paid by Persons engaged in a Loan Party's business; provided, however, that the foregoing provisions shall not prohibit any Loan Party from paying usual and customary reasonable directors' fees and expenses and reasonable salaries, benefits, expense reimbursements and other compensation of officers and employees of such Loan Party; provided, further, that, the foregoing provisions shall not prohibit a Loan Party from paying the Andersons Buyer and its Affiliates for services actually performed pursuant to the Services Agreement, subject to compliance with Section 7.3.
VI.19Capital Expenditures. The Loan Parties shall not make any Capital Expenditure if (a) an Event of Default has occurred and is continuing or will result therefrom, or (b) the Loan Parties will fail to comply with the covenants set forth in Sections 8.1 through 8.3 on a pro forma basis after giving effect to such Capital Expenditure and any Indebtedness incurred in connection therewith.
VI.20Anti-Corruption; Anti-Terrorism; Sanctions.
(a)None of the Loan Parties or their respective Subsidiaries, Affiliates, officers, directors, employees or agents will engage in any dealings or transactions with any Sanctioned Person or in violation of any applicable Anti-Corruption Laws, Anti-Terrorism Laws or Sanctions.
(b)No Loan Party will fund all or any part of any payment under this Agreement or any other Loan Document out of proceeds derived from transactions that violate Sanctions, or with any Sanctioned Person, or with or connected to any Sanctioned Country.
VII.FINANCIAL COVENANTS
VII.1Minimum Debt Service Coverage Ratio. Commencing with the delivery of the financial statements required pursuant to Section 6.1(b) and the Compliance Certificate required pursuant to Section 6.1(c), in each case for the fiscal year of the Borrower ending December 31, 2024, and tested as of December 31, 2024 and as of each month end occurring after delivery of such financial statements and Compliance Certificate, to the extent that as of such testing date the Borrowing Base is less than $35,000,000.00, the Loan Parties shall maintain a Debt Service Coverage Ratio of not less than (a) initially, and through and including, the fiscal year of the Borrower ending December 31, 2026, 1.50 to 1.00 and (b) thereafter, 1.75 to 1.00.
VII.2Minimum Working Capital. Commencing with the delivery of the financial statements required pursuant to Section 6.1(b) and the Compliance Certificate required pursuant to Section 6.1(c), in each case for the fiscal year of the Borrower ending December 31, 2024, and tested as of December 31, 2024 and as of each month end occurring after delivery of such financial statements and Compliance Certificate, the Loan Parties shall maintain at all times Working Capital of the Borrower of not less than (a) from the Closing Date through and including December 31, 2026, $55,000,000.00, and (b) thereafter, $60,000,000.00.

VII.3Minimum Consolidated Net Worth. Commencing with the delivery of the financial statements required pursuant to Section 6.1(b) and the Compliance Certificate required pursuant to Section 6.1(c), in each case for the fiscal year of the Borrower ending December 31, 2024, and tested as of December 31, 2024 and as of each month end occurring after delivery of such financial statements and Compliance Certificate, the Loan Parties shall maintain at all times Consolidated Net Worth of the Borrower of not less than $135,000,000.00, increasing, as of the end of each fiscal year of the Borrower (commencing with the fiscal year of the Borrower ending on December 31, 2025), by 25% of the sum of (a) net income before taxes of the Borrower, determined on a Consolidated basis, without duplication, in accordance with GAAP, at the end of each fiscal year of the Borrower minus (ii) the amount of Restricted Payments permitted to be made by the Borrower pursuant to Section 7.6(d) and actually made during such fiscal year period.
VIII.EVENTS OF DEFAULT
VIII.1Events of Default. An Event of Default means the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):
(a)Payments Under Loan Documents. Failure by the Borrower or any other Loan Party to pay, (i) on the date on which such payment becomes due in accordance with the terms of this Agreement or any other applicable Loan Document, any principal of any Loan (including scheduled installments, mandatory prepayments or the payment due at maturity), any Reimbursement Obligation or Letter of Credit Borrowing, or any interest on any Loan, Reimbursement Obligation or Letter of Credit Borrowing, or (ii) within three (3) Business Days after such amount is due, any other amount owing hereunder or under the other Loan Documents, or any other Secured Obligation;
(b)Breach of Warranty. Any representation, warranty, certification or statement of fact made or deemed made at any time by any of the Loan Parties herein or in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall have been false or misleading as of the time it was made or furnished (i) as stated if such representation or warranty contains an express materiality qualification or (ii) in any material respect if such representation or warranty does not contain such qualification;
(c)Breach of Certain Covenants. Any of the Loan Parties shall default in the observance or performance of any covenant contained in Section 6.1, Section 6.2, Section 6.5, Section 6.7, Section 6.9(b), Section 6.11, Section 6.12, Section 6.16, Article VII, or Article VIII;
(d)Breach of Other Covenants. Any of the Loan Parties shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document, and such default shall continue unremedied for the expressly specified cure period with respect thereto or, if no such cure period is specified, for a period of thirty (30) days after the earlier of (i) the Administrative Agent's delivery of written notice thereof to the Borrower and (ii) an Authorized Officer or any other executive officer of any Loan Party having obtained knowledge thereof;
(e)Defaults in Other Agreements or Indebtedness. A default or event of default shall occur at any time under the terms of any other agreement with respect to Indebtedness or any other credit extension in an aggregate principal amount (including undrawn committed or available amounts) in excess of the Threshold Amount, or with respect to any Hedge Agreement, the Hedge Termination Value of which is equal to or in excess of the Threshold Amount and such breach, default or event of default (i)

arises from the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any related Indebtedness or other credit extensions when due (whether at stated maturity, by acceleration or otherwise) or (ii) the effect of which is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice and/or lapse of time, if required, the acceleration of any related Indebtedness or other credit extensions (whether or not such right shall have been waived) or the termination of any commitment to lend;
(f)Final Judgments or Orders. Any final judgments or orders for the payment of money in excess of the Threshold Amount in the aggregate (except to the extent and so long as fully covered (other than to the extent of customary deductibles for which Borrower has reserved funds reasonably acceptable to Administrative Agent) by insurance pursuant to which the insurer has not denied or disputed coverage) shall be entered against a Loan Party by a court having jurisdiction in the premises, which judgment is not discharged, satisfied, vacated, bonded or stayed pending appeal within 30 days from the date of entry.
(g)Loan Document Unenforceable. Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the party executing the same or such party's successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested by any party thereto (other than the Administrative Agent or any Lender) or cease to give or provide the respective Liens, rights, titles, interests, remedies, powers or privileges intended to be created thereby;
(h)Security Interests Unenforceable. Any Lien purported to be created under any Collateral Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid or perfected Lien on any portion of the Collateral, with the priority required by the applicable Collateral Document, except (i) as a result of a release pursuant to Section 11.1(f), or (ii) as a result of the sale or other disposition of the applicable Collateral or the release of the applicable Loan Party in a transaction permitted under the Loan Documents;
(i)Uninsured Losses; Proceedings Against Assets. There shall occur any uninsured damage to or loss, theft or destruction of any portion of the Collateral with a fair market value in excess of the Threshold Amount, or the Collateral or any other of the Loan Parties' or any of their Subsidiaries' assets with a fair market value in excess of the Threshold Amount are attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within sixty (60) days thereafter;
(j)Events Relating to Employee Benefit Plans. (i) An ERISA Event or Plan Qualification Event occurs that has resulted or could reasonably be expected to result in liability of any Loan Party or any ERISA Affiliate in an aggregate amount in excess of the Threshold Amount, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any contribution required to be made with respect to any Pension Plan or Multiemployer Plan in an aggregate amount in excess of the Threshold Amount, including any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan;
(k)Change of Control. A Change of Control shall have occurred;
(l)Insolvency Proceedings. (i) An Insolvency Proceeding shall have been instituted against any Loan Party or Subsidiary of a Loan Party and such Insolvency Proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court shall enter a decree or order granting any of the relief sought in such Insolvency Proceeding, (ii) any Loan Party or Subsidiary of a Loan Party institutes, or takes any action in furtherance of, an Insolvency Proceeding, (iii) an order granting the relief requested in any Insolvency Proceeding (including, but not limited to, an order for relief under federal bankruptcy laws) shall be entered, (iv) any Loan Party or Subsidiary thereof shall commence a voluntary case under, file a petition seeking to take advantage of, any bankruptcy, insolvency, reorganization or other similar law, domestic or foreign, (v) any Loan Party or Subsidiary thereof shall consent to or fail to contest in a timely and appropriate manner any petition filed against it in any Insolvency Proceeding, (vi) any Loan Party or Subsidiary thereof shall apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (vii) any Loan Party or Subsidiary thereof shall take any action to approve or authorize any of the foregoing, or (viii) any Loan Party or any Subsidiary of a Loan Party ceases to be Solvent or admits in writing its inability to pay its debts as they mature;
(m)Material Agreements. If any Loan Party shall default, past any applicable grace and cure period, under any Material Agreement not otherwise described in this Section 9.1, and such default would reasonably be expected to result in a Material Adverse Change, or if any Material Agreement shall be terminated without the prior written consent of the Administrative Agent; or
(n)Material Adverse Change. Any event, change or condition not referred to elsewhere in this Section 9.1 shall occur that results in a Material Adverse Change.
VIII.2Consequences of Event of Default.
(a)Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings. If an Event of Default specified under Section 9.1 (other than Section 9.1(l)) shall occur and be continuing, the Lenders and the Administrative Agent shall be under no further obligation to make Loans and the Issuing Lender shall be under no further obligation to issue Letters of Credit and the Administrative Agent may, and upon the request of the Required Lenders, shall  by written notice to the Borrower, (i) declare the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Lenders hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Administrative Agent for the benefit of each Lender without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, and (ii) require the Borrower to, and the Borrower shall thereupon, Cash Collateralize all outstanding Letters of Credit, and the Borrower hereby pledges to the Administrative Agent and the Lenders, and grants to the Administrative Agent and the Lenders a security interest in, all such cash as security for such Secured Obligations; and
(b)Bankruptcy, Insolvency or Reorganization Proceedings. If an Event of Default specified under Section 9.1(l) shall occur, the Lenders shall be under no further obligations to make Loans hereunder and the Issuing Lender shall be under no further obligation to issue Letters of Credit and the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Lenders hereunder and thereunder automatically shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; and

(c)Set-off. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, the Issuing Lender or any such Affiliate, to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the Issuing Lender or their respective Affiliates, irrespective of whether or not such Lender, Issuing Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or the Issuing Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Issuing Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender or their respective Affiliates may have. Each Lender and the Issuing Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
(d)Application of Proceeds. After the exercise of remedies provided for in Section 9.2 (or after the Loans have automatically become immediately due and payable and the Letter of Credit Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.2), any amounts received on account of the Secured Obligations shall be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting indemnities, expenses, and other amounts (other than principal, interest and fees) payable to the Lenders and the Issuing Lender (including fees, charges and disbursements of counsel to the respective Lenders and the Issuing Lender and amounts payable under Article X), ratably among them in proportion to the amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, Letter of Credit Borrowings and other Obligations, and fees (including Letter of Credit Fees), ratably among the Lenders and the Issuing Lender in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and Letter of Credit Borrowings, ratably among the Lenders and the Issuing Lender in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the Issuing Lender, to Cash Collateralize that portion of Letter of Credit Obligations comprised of the aggregate undrawn amount of Letters of Credit;
Sixth, to payment of all other Obligations, ratably among the Secured Parties in proportion to the respective amounts described in this clause Sixth held by them;
Seventh, to payment or Cash Collateralization (if agreed by the applicable Loan Parties and any provider of any Secured Bank Product or Secured Hedge, as applicable) of that portion of Other Liabilities then outstanding, ratably among the Secured Parties providing the Secured Bank Products and Secured Hedges giving rise to such Other Liabilities in proportion to the respective amounts described in this clause Seventh held by them; and
Last, the balance, if any, after Payment In Full of all of the Secured Obligations, to the Loan Parties or as otherwise required by Law.
Amounts used to Cash Collateralize Secured Obligations pursuant to clause Fifth or Seventh above shall be applied to satisfy drawings under such Letters of Credit as they occur or to pay such Other Liabilities as they become due, as the case may be. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired and/or after Payment In Full of the Other Liabilities, such remaining amount shall be applied to the other Secured Obligations, if any, in the order set forth above.
Amounts distributed with respect to any Secured Obligations attributable to Other Liabilities shall be equal to the lesser of (a) the applicable amount of such Other Liabilities last reported to the Administrative Agent or (b) the actual amount of such Other Liabilities as calculated by the methodology reported to the Administrative Agent for determining the amount due. The Administrative Agent shall have no obligation to calculate the amount to be distributed with respect to any such Other Liabilities, but may rely upon written notice of the amount (setting forth a reasonably detailed calculation) from the applicable Lender or its Affiliate providing such Secured Bank Products or Secured Hedge. In the absence of such notice, the Administrative Agent may assume the amount to be distributed is the amount of such obligations last reported to it.
If and to the extent the Administrative Agent has received notice or other evidence that any amount claimed as a Secured Obligation is or could reasonably be determined to be an Excluded Swap Obligation with respect to any Loan Party, amounts received from such Loan Party or its assets shall not be applied to such Excluded Swap Obligations with respect to such Loan Party, and adjustments shall be made with respect to amounts received from other Loan Parties and their assets as the Administrative Agent may determine, in consultation with or at the direction of, the Lenders to be equitable (which may include the purchase and sale of participation interests) so that, to the maximum extent practical, the benefit of all amounts received from the Loan Parties and their assets are shared in accordance with the allocation of recoveries set forth above that would apply if the applicable Swap Obligations were not Excluded Swap Obligations. Each Loan Party acknowledges and consents to the foregoing.
IX.THE ADMINISTRATIVE AGENT
IX.1Appointment and Authority. Each of the Lenders and the Issuing Lender (on behalf of itself and each of its Affiliates) hereby irrevocably appoints CoBank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the

Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article X are solely for the benefit of the Administrative Agent, the Lenders, the Affiliates of the Lenders who are Secured Parties and the Issuing Lender and, except with respect to Sections 10.8 and 10.9 neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term "agent" herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
IX.2Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
IX.3No Fiduciary Duty. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;
(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(c)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
IX.4Exculpation.
(a)The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.1 and 9.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower, a Lender or the Issuing Lender.
(b)The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
IX.5Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
IX.6Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article X shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.
IX.7Filing Proofs of Claim. In case of the pendency of any proceedings under any Debtor Relief Law or any other judicial proceeding relating to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand therefor) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)to file and prove a claim for the whole amount of the owing and unpaid principal and interest in respect to the Secured Obligations and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lender and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lender and the Administrative Agent under Sections 2.10, 2.13(b), 3.5 and 11.3) allowed in such proceeding;
(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and
(c)any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.10, 2.13(b), 3.5 and 11.3.
IX.8Resignation of the Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the approval of the Borrower (so long as no Event of Default has occurred and is continuing), such approval not to be unreasonably withheld or delayed, to appoint a successor Administrative Agent; provided that the Borrower shall be deemed to have consented to any such appointment unless it shall object thereto by written notice to the Lenders within ten (10) Business Days after having received notice of the proposed appointment. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier date as the Required Lenders may approve), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent; provided, that if the Administrative Agent shall notify the Borrower and the Lenders that no Person has accepted such appointment, then the Administrative Agent's resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 10.8. Upon the acceptance of a successor's appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent's resignation hereunder and under the other Loan Documents, the provisions of this Article X and Section 11.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
Any resignation by CoBank as Administrative Agent pursuant to this Section shall also automatically constitute its resignation as the Issuing Lender and the Swing Line Lender, with replacement of the Administrative Agent as Issuing Lender and Swing Line Lender conducted in accordance with Section 10.9.
IX.9Resignation of Swing Line Lender or Issuing Lender. The Swing Line Lender or the Issuing Lender may at any time give notice of its resignation to the Lenders, the Administrative Agent and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with approval from the Borrower (so long as no Event of Default has occurred and is continuing), such approval not to be unreasonably withheld or delayed, to appoint a successor Swing Line Lender or Issuing Lender. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Swing Line Lender or Issuing Lender (as applicable) gives notice of its resignation, then the Administrative Agent may on behalf of the Lenders, with approval from the Borrower (so long as no Event of Default has occurred and is continuing), such approval not to be unreasonably withheld or delayed, appoint a successor Swing Line Lender or Issuing Lender (as applicable); provided that the Borrower shall be deemed to have consented to any such appointment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice of the proposed appointment; provided, further that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and the retiring Swing Line Lender or Issuing Lender (as applicable) shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the retiring Swing Line Lender or Issuing Lender (as applicable) on behalf of the Lenders or the Swing Line Lender or Issuing Lender under any of the Loan Documents, the retiring Swing Line Lender or Issuing Lender (as applicable) shall continue to hold such collateral security until such time as a successor Swing Line Lender or Issuing Lender (as applicable) is appointed). Upon the acceptance of a successor's appointment as a Swing Line Lender or Issuing Lender (as applicable) hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Swing Line Lender or Issuing Lender (as applicable), and the retiring Swing Line Lender or Issuing Lender (as applicable) shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Swing Line Lender or Issuing Lender (as applicable) shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Swing Line Lender's or Issuing Lender's (as applicable) resignation hereunder and under the other Loan Documents as a Swing Line Lender or Issuing Lender, as applicable, the provisions of Section 11.3 (and Article X if the Administrative Agent is the resigning Issuing Lender and Swing Line Lender) shall continue in effect for the benefit of such retiring Swing Line Lender or Issuing Lender (as applicable), its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Swing Line Lender or Issuing Lender (as applicable) was acting as the Swing Line Lender or Issuing Lender (as applicable).

In addition to the foregoing requirements, upon the acceptance of a successor's appointment as Issuing Lender hereunder, the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit issued by the retiring Issuing Lender, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.
IX.10Non-Reliance on the Administrative Agent, Arranger and Other Lenders. Each Lender and the Issuing Lender expressly acknowledges that none of the Administrative Agent, the Arrangers or any of their respective Related Parties has made any representations or warranties to it and that no act taken or failure to act by the Administrative Agent, the Arrangers or any of their respective Related Parties, including any consent to, and acceptance of any assignment or review of the affairs of the Borrower and its Subsidiaries or Affiliates shall be deemed to constitute a representation or warranty of the Administrative Agent, the Arrangers or any of their respective Related Parties to any Lender, the Issuing Lender or any other Person as to any matter, including whether the Administrative Agent, the Arrangers or any of their respective Related Parties have disclosed material information in their (or their respective Related Parties’) possession. Each Lender and the Issuing Lender expressly acknowledges, represents and warrants to the Administrative Agent and the Arrangers that (a) the Loan Documents set forth the terms of a commercial lending facility, (b) it is engaged in making, acquiring, purchasing or holding commercial loans in the ordinary course and is entering into this Agreement and the other Loan Documents to which it is a party as a Lender for the purpose of making, acquiring, purchasing and/or holding the commercial loans set forth herein as may be applicable to it, and not for the purpose of investing in the general performance or operations of the Borrower and its Subsidiaries, or for the purpose of making, acquiring, purchasing or holding any other type of financial instrument such as a security, (c) it is sophisticated with respect to decisions to make, acquire, purchase or hold the commercial loans applicable to it and either it or the Person exercising discretion in making its decisions to make, acquire, purchase or hold such commercial loans is experienced in making, acquiring, purchasing or holding commercial loans, (d) it has, independently and without reliance upon the Administrative Agent, the Arrangers, any other Lender or any of their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and appraisal of, and investigations into, the business, prospects, operations, property, assets, liabilities, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, all applicable bank or other regulatory applicable Laws relating to the Loans and the transactions contemplated by this Agreement and the other Loan Documents and (e) it has made its own independent decision to enter into this Agreement and the other Loan Documents to which it is a party and to extend credit hereunder and thereunder.  Each Lender and the Issuing Lender also acknowledges and agrees that (i) it will, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender or any of their respective Related Parties (A) continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder based on such documents and information as it shall from time to time deem appropriate and its own independent investigations and (B) continue to make such investigations and inquiries as it deems necessary to inform itself as to the Borrower and its Subsidiaries and (ii) it will not assert any claim under any federal or state securities law or otherwise in contravention of this Section 10.10.
IX.11Enforcement. By its acceptance of the benefits of this Agreement and the other Loan Documents, each Secured Party agrees that (a) the Loan Documents may be enforced only by the Administrative Agent, subject to Section 11.2, (b) no Secured Party shall have any right individually to enforce or seek to enforce this Agreement or the other Loan Documents or to realize upon any Collateral or other security given to secure the payment and performance of the Obligations and (c) no Secured

Party has any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender or the Issuing Lender and, in such case, only to the extent expressly provided in the Loan Documents.
IX.12No Other Duties, etc. Anything herein to the contrary notwithstanding, the Lead Arranger or Sole Bookrunner listed on the cover page hereof shall have no powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender, the Swing Line Lender or the Issuing Lender hereunder.
IX.13Authorization to Release Collateral and Loan Parties.
(a)The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion,
(i)to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (w) upon termination of all Commitments and Payment In Full of all Secured Obligations (other than contingent indemnification obligations as to which no claim has been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit and Other Liabilities as to which other arrangements satisfactory to the Administrative Agent and the applicable Lender or Issuing Lender on behalf of itself or its Affiliates shall have been made), (x) that is Disposed of or to be Disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents, (y) if such property has a value of $2,500,000.00 or less, or (z) subject to Section 11.1, if approved, authorized or ratified in writing by the Required Lenders;
(ii)to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.1(c); and
(iii)to release any Guarantor from its obligations under the Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent's authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Loan Documents pursuant to this Section 10.13; provided that the failure of the Administrative Agent to make such request or the Required Lenders to make such confirmation shall not invalidate the action taken by the Administrative Agent hereunder.
(b)The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent's Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
IX.14Compliance with Flood Laws. CoBank has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the Flood Laws. CoBank, as administrative agent or collateral agent on a syndicated facility, will post on the applicable electronic platform (or otherwise distribute to each lender in the syndicate) documents that it receives in connection with the Flood Laws. However, CoBank reminds each lender and participant in the facility that, pursuant to the Flood Laws, each federally regulated lender (whether acting as a lender or participant in the facility) is responsible for assuring its own compliance with the flood insurance requirements.
IX.15No Reliance on the Administrative Agent's Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender's, Affiliate's, participant's or assignee's customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the "CIP Regulations"), or any other Anti-Terrorism Law, Anti-Corruption Law or Sanctions, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (a) any identity verification procedures, (b) any recordkeeping, (c) comparisons with government lists, (d) customer notices or (e) other procedures required under the CIP Regulations or such other Laws.
IX.16Affiliates as Secured Parties. To the extent any Affiliate of a Lender is a party to a Secured Hedge or a Secured Bank Product and thereby becomes a beneficiary of the Liens pursuant to any Collateral Document for so long as such Lender remains a Lender, such Affiliate of a Lender shall be a Secured Party and shall be deemed to appoint the Administrative Agent its nominee and agent to act for and on behalf of such Affiliate in connection with such Collateral Document and to be bound by the terms of this Article X and the other provisions of this Agreement.
IX.17Certain ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)such Lender is not using "plan assets" (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender's entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender's entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)(A) such Lender is an investment fund managed by a "Qualified Professional Asset Manager" (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this

Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender's entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless either (1) Section 10.17(a)(i) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant as provided in Section 10.17(a)(iv), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent and its Affiliates, is not a fiduciary with respect to the assets of such Lender involved in such Lender's entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
IX.18Rate Disclaimer. The Administrative Agent does not warrant or accept responsibility for, and each of the parties to this Agreement hereby acknowledge and agree (for the benefit of the Administrative Agent) that the Administrative Agent shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Alternate Base Rate, any Benchmark, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Alternate Base Rate, any initial Benchmark or any other Benchmark or Benchmark Replacement prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Alternate Base Rate, or any Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Alternate Base Rate, any initial Benchmark or any other Benchmark or Benchmark Replacement, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
X.MISCELLANEOUS
X.1Modifications, Amendments or Waivers. With the written consent of the Required Lenders, the Administrative Agent, acting on behalf of all the Lenders, and the Borrower, on behalf of the Loan Parties, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Lenders or the Loan Parties hereunder or thereunder, or may grant written waivers or consents hereunder or thereunder. Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Lenders and the Loan Parties; provided, that no such agreement, waiver or consent may be made that will:
(a)extend or increase the Commitment of any Lender (or reinstate any obligation to make Loans terminated pursuant to Section 9.2) without the written consent of such Lender whose Commitment is being extended or increased (it being understood and agreed that a waiver of any condition precedent set forth in Section 4.2 or of any Default, Event of Default, mandatory prepayment or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);
(b)postpone any date fixed by this Agreement or any other Loan Document for any payment (including mandatory prepayment of Overadvances but excluding other mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Commitments hereunder or under any other Loan Document, without the written consent of each Lender entitled to receive such payment or whose Commitments are to be reduced, it being understood that the waiver of any mandatory prepayment of Loans (or any definition relating thereto), other than a mandatory prepayment of Overadvances, shall not constitute a postponement of any date scheduled for the payment of principal or interest;
(c)reduce the principal of, or the rate of interest specified herein on, any Loan or Letter of Credit Borrowing or any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial ratio (including the applicable defined terms) used in determining the Applicable Margin in a manner that would result in a reduction of any interest rate on any Loan or any fee payable hereunder, without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of "Default Rate" or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;
(d)change Section 2.17 or Section 9.2(d) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;
(e)change any provision of this Section 11.1 or the definition of "Required Lenders" without the written consent of each Lender directly affected thereby;
(f)except in connection with a transaction permitted under Section 7.7 or Section 7.8, release all or substantially all of the Collateral without the written consent of each Lender whose Obligations are secured by such Collateral;
(g)release the Borrower without the consent of each Lender, or, except in connection with a transaction permitted under Section 7.7 or Section 7.8, all or substantially all of the value of the Guaranty provided pursuant to Article XII of this Agreement without the written consent of each Lender whose Secured Obligations are guaranteed thereby, except to the extent such release is permitted pursuant to Section 10.13 (in which case such release may be made by the Administrative Agent acting alone); or

(h)subordinate the Secured Obligations hereunder to any other Indebtedness or other obligation, or subordinate the Liens securing the Secured Obligations to Liens securing any other Indebtedness or other obligation, without the written consent of each Lender, in each case except to the extent permitted by Section 7.1 and Section 7.2 (in each case as in effect as of the Closing Date);
provided that (i) no agreement, waiver or consent that would modify the interests, rights or obligations of the Administrative Agent, the Swing Line Lender or the Issuing Lender may be made without the written consent of such Administrative Agent, the Swing Line Lender or the Issuing Lender, as applicable, (ii) only the consent of the Administrative Agent shall be required for any amendment to the Fee Letter, and (iii) the Schedules to this Agreement and the Annexes to the Security Agreement and the Pledge Agreement may be modified as provided in and subject to the terms described in Section 6.10 and Section 6.13; and provided, further that, if in connection with any proposed waiver, amendment or modification referred to in Sections 11.1(a) through 11.1(g) above, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each a "Non-Consenting Lender"), then the Borrower shall have the right to replace any such Non-Consenting Lender with one or more replacement Lenders pursuant to Section 3.6.
No Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects such Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.
Notwithstanding anything to the contrary contained herein, if following the Closing Date the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to this Agreement or any other Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof. It is understood that posting such amendment electronically on SyndTrak or another relevant website with notice of such posting by the Administrative Agent to the Required Lenders shall be deemed adequate receipt of notice of such amendment.
Notwithstanding anything to the contrary herein, (a) this Agreement may be amended or amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment or amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended or amended and restated), the Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement, and (b) any Lender may exchange, continue or rollover all or the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

X.2No Implied Waivers; Cumulative Remedies. No course of dealing and no delay or failure of the Administrative Agent, the Issuing Lender or any Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise thereof or of any other right, power, remedy or privilege. The rights and remedies of the Administrative Agent and the Lenders under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies that they would otherwise have.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent for the benefit of the Secured Parties; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the Issuing Lender or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Lender or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 9.2 (subject to the terms of Section 2.17), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party in any Insolvency Proceedings.
X.3Expenses; Indemnity; Damage Waiver.
(a)Costs and Expenses. The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent) in connection with the syndication of the Facilities, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all out of pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party and the expense of investigation) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby (including, without limitation, the Indemnitee’s reliance on any Communication executed using an Electronic Signature, or in the form of an Electronic Record), the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the fraud, gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 11.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages and other similar amounts arising from any non-Tax claim.
(c)Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section 11.3 to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender, the Swing Line Lender or such Related Party, as the case may be, such Lender's pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender's Pro Rata Share at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided, that with respect to such unpaid amounts owed to the Issuing Lender or Swing Line Lender solely in its capacity as such, only the Revolving Facility Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Facility Lenders' Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); and provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Issuing Lender or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Issuing Lender or the Swing Line Lender in connection with such capacity.
(d)Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, none of the Loan Parties shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in Section 11.3 shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)Payments. All amounts due under this Section shall be payable not later than ten (10) days after demand therefor.
(f)Survival. Each party's obligations under this Section 11.3 shall survive the resignation of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
X.4Notices; Effectiveness; Electronic Communication.
(a)Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile (i) if to a Lender, at its address (or facsimile number) set forth in its Administrative Questionnaire or (ii) if to any other Person, to it at its address (or facsimile number) set forth on Schedule 1.1(B). Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in clause (b) below, shall be effective as provided in said clause (b).
(b)Electronic Communications. Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender pursuant to Article II if such Lender or Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)Change of Address, etc. Any party hereto may change its address, facsimile number or e-mail address, if applicable, for notices and other communications hereunder by notice to the other parties hereto.
(d)Platform.

(i)Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Platform Communications (as defined below) available to the Issuing Lender and the other Lenders by posting the Platform Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the "Platform").
(ii)The Platform is provided "as is" and "as available." The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Platform Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Platform Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the "Agent Parties") have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party's or the Administrative Agent's transmission of communications through the Platform. "Platform Communications" means, collectively, any notice, demand, Communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or the Issuing Lender by means of electronic communications pursuant to this Section, including through the Platform.
X.5Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.
X.6Duration; Survival. All representations and warranties of the Loan Parties contained herein or made in connection herewith shall survive the execution and delivery of this Agreement, the completion of the transactions hereunder and Payment In Full. All covenants and agreements of the Borrower contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in the Notes, Article II, Article III, Section 11.3 or any other provision of any Loan Document, the agreement of the Lenders set forth in Section 11.3(c), and the agreements of the Loan Parties set forth in Section 11.10 or any other provision of any Loan Documents shall survive Payment In Full and shall protect the Administrative Agent, the Lenders and any other Indemnitees against events arising after such termination as well as before. All other covenants and agreements of the Loan Parties shall continue in full force and effect from and after the date hereof and until Payment In Full.
X.7Successors and Assigns.
(a)Successors and Assigns Generally. The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of this Section, (ii) by way of participation in accordance with the provisions of this Section 11.7, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of this Section 11.7 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in this Section 11.7 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Lender and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, all participations in Letters of Credit and Swing Line Loans and the Loans at the time owing to it); provided that (in each case and with respect to any Facility) any such assignment shall be subject to the following conditions:
(i)Minimum Amounts.
(A)in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and/or the Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in clause (B) below in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)in any case not described in clause (i)(A) of this clause (b), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000.00, in the case of any assignment in respect of Revolving Credit Facility or the Revolving Term Credit Facility or $1,000,000.00, in the case of any assignment in respect of the Variable Rate Term Loan Facility, Fixed Rate Term Loan Facility or any Tranche of the Seasonal Term Loan Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld, conditioned or delayed).
(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.
(iii)Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section 11.7 and in addition:
(A)the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative

Agent within five (5) Business Days after having received notice thereof and provided, further, that the Borrower's consent shall not be required during the primary syndication of the Facilities;
(B)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) the Revolving Credit Facility or the Revolving Term Credit Facility, or any unfunded Commitments with respect to the Variable Rate Term Loan Facility, Fixed Rate Term Loan Facility or any Tranche of the Seasonal Term Loan Facility if such assignment is to a Person that is not a Lender with a Commitment in respect of such Facility or Tranche of such Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender, or (ii) any Variable Rate Term Loans, Fixed Rate Term Loans or Seasonal Term Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and
(C)the consent of the Issuing Lender and Swing Line Lender shall be required for any assignment in respect of Revolving Credit Facility.
(iv)Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500.00; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)No Assignment to Certain Persons. No such assignment shall be made to (i) the Borrower or any of the Borrower's Affiliates or Subsidiaries or (ii) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (v).
(vi)No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned or operated for the primary benefit of, a natural Person).
(vii)Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lender, the Swing Line Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.1, 3.2, 3.5 and 11.3(b) with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender's having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.7(d) below.
(c)Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Greenwood Village, Colorado a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or a holding company, investment vehicle or trust for, or owned or operated for the primary benefit of, a natural Person or the Borrower or any of the Borrower's Affiliates or Subsidiaries) (each a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Lender and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.3(c) with respect to any payments made by such Lender to its Participant(s).
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Sections 11.1(a) through (g) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2 (subject to the requirements and limitations therein, including the requirements under Section 3.2 (it being understood that the documentation required under Section 3.2 shall be delivered to the participating Lender)), 3.5 and 11.3 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 11.7; provided that such Participant (A) agrees to be subject to the provisions of Section 3.6 as if it were an assignee under clause (b) of this Section 11.7; and (B) shall not be entitled to receive any greater payment under Section 3.1 or 3.2, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower's request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.6 with respect to any Participant. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 9.2(c) as though it were a Lender; provided that such Participant agrees to be subject to Section 2.12 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans or other obligations under the Loan Documents (the "Participant Register"); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. CoBank reserves the right to assign or sell participations in all or part of its Commitments or outstanding Loans hereunder on a non-patronage basis.
Notwithstanding the preceding paragraph, any Participant that is a Farm Credit Lender that has been designated as a voting Participant (a "Voting Participant") in a notice (a "Voting Participant Notice") sent by the relevant Lender (including any existing Voting Participant) to the Administrative Agent and receives, prior to becoming a Voting Participant, the consent of the Administrative Agent (such Administrative Agent consent to be required only to the extent and under the circumstances it would be required if such Voting Participant were to become a Lender pursuant to an assignment in accordance with Section 11.7(b)) and such consent is not required for an assignment to an existing Voting Participant), shall be entitled to vote as if such Voting Participant were a Lender on all matters subject to a vote by Lenders, and the voting rights of the selling Lender (including any existing Voting Participant) shall be correspondingly reduced, on a dollar-for-dollar basis. Notwithstanding the foregoing, each Farm Credit Lender designated as a Voting Participant in Schedule 11.7 shall be a Voting Participant without delivery of a Voting Participant Notice and without the prior written consent of the Administrative Agent. The selling Lender (including any existing Voting Participant) and the purchasing Voting Participant shall notify the Administrative Agent within three (3) Business Days of any termination, reduction or increase of the amount of, such participation. The Administrative Agent shall be entitled to conclusively rely on information contained in Voting Participant Notices and all other notices delivered pursuant hereto. The voting rights of each Voting Participant are solely for the benefit of such Voting Participant and shall not inure to any assignee or participant of such Voting Participant that is not a Farm Credit Lender. Notwithstanding the foregoing, no Participant that is not a Farm Credit Participant shall have any voting rights under this Agreement; provided, however, that this sentence shall not be deemed a waiver of any right of any Participant under any agreement or instrument pursuant to which a Lender sells a participation interest.
(e)Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
X.8Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Lender agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Facilities or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities; (h) with the consent of the Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower who, to the actual knowledge of the Administrative Agent, such Lender, the Issuing Lender or such Affiliate, as applicable, without any duty of inquiry, is not under obligations of confidentiality to the Borrower or Loan Party.
For purposes of this Section, "Information" means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, assets or property, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
In addition to the foregoing, the Administrative Agent and the Borrower hereby agree that, with the prior written consent of the Borrower (such consent not to be unreasonably conditioned, withheld or delayed), the Administrative Agent may, in its discretion, place advertisements with respect to the credit facility evidenced by this Agreement in financial and other newspapers and periodicals, and on a home page or similar place for dissemination of information on the Internet or worldwide web. The Borrower hereby agrees that the Administrative Agent may, in its discretion and without any additional consent of or notice to the Borrower or any other Person, circulate and/or publish similar promotional materials with respect to the credit facility evidenced by this Agreement after the Closing Date in the form of a “tombstone” or otherwise describing the names and including the logo(s) of the Borrower and its affiliates (or any of them), and/or the amount of the credit facility, type of credit facility and Closing Date. All such advertisements and promotional materials shall be at the Administrative Agent’s expense.

X.9Counterparts; Integration; Effectiveness.
(a)This Agreement may be executed in as many counterparts as necessary or convenient (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.
(b)Electronic Execution of Loan Documents. This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Loan Parties and each of the Administrative Agent and each Lender (collectively, each a “Credit Party”) agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered.
(c)Electronic Records of Loan Documents. The Administrative Agent and each of the Credit Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept such Electronic Signature, the Administrative Agent and each of the Credit Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party and/or any Credit Party without further verification and (b) upon the request of the Administrative Agent or any Credit Party, any Electronic Signature shall be promptly followed by such manually executed counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time. Each of the Loan Parties and each Credit Party hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document based solely on the lack of paper original copies of this Agreement, such other Loan Document, and (ii) waives any claim against the Administrative Agent, each Credit Party and each Related Party for any liabilities arising solely from the Administrative Agent’s and/or any Credit Party’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
(d)Reliance. The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).
(e)Amendment and Restatement. The parties hereto agree that, on the Closing Date, the following shall be deemed to occur automatically, without further action by any party hereto: (a) the Existing Credit Agreement shall be deemed to be amended and restated in its entirety pursuant to this Agreement and (b) all references in the other Loan Documents to the Existing Credit Agreement shall be deemed to refer without further amendment to this Agreement. The parties hereto further acknowledge and agree that this Agreement constitutes an amendment to the Existing Credit Agreement made under and in accordance with the terms of Section 11.1 of the Existing Credit Agreement.
X.10Choice of Law; Submission to Jurisdiction; Waiver of Venue; Service of Process; Waiver of Jury Trial.
(a)Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York without regard to conflicts of law principles that require or permit application of the laws of any other state or jurisdiction.
(b)SUBMISSION TO JURISDICTION. EACH OF THE BORROWER AND OTHER LOAN PARTIES IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE

ADMINISTRATIVE AGENT, ANY LENDER OR THE ISSUING LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)WAIVER OF VENUE. EACH OF THE BORROWER AND OTHER LOAN PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN THIS SECTION 11.10. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND AGREES NOT TO ASSERT ANY SUCH DEFENSE.
(d)SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.4. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
(e)WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, ADMINISTRATIVE AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
X.11USA Patriot Act Notice. Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Loan Parties that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of Loan Parties and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Loan Parties in accordance with the USA Patriot Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions, including the USA PATRIOT Act.
X.12Payments Set Aside. To the extent any Loan Party makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or Secured Parties or the Administrative Agent receives any payment or proceeds of the Collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Insolvency Proceeding, other applicable Law or equitable cause, then, to the extent of such payment or proceeds repaid, the Secured Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.
X.13Secured Bank Products and Secured Hedge Agreements. No Secured Party (other than the Administrative Agent) that obtains the benefit of the Guaranty set forth in Article XII or of any security interest in any of the Collateral shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document (including the release, impairment or modification of any Guarantors' Obligations or security therefor) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. No Hedge Bank or provider of any Secured Bank Product shall have any voting rights hereunder or under any other Loan Document in its capacity as the provider of such Secured Hedge or Secured Bank Product. Notwithstanding any other provision of this Agreement to the contrary, the Administrative Agent shall only be required to verify the payment of, or that other reasonably satisfactory arrangements have been made with respect to, the Secured Obligations arising with respect to Secured Bank Products and Secured Hedges to the extent the Administrative Agent has received written notice of such Secured Obligations, together with such supporting documentation as it may request, from the applicable Lender (or its Affiliate) or Hedge Bank, as the case may be. Each Secured Party not a party to this Agreement that obtains the benefit of this Agreement or any other Loan Document shall be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of this Agreement, and acknowledges and agrees that the Administrative Agent is and shall be entitled to all the rights, benefits and immunities conferred under this Agreement with respect to each such Secured Party.
X.14Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents, together with all fees, charges and other amounts treated as interest under applicable Laws (collectively, "Charges") shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the "Maximum Rate"). If the Administrative Agent or any Lender shall receive interest and Charges in an amount that exceeds the Maximum Rate, the excess interest and Charges shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest and Charges contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as principal, an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
X.15[RESERVED].
X.16Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each other Loan Party as may be needed by such Loan Party from time to time to honor all of its obligations under this Agreement and the other Loan Documents to which it is a party with respect to Swap Obligations permitted under this Agreement that would, in the absence of the agreement in this Section 11.16, otherwise constitute Excluded Swap Obligations (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantors' obligations and undertakings under this Section voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations, undertakings and guaranty of the Qualified ECP Guarantors under this Section 11.16 shall remain in full force and effect until Payment In

Full of the Obligations and termination of all the Commitments. The Borrower and the Qualified ECP Guarantors intend this Section 11.16 to constitute, and this Section 11.16 shall be deemed to constitute, a guarantee of the obligations of, and a "keepwell, support, or other agreement" for the benefit of, each Loan Party for all purposes of the Commodity Exchange Act.
X.17No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates' understanding, that: (a) (i) no fiduciary, advisory or agency relationship between the Borrower and its Subsidiaries and the Arranger, the Administrative Agent or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether the Arranger, the Administrative Agent, or any Lender has advised or is advising the Borrower or any Subsidiary on other matters, (ii) the arranging and other services regarding this Agreement provided by the Arranger, the Administrative Agent and the Lenders are arm's-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Arranger, the Administrative Agent and the Lenders, on the other hand, (iii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate and (iv) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) the Arranger, the Administrative Agent and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates; (ii) none of the Arranger, the Administrative Agent and the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Arranger, the Administrative Agent and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Arranger, the Administrative Agent and the Lenders has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by Law, the Borrower hereby waives and releases any claims that it may have against any of the Arranger, the Administrative Agent and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
X.18Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender or the Issuing Lender (each, a "Lender Party"), whether or not in respect of an Obligation due and owing by the Borrower at such time (any such payment, an "Erroneous Payment"), then in any such event, each Lender Party receiving an Erroneous Payment severally agrees to repay to the Administrative Agent promptly upon demand the Erroneous Payment received by such Lender Party in immediately available funds (and in the currency so received), with interest thereon for each day from and including the date such Erroneous Payment is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender Party irrevocably waives any and all defenses, including any "discharge for value" (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Erroneous Payment. The Administrative Agent shall inform each Lender Party promptly upon determining that any payment made to such Lender Party comprised, in whole or in part, an Erroneous Payment (and such determination shall be conclusive absent manifest error).

X.19Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
XI.GUARANTY
XI.1Guaranty. Each Guarantor hereby jointly and severally, unconditionally, absolutely, continually and irrevocably guarantees to the Administrative Agent for the benefit of the Secured Parties the payment and performance in full of the Guaranteed Liabilities. For all purposes of this Article XII, notwithstanding the foregoing, the liability of each Guarantor individually with respect to its Guarantors' Obligations shall be limited to an aggregate amount equal to the Maximum Guarantor Liability. Each Guarantor agrees that it is jointly and severally, directly and primarily liable (subject to the limitation in the immediately preceding sentence) for the Guaranteed Liabilities. The Guarantors' Obligations are secured by the Collateral.
XI.2Payment. If the Borrower or any other Loan Party shall default in payment or performance of any of the Guaranteed Liabilities, whether principal, interest, premium, indemnification obligations, fees (including, but not limited to, reasonable attorney's fees and expenses), expenses or otherwise, when and as the same shall become due, and after expiration of any applicable grace period, whether according to the terms of this Agreement, by acceleration, or otherwise, or upon the occurrence and during the continuance of any Event of Default, then any or all of the Guarantors will, upon demand thereof by the Administrative Agent, (i) fully pay to the Administrative Agent, for the benefit of the Secured Parties, an amount equal to all the Guaranteed Liabilities then due and owing or declared or deemed to be due and owing, including for this purpose, in the event of any Event of Default under Section 9.1(l) (and irrespective of the applicability of any restriction on acceleration or other action as against any other Loan Party in any Insolvency Proceeding), the entire outstanding or accrued amount of all Secured Obligations or (ii) perform such Guaranteed Liabilities, as applicable. For purposes of this Section 12.2, the Guarantors acknowledge and agree that "Guaranteed Liabilities" shall be deemed to include any amount (whether principal, interest, premium, fees, expenses, indemnification obligations and/or any other payment obligation of any kind or nature) which would have been accelerated in accordance with Section 9.2 but for the fact that such acceleration could be unenforceable or not allowable in any Insolvency Proceeding or otherwise under any applicable Law. Notwithstanding anything herein to the contrary, upon the occurrence and continuation of an Event of Default, then notwithstanding any Collateral or other direct or indirect security or credit support for the Guaranteed Liabilities, at the Administrative Agent's election and without notice thereof or demand therefor, each of the Guaranteed Liabilities and the Guarantors' Obligations shall immediately be and become due and payable.
XI.3Absolute Rights and Obligations. This is a guaranty of payment and not of collection. The Guarantors' Obligations under this Article XII shall be joint and several, absolute and unconditional irrespective of, and each Guarantor hereby expressly waives, to the extent not otherwise expressly prohibited by applicable law, any defense to its obligations under this Article XII and all other Loan Documents to which it is a party by reason of:
(a)any lack of legality, validity or enforceability of this Agreement, or any of the Notes, or any other Loan Document, or of any other agreement or instrument creating, providing security for, or otherwise relating to any of the Guarantors' Obligations, any of the Guaranteed Liabilities, or any other guaranty of any of the Guaranteed Liabilities (the Loan Documents, the documentation with respect to any Other Liabilities and all such other agreements and instruments being collectively referred to as the "Related Agreements");
(b)any action taken under any of the Related Agreements, any exercise of any right or power therein conferred, any failure or omission to enforce any right conferred thereby, or any waiver of any covenant or condition therein provided;
(c)any acceleration of the maturity of any of the Guaranteed Liabilities, of the Guarantors' Obligations of any other Guarantor, or of any other obligations or liabilities of any Person under any of the Related Agreements;
(d)any release, exchange, non-perfection, lapse in perfection, disposal, deterioration in value, or impairment of any security for any of the Guaranteed Liabilities, for any of the Guarantors' Obligations of any Guarantor, or for any other obligations or liabilities of any Person under any of the Related Agreements;
(e)any change in the corporate or limited liability company existence, structure or ownership, including dissolution, of the Borrower, any Guarantor, any other Loan Party or any other party to a Related Agreement, or the combination or consolidation of the Borrower, any Guarantor, any other Loan Party or any other party to a Related Agreement into or with another entity or any transfer or disposition of any assets of the Borrower, any Guarantor or any other Loan Party or any other party to a Related Agreement;
(f)any extension (including extensions of time for payment), renewal, amendment, restructuring or restatement of, any acceptance of late or partial payments under, or any change in the amount of any borrowings or any credit facilities available under, this Agreement, any of the Notes or any other Loan Document or any other Related Agreement, in whole or in part;
(g)the existence, addition, modification, termination, reduction or impairment of value, or release of any other guaranty (or security therefor) of the Guaranteed Liabilities (including the Guarantors' Obligations of any other Guarantor and obligations arising under any other Guaranty or any other Loan Document now or hereafter in effect);

(h)any waiver of, forbearance or indulgence under, or other consent to any change in or departure from any term or provision contained in this Agreement, any other Loan Document or any other Related Agreement, including any term pertaining to the payment or performance of any of the Guaranteed Liabilities, any of the Guarantors' Obligations of any other Guarantor, or any of the obligations or liabilities of any party to any other Related Agreement;
(i)any failure to assert any breach of or default under any Loan Document or with respect to the payment or performance of any of the Guaranteed Liabilities, any of the Guarantors' Obligations of any Guarantor, or any of the obligations or liabilities of any party to any other Related Agreement; any extensions of credit in excess of the amount committed under or contemplated by the Loan Documents, or in circumstances in which any condition to such extensions of credit has not been satisfied; any other exercise or non-exercise, or any other failure, omission, breach, default, or delay in connection with any exercise or non-exercise, of any right or remedy against the Borrower, any other Loan Party or any other Person under or in connection with any Loan Document, any Related Agreement or any of the Guaranteed Liabilities or any Guarantors' Obligation; any refusal of payment or performance by a Guarantor of any of the Guaranteed Liabilities or any Guarantors' Obligation, whether or not with any reservation of rights against any Guarantor; or any application of collections (including but not limited to collections resulting from realization upon any direct or indirect security for the Guaranteed Liabilities) to other obligations, if any, not entitled to the benefits of the Guaranty provided for in this Article XII, in preference to Guaranteed Liabilities or Guarantors' Obligations entitled to the benefits of the Guaranty provided for in this Article XII, or if any collections are applied to the payment of Guaranteed Liabilities, any application to particular Guaranteed Liabilities;
(j)any taking, exchange, amendment, modification, waiver, supplement, termination, subordination, compromise, release, surrender, loss, or impairment of, or any failure to protect, perfect, or preserve the value of, or any enforcement of, realization upon, or exercise of rights, or remedies under or in connection with, or any failure, omission, breach, default, or delay by the Administrative Agent or the other Secured Parties, or any of them, or any other Person in connection with the enforcement of, realization upon, or exercise of rights or remedies under or in connection with, or, any other action or inaction by the Administrative Agent or the other Secured Parties, or any of them, or any other Person acting on behalf of the Administrative Agent or the Secured Parties in respect of, any direct or indirect security for any of the Guaranteed Liabilities. As used in this Article XII, "direct or indirect security" for the Guaranteed Liabilities, and similar phrases, includes any collateral security, guaranty, suretyship, letter of credit, capital maintenance agreement, put option, subordination agreement, or other right or arrangement of any nature providing direct or indirect assurance of payment or performance of any of the Guaranteed Liabilities, made by or on behalf of any Person;
(k)Any merger, consolidation, liquidation, dissolution, winding-up, charter revocation, or forfeiture, or other change in, restructuring or termination of the corporate structure or existence of, the Borrower, any other Loan Party or any other Person; any bankruptcy, insolvency, reorganization or similar proceeding with respect to the Borrower, any other Loan Party or any other Person; or any action taken or election made by the Administrative Agent or the other Secured Parties, or any of them (including but not limited to any election under Section 1111(b)(2) of the Bankruptcy Code), the Borrower, any other Loan Party or any other Person in connection with any such proceeding;
(l)any defense, set-off, or counterclaim which may at any time be available to or be asserted by the Borrower, any other Loan Party or any other person with respect to any Loan Document, any of the Guaranteed Liabilities, any Guarantors' Obligation, or with respect to any Related Agreement; or any discharge by operation of law or release of the Borrower, any other Loan Party or any other Person from the performance or observance of any Loan Document or any of the Guaranteed Liabilities or Guarantors' Obligations;
(m)any other circumstance whatsoever (with or without notice to or knowledge of any Guarantor or any other Loan Party) which might in any manner or to any extent vary the risks of such Loan Party, or might otherwise constitute a legal or equitable defense available to, or discharge of, a surety or a guarantor, including any right to require or claim that resort be had to the Borrower or any other Loan Party or to any Collateral or other security in respect of the Guaranteed Liabilities or Guarantors' Obligations.
It is the express purpose and intent of the parties hereto that this Guaranty, the Guaranteed Liabilities and the Guarantors' Obligations hereunder and under each Guarantor Joinder with respect hereto shall be absolute and unconditional under any and all circumstances and shall not be discharged except by payment and performance as herein provided.
XI.4Maximum Liability.
(a)Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, to the extent any Guarantors' Obligations shall be adjudicated to be invalid or unenforceable for any reason (including because of any applicable Law relating to fraudulent conveyances or transfers) then the obligations of each such Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable Law (whether federal or state and including any Debtor Relief Law). Any analysis of the provisions hereof for purposes of laws relating to fraudulent conveyances or transfers shall take into account the contribution agreement established in Section 12.5.
(i)Each Guarantor's maximum obligations hereunder (the "Maximum Guarantor Liability") in any case or proceeding referred to below (but only in such a case or proceeding) shall not be in excess of:
(A)in a case or proceeding commenced by or against such Guarantor under the Bankruptcy Code on or within one year from the date on which any of the Guaranteed Liabilities are incurred, the maximum amount that would not otherwise cause the Guarantors' Obligations of such Guarantor (or any other obligations of such Guarantor to Administrative Agent, Lenders and any other Person holding any of the Guaranteed Liabilities or the Guarantors' Obligations) to be avoidable or unenforceable against such Guarantor under (A) Section 548 of the Bankruptcy Code or (B) any state fraudulent transfer or fraudulent conveyance act or statute applied in such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or
(B)in a case or proceeding commenced by or against such Guarantor under the Bankruptcy Code subsequent to one year from the date on which any of the Guaranteed Liabilities or Guarantors' Obligations of such Guarantor are incurred, the maximum amount that would not otherwise cause the Guarantors' Obligations of such Guarantor (or any other obligations of such Guarantor to Administrative Agent, Lenders and any other Person holding any of the Guaranteed Liabilities or the Guarantors' Obligations) to be avoidable or unenforceable against such Guarantor under any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or
(C)in a case or proceeding commenced by or against such Guarantor under any Debtor Relief Law other than the Bankruptcy Code, the maximum amount that would not otherwise cause the Guarantors' Obligations of such Guarantor (or any other obligations of such

Guarantor to Administrative Agent, Lenders and any other Person holding any of the Guaranteed Liabilities or the Guarantors' Obligations) to be avoidable or unenforceable against such Guarantor under such Debtor Relief Law, including any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding. (The substantive state or federal laws under which the possible avoidance or unenforceability of the Guarantors' Obligations of such Guarantor (or any other obligations of such Guarantor to Administrative Agent, Lenders and any other Person holding any of the Guaranteed Liabilities or the Guarantors' Obligations) shall be determined in any such case or proceeding shall hereinafter be referred to as the "Avoidance Provisions").
(ii)To the extent set forth above, but only to the extent that the Guarantors' Obligations of such Guarantor or the transfers made by such Guarantor under the Collateral Documents to which it is a party, would otherwise be subject to avoidance under any Avoidance Provisions if such Guarantor is not deemed to have received valuable consideration, fair value, fair consideration or reasonably equivalent value for such transfers or obligations, or if such transfers or the Guarantors' Obligations of such Guarantor would render such Guarantor insolvent, or leave such Guarantor with an unreasonably small capital or unreasonably small assets to conduct its business, or cause such Guarantor to have incurred debts (or to have intended to have incurred debts) beyond its ability to pay such debts as they mature, in each case as of the time any of such Guarantors' Obligations are deemed to have been incurred and transfers made under such Avoidance Provisions, then such Guarantors' Obligations shall be reduced to that amount which, after giving effect thereto, would not cause the Guarantors' Obligations of such Guarantor (or any other obligations of such Guarantor to Administrative Agent, Lenders and any other Person holding any of the Guaranteed Liabilities or the Guarantors' Obligations), as so reduced, to be subject to avoidance under such Avoidance Provisions. This paragraph is intended solely to preserve the rights hereunder of Administrative Agent, Lenders and any other Person holding any of the Guaranteed Liabilities to the maximum extent that would not cause such Guarantors' Obligations to be subject to avoidance under any Avoidance Provisions, and neither such Guarantor nor any other Person shall have any right, defense, offset, or claim under this paragraph as against Administrative Agent, Lenders or any other Person holding any of the Guaranteed Liabilities or the Guarantors' Obligations that would not otherwise be available to such Person under the Avoidance Provisions.
(b)Each Guarantor agrees that the Guarantors' Obligations of such Guarantor may at any time and from time to time exceed the Maximum Guarantor Liability, without impairing the guaranty or any provision contained herein or affecting the rights and remedies of Administrative Agent hereunder.
XI.5Contribution Agreement. To the extent that any Guarantor shall be required hereunder to pay any portion of any Guaranteed Liability or Guarantors' Obligation exceeding the greater of (i) the amount of the value actually received by such Guarantor and its Subsidiaries from the Loans and other Guaranteed Liabilities and Guarantors' Obligations and (ii) the amount such Guarantor would otherwise have paid if such Guarantor had paid the aggregate amount of the Guaranteed Liabilities and Guarantors' Obligations (excluding the amount thereof repaid by Borrower) in the same proportion as such Guarantor's net worth on the date enforcement is sought hereunder bears to the aggregate net worth of all the Guarantors on such date, then such Guarantor shall be reimbursed by such other Guarantors for the amount of such excess, pro rata, based on the respective net worth of such other Guarantors on such date of enforcement. The contribution agreement in this paragraph is intended only to define the relative rights of the Guarantors and nothing set forth in this paragraph is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement (up to the Maximum Guarantor Liability).

XI.6Currency and Funds of Payment. All Guarantors' Obligations for payment will be paid in lawful currency of the United States of America and in immediately available funds, regardless of any law, regulation or decree now or hereafter in effect that might in any manner affect the Guaranteed Liabilities, or the rights of any Secured Party with respect thereto as against the Borrower or any other Loan Party, or cause or permit to be invoked any alteration in the time, amount or manner of payment by the Borrower or any other Loan Party of any or all of the Guaranteed Liabilities.
XI.7Subordination. For so long as this Agreement remains in effect, each Guarantor hereby unconditionally subordinates all present and future debts, liabilities or obligations now or hereafter owing to such Guarantor (a) of the Borrower, to the Payment In Full of the Guaranteed Liabilities, (b) of every other Guarantor (an "obligated guarantor"), to the Payment In Full of the Guarantors' Obligations of such obligated guarantor, and (c) of each other Person now or hereafter constituting a Loan Party, to the Payment In Full of the obligations of such Loan Party owing to any Secured Party and arising under the Loan Documents or with respect to any Secured Bank Product or Secured Hedge. All amounts due under such subordinated debts, liabilities, or obligations shall, upon the occurrence and during the continuance of an Event of Default, be collected and, upon request by the Administrative Agent, paid over forthwith to the Administrative Agent for the benefit of the Secured Parties on account of the Guaranteed Liabilities, the Guarantors' Obligations, or such other obligations, as applicable, and, after such request and pending such payment, shall be held by such Guarantor as agent and bailee of the Secured Parties separate and apart from all other funds, property and accounts of such Guarantor.
XI.8Enforcement. Each Guarantor from time to time shall pay to the Administrative Agent for the benefit of the Secured Parties, on demand, at the Administrative Agent's Principal Office or such other address as the Administrative Agent shall give notice of to such Guarantor, the Guarantors' Obligations as they become or are declared due, and in the event such payment is not made forthwith, the Administrative Agent may proceed to suit against any one or more or all of the Guarantors. At the Administrative Agent's election, one or more and successive or concurrent suits may be brought hereon by the Administrative Agent against any one or more or all of the Guarantors, whether or not suit has been commenced against the Borrower, any other Guarantor, or any other Person and whether or not the Secured Parties have taken or failed to take any other action to collect all or any portion of the Guaranteed Liabilities or have taken or failed to take any actions against any Collateral securing payment or performance of all or any portion of the Guaranteed Liabilities, and irrespective of any event, occurrence, or condition described in Section 12.3.
XI.9Set-Off and Waiver. Each Guarantor waives any right to assert against any Secured Party as a defense, counterclaim, set-off, recoupment or cross claim in respect of its Guarantors' Obligations, any defense (legal or equitable) or other claim which such Guarantor may now or at any time hereafter have against the Borrower or any other Loan Party or any or all of the Secured Parties without waiving any additional defenses, set-offs, counterclaims or other claims otherwise available to such Guarantor. Each Guarantor agrees that each Secured Party shall have a lien for all the Guarantors' Obligations upon all deposits or deposit accounts, of any kind, or any interest in any deposits or deposit accounts, now or hereafter pledged, mortgaged, transferred or assigned to such Secured Party or otherwise in the possession or control of such Secured Party for any purpose (other than solely for safekeeping) for the account or benefit of such Guarantor, including any balance of any deposit account or of any credit of such Guarantor with the Secured Party, whether now existing or hereafter established, and hereby authorizes each Secured Party from and after the occurrence of an Event of Default at any time or times with or without prior notice to apply such balances or any part thereof to such of the Guarantors' Obligations to the Secured Parties then due and in such amounts as provided for in this Agreement or otherwise as they may elect.

XI.10Waiver of Notice; Subrogation.
(a)Each Guarantor hereby waives to the extent not otherwise expressly prohibited by applicable law notice of the following events or occurrences: (i) acceptance of the Guaranty set forth in this Article XII; (ii) the Lenders' heretofore, now or from time to time hereafter making Loans and issuing Letters of Credit and otherwise loaning monies or giving or extending credit to or for the benefit of the Borrower or any other Loan Party, or otherwise entering into arrangements with any Loan Party giving rise to Guaranteed Liabilities, whether pursuant to this Agreement or the Notes or any other Loan Document or Related Agreement or any amendments, modifications, or supplements thereto, or replacements or extensions thereof; (iii) presentment, demand, default, non-payment, partial payment and protest; and (iv) any other event, condition, or occurrence described in Section 12.3. Each Guarantor agrees that each Secured Party may heretofore, now or at any time hereafter do any or all of the foregoing in such manner, upon such terms and at such times as each Secured Party, in its sole and absolute discretion, deems advisable, without in any way or respect impairing, affecting, reducing or releasing such Guarantor from its Guarantors' Obligations, and each Guarantor hereby consents to each and all of the foregoing events or occurrences.
(b)Each Guarantor hereby agrees that payment or performance by such Guarantor of its Guarantors' Obligations under this Article XII may be enforced by the Administrative Agent on behalf of the Secured Parties upon demand by the Administrative Agent to such Guarantor without the Administrative Agent being required, such Guarantor expressly waiving to the extent not otherwise expressly prohibited by applicable law any right it may have to require the Administrative Agent, to (i) prosecute collection or seek to enforce or resort to any remedies against the Borrower or any other Guarantor or any other guarantor of the Guaranteed Liabilities, or (ii) seek to enforce or resort to any remedies with respect to any security interests, Liens or encumbrances granted to the Administrative Agent or any Lender or other party to a Related Agreement by the Borrower, any other Guarantor or any other Person on account of the Guaranteed Liabilities or any guaranty thereof, IT BEING EXPRESSLY UNDERSTOOD, ACKNOWLEDGED AND AGREED BY SUCH GUARANTOR THAT DEMAND UNDER THE GUARANTY SET FORTH IN THIS ARTICLE XII MAY BE MADE BY THE ADMINISTRATIVE AGENT, AND THE PROVISIONS HEREOF ENFORCED BY THE ADMINISTRATIVE AGENT, EFFECTIVE AS OF THE FIRST DATE ANY EVENT OF DEFAULT OCCURS AND IS CONTINUING.
(c)Each Guarantor further agrees that such Guarantor shall not exercise any of its rights of subrogation, reimbursement, contribution, indemnity or recourse to security for the Guaranteed Liabilities until at least ninety-five (95) days immediately following the Termination Date shall have elapsed without the filing or commencement, by or against any Loan Party, of any state or federal action, suit, petition or proceeding seeking any reorganization, liquidation or other relief or arrangement in respect of creditors of, or the appointment of a receiver, liquidator, trustee or conservator in respect to, such Loan Party or its assets. If an amount shall be paid to any Guarantor on account of such rights at any time prior to Termination Date, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Administrative Agent, for the benefit of the Secured Parties, to be credited and applied upon the Guarantors' Obligations, whether matured or unmatured, in accordance with the terms of this Agreement or otherwise as the Secured Parties may elect. The agreements in this subsection shall survive repayment of all of the Guarantors' Obligations, the termination or expiration of this Agreement in any manner and occurrence of the Termination Date.
XI.11No Stay. Without limitation of any other provision set forth in this Article XII, if any declaration of default or acceleration or other exercise or condition to exercise of rights or remedies under or with respect to any Guarantors' Obligation or any of the Guaranteed Liabilities shall at any time be stayed, enjoined, or prevented for any reason (including but not limited to stay or injunction resulting from the pendency against any Loan Party or any other Person of a bankruptcy, insolvency, reorganization or similar proceeding), the Guarantors agree that, for the purposes of this Article XII and their obligations hereunder, the Guarantors' Obligations and the Guaranteed Liabilities shall be deemed to have been declared in default or accelerated, and such other exercise or conditions to exercise shall be deemed to have been taken or met.
XI.12Additional Guarantors. At any time after the initial execution and delivery of this Agreement to the Administrative Agent and the Lenders, additional Persons may become parties to this Agreement and thereby acquire the duties and rights of being Guarantors hereunder by executing and delivering to the Administrative Agent and the Lenders a duly executed Guarantor Joinder pursuant to this Agreement. No notice of the addition of any Guarantor shall be required to be given to any pre-existing Guarantor and each Guarantor hereby consents thereto.
XI.13Reliance. Each Guarantor represents and warrants to the Administrative Agent, for the benefit of the Secured Parties, that: (a) such Guarantor has adequate means to obtain on a continuing basis (i) from the Borrower, information concerning the Loan Parties and the Loan Parties' financial condition and affairs and (ii) from other reliable sources, such other information as it deems material in deciding to provide its Guaranty under this Article XII and any Guarantor Joinder ("Other Information"), and has full and complete access to the Loan Parties' books and records and to such Other Information; (b) such Guarantor is not relying on any Secured Party or its or their employees, directors, agents or other representatives or Affiliates, to provide any such information, now or in the future; (c) such Guarantor has been furnished with and reviewed the terms of such Loan Documents and Related Agreements as it has requested, is executing this Agreement (or the Guarantor Joinder to which it is a party, as applicable) freely and deliberately, and understands the obligations and financial risk undertaken by providing its Guaranty under this Agreement; (d) such Guarantor has relied solely on the Guarantor's own independent investigation, appraisal and analysis of the Borrower and the other Loan Parties, such Persons' financial condition and affairs, the Other Information, and such other matters as it deems material in deciding to provide this Guaranty and is fully aware of the same; and (e) such Guarantor has not depended or relied on any Secured Party or its or their employees, directors, agents or other representatives or Affiliates, for any information whatsoever concerning the Borrower or the Borrower's financial condition and affairs or any other matters material to such Guarantor's decision to provide this Guaranty, or for any counseling, guidance, or special consideration or any promise therefor with respect to such decision. Each Guarantor agrees that no Secured Party has any duty or responsibility whatsoever, now or in the future, to provide to such Guarantor any information concerning the Borrower or any other Loan Party or such Persons' financial condition and affairs, or any Other Information, other than as expressly provided herein, and that, if such Guarantor receives any such information from any Secured Party or its or their employees, directors, agents or other representatives or Affiliates, such Guarantor will independently verify the information and will not rely on any Secured Party or its or their employees, directors, agents or other representatives or Affiliates, with respect to such information.
XI.14Receipt of Credit Agreement, Other Loan Documents, Benefits.
(a)Each Guarantor hereby acknowledges that it has received a copy of this Agreement and the other Loan Documents and each Guarantor certifies that the representations and warranties made therein with respect to such Guarantor are true and correct in all material respects. Further, each Guarantor acknowledges and agrees to perform, comply with, and be bound by all of the provisions of this Agreement and the other Loan Documents applicable to such Guarantor.

(b)Each Guarantor hereby acknowledges, represents, and warrants that it receives direct and indirect benefits by virtue of its affiliation with Borrower and the other Guarantors and that it will receive direct and indirect benefits from the financing arrangements contemplated by this Agreement and that such benefits, together with the rights of contribution and subrogation that may arise in connection herewith are a reasonably equivalent exchange of value in return for providing the Guaranty set forth in this Article XII.
XI.15Joinder. Each Person that shall at any time execute and deliver to the Administrative Agent a Guarantor Joinder shall thereupon irrevocably, absolutely and unconditionally become a party hereto and obligated hereunder as a Guarantor, and all references herein and in the other Loan Documents to the Guarantors or to the parties to this Guaranty shall be deemed to include such Person as a Guarantor hereunder.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.
BORROWER:
SKYLAND GRAIN, L.L.C., a Kansas limited liability company
By:
Name:
Title:

COBANK, ACB, as Administrative Agent, Issuing Lender and Swing Line Lender
By:
Name:
Title:
FARM CREDIT MID-AMERICA, PCA, as a Lender
By:
Name:
Title: